Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

REDBALL ACQUISITION CORP.,

SHOWSTOP MERGER SUB I INC.,

SHOWSTOP MERGER SUB II LLC

AND

SEATGEEK, INC.

dated as of October 13, 2021

Exhibit A	Form of Charter of Parent Upon Domestication
Exhibit B	Form of Bylaws of Parent Upon Domestication
Exhibit C	Form of PIPE Subscription Agreement
Exhibit D	Form of Company Stockholders Support Agreement
Exhibit E	Form of Sponsor Support Agreement
Exhibit F	Form of Amended and Restated Registration Rights Agreement
Exhibit G	Form of Lock-Up Agreement
Exhibit H	Form of Surviving Entity Operating Agreement
Exhibit I	Form of Equity Incentive Plan
Exhibit J	Form of Employee Stock Purchase Plan

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

THIS BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of October 13, 2021 (this “Agreement”), is made and entered into by and among REDBALL ACQUISITION CORP., a Cayman Islands exempted company, which shall domesticate as a Delaware corporation in accordance herewith (such entity, including after its continuation as a Delaware corporation, “Parent”), SHOWSTOP MERGER SUB I INC., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), SHOWSTOP MERGER SUB II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub” and together with Parent and First Merger Sub, the “Parent Entities”), and SEATGEEK, INC., a Delaware corporation (the “Company”). Parent, First Merger Sub, Second Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company on June 10, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, on the Business Day immediately prior to the Closing Date and subject to the conditions of this Agreement, Parent shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”), and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws, each substantially in the forms attached as Exhibit A and Exhibit B hereto, respectively, with such changes as may be agreed in writing by Parent and the Company (the “Domestication Governing Documents”), pursuant to which Parent will change its name to “SeatGeek, Inc.”;

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding Parent Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of Parent (upon its domestication as a corporation incorporated in the State of Delaware) (the “Parent Common Stock”); (b) each then issued and outstanding Parent Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Parent Common Stock; (c) each then issued and outstanding warrant to acquire a Parent Class A Ordinary Share shall convert automatically into a redeemable warrant to acquire one share of Parent Common Stock pursuant to the Parent Warrant Agreement and (d) each then issued and outstanding unit of Parent shall separate and convert automatically into one share of Parent Common Stock and one-third of one redeemable warrant to acquire one share of Parent Common Stock;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, the Delaware Limited Liability Company Act (the “DLLCA”) and other applicable Laws, on the Business Day immediately following the Domestication, the Parties will enter into a business combination transaction pursuant to which (a) First Merger Sub will merge with and into the Company (the

“First Merger”), with the Company being the surviving corporation of the First Merger and a wholly owned subsidiary of Parent (hereinafter referred to for the periods at and after the First Effective Time as the “Surviving Corporation”), (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”), and (c) the Surviving Entity will change its name to “SeatGeek Operations, LLC”;

WHEREAS, for U.S. federal (and applicable state and local) income Tax purposes, each of the Parties intends that (a) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) consistent with IRS Rev. Rul. 2001-46, 2001-2 C.B. 321, the First Merger and the Second Merger, taken together, constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Parent and the Company are parties under Section 368(b) of the Code and (c) this Agreement constitutes a “plan of reorganization,” with respect to the Domestication and the Mergers, within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (i) through (iii), the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into subscription agreements with the PIPE Investors, each substantially in the forms attached hereto as Exhibit C (the “PIPE Subscription Agreements”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the PIPE Investors, an aggregate number of shares of Parent Common Stock as set forth in the PIPE Subscription Agreements, at $10.00 per share (the “Parent Share Price”) and issue certain warrants to purchase shares of Parent Common Stock (the “Parent Incentive Warrants”) in exchange for an aggregate purchase price of approximately $100 million (the “PIPE Commitment Amount”) in a private placement or placements to be consummated substantially concurrently with the Closing, on the terms and subject to the conditions set forth in such Subscription Agreements (such issuance and sale, the “PIPE Subscriptions”);

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Parent, the Company and the Requisite Company Stockholders have each executed the Company Holders Support Agreement, a copy of which is attached hereto as Exhibit D, pursuant to which the Requisite Company Stockholders have irrevocably agreed to, among other things, vote all of their shares of Company Capital Stock, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to the Company Stockholders, to (a) adopt and approve this Agreement, and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (b) adopt and approve, in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the Company Preferred Stock Conversion and effect the Company Preferred Stock Conversion on the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the members of the board of directors of Parent and Parent have entered into the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit E, pursuant to which, such parties have agreed, among other things, that (i) Sponsor and each of the members of the board of directors of Sponsor shall (a) vote all of their respective shares of Parent Common Stock in favor of the approval and adoption of this Agreement and the Mergers and any other matters required to be approved or adopted in order to effect the Mergers and the Transactions immediately prior to, and conditioned upon, the consummation of the Mergers, (b) waive any anti-dilution rights in Parent’s Governing Documents with respect to the Parent Class B Ordinary Shares, and (c) not directly or indirectly trade or transfer their respective shares of Parent Common Stock or Parent Warrants for a specified period of time, as set forth therein, and (ii) Sponsor shall (x) contribute to the capital of Parent 1,000,000 shares of Parent Common Stock without any consideration (the “Sponsor Promote Adjustment”), (y) deposit 7,187,500 shares of Parent Common Stock (the “Sponsor Vesting Shares”) into escrow, to be released to Parent in accordance with, and subject to the terms set forth therein and (z) discharge any Excess Parent Transaction Expenses by payment in cash or elect, at the option of Sponsor, to have Parent discharge any Excess Parent Transaction Expenses by payment in cash against a corresponding cancellation of shares of Parent Common Stock held by Sponsor (or any combination thereof), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into a backstop subscription agreement with Sponsor (the “Backstop Subscription Agreement” and together with the PIPE Subscription Agreements, the “Subscription Agreements”), pursuant to which Sponsor has committed to, unless otherwise agreed by the Company and Parent, purchase up to $65,000,000 (“Backstop Commitment Amount”) of Parent Common Stock at a price per share equal to the Parent Share Price, immediately prior to the Closing, on the terms and subject to the conditions set forth therein (such issuance and sale, the “Backstop Subscription”);

WHEREAS, simultaneously with the Closing, (a) Parent, Sponsor and certain Company Stockholders will enter into an Amended and Restated Registration Rights Agreement substantially in the form attached hereto as Exhibit F (the “Amended Registration Rights Agreement”) and (b) the Company, Parent, First Merger Sub, Second Merger Sub and certain Company Stockholders will enter into a Lock-Up Agreement, substantially in the form attached hereto as Exhibit G (the “Lock-Up Agreement”);

WHEREAS, the board of directors of the Company has (a) determined that it is advisable for and in the best interests of the Company and its stockholders to enter into this Agreement and the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the Transactions and (c) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the Company Stockholders;

WHEREAS, the board of directors of Parent has (a) determined that it is advisable for and in the best interests of Parent and its stockholders to enter into this Agreement and the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the Transactions and (c) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the Parent Stockholders;

WHEREAS, the sole member of Second Merger Sub has unanimously (a) determined that it is in the best interests of Second Merger Sub, and declared it advisable, to enter into this Agreement providing for the Second Merger and (b) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement;

WHEREAS, Parent, as sole shareholder of First Merger Sub, immediately following the execution and delivery of this Agreement, will approve and adopt this Agreement and the transactions contemplated hereby; and

WHEREAS, the board of directors of First Merger Sub has unanimously (a) determined that it is advisable for and in the best interests of First Merger Sub and its sole stockholder to enter into this Agreement and the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the Transactions, and (c) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by Parent in its capacity as the sole stockholder of First Merger Sub.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; provided, that, for the avoidance of doubt, no financing permitted to be issued or incurred by the Company during the Interim Period in accordance with and subject to Section 6.1(b) shall constitute an Acquisition Proposal.

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Additional Interim Financial Statements” has the meaning specified in Section 6.3(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Cash Election Amount” has the meaning specified in Section 3.1(c)(i)(1).

“Aggregate Dissenting Share Amount” means an amount in cash equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration Value.

“Agreement” has the meaning specified in the Preamble.

“Agreement End Date” has the meaning specified in Section 10.1(f).

“Amended Registration Rights Agreement” has the meaning specified in the Recitals.

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, and all other applicable anti-corruption and bribery Laws (including Title 5 of Chapter 9 of the Israeli Penal Law, 5737-1977, the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other domestic, foreign and multinational Laws, including merger control and other antitrust or competition Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Parent Cash” means an amount equal to (i) all amounts in the Trust Account, plus (ii) the aggregate amount of cash that has been funded to and remains with Parent pursuant to the Backstop Subscription Agreement as of immediately prior to the Closing, plus (iii) any other cash then held by Parent as of immediately prior to the Closing (excluding, for the avoidance of doubt, the proceeds of any PIPE Subscriptions), minus (iv) the aggregate Parent Share Redemption Amount, minus (v) all indebtedness for borrowed money of Parent as of immediately prior to the Closing, minus (vi) all Excluded Parent Transaction Expenses, minus (vii) without duplication of amounts taken into account in clause (vi), any Excess Parent Transaction Expenses to be paid by Parent against a corresponding cancellation of shares of Parent Common Stock held by Sponsor.

“Available Parent Cash Shortfall” has the meaning specified in Section 7.1(a).

“Backstop Commitment Amount” has the meaning specified in the Recitals.

“Backstop Subscription” has the meaning specified in the Recitals.

“Backstop Subscription Agreement” has the meaning specified in the Recitals.

“Business Combination” has the meaning set forth in the Parent Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the Cayman Islands are authorized or required by Law to close.

“Cancelled Shares” has the meaning specified in Section 3.1(b).

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority, or any other Law or executive order or executive memorandum intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act, the Families First Coronavirus Response Act of 2020 (H.R. 6201), and “Division N—Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.E. 133) contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Cash Consideration Cap” means the lesser of (a) the sum of (i) the aggregate amount of Available Parent Cash plus (ii) the aggregate amount of cash that has been funded to and remains with Parent pursuant to the PIPE Subscription Agreements, if any, and the aggregate amount of cash that has been funded to and remains with the Company pursuant to the Designated Company Warrants, in each case as of immediately prior to the Closing, minus (iii) the Company Transaction Expenses minus (iv) the aggregate amount of Parent Transaction Expenses that were not included in the calculation of the Available Parent Cash, it being understood and agreed that the Available Parent Cash takes into account any Excess Parent Transaction Expenses that are paid in cash and all Excluded Parent Transaction Expenses, minus (v) the Primary Cash Amount and (b) $50,000,000; provided that the Cash Consideration Cap shall not be less than zero, provided, further, that if all or any portion of the Backstop Subscription is funded, the Cash Consideration Cap shall be zero.

“Cash Electing Share” has the meaning specified in Section 3.1(c)(i).

“Cash Election” has the meaning specified in Section 3.1(c)(i).

“Cash Fraction” has the meaning specified in Section 3.1(c)(i)(1).

“Cayman Registrar” means the Cayman Registrar under the Companies Law (2018 Revision).

“CBA” has the meaning specified in Section 4.12(a)(i).

“Certificates” has the meaning specified in Section 3.3(b).

“Closing” has the meaning specified in Section 2.6(a).

“Closing Date” has the meaning specified in Section 2.6(a).

“Closing Price” means, for each Trading Day, the closing price (based on such Trading Day) of shares of Parent Common Stock on the Trading Market, as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Parent and the Company.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letter” has the meaning specified in Section 5.20(a).

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the authorized capital stock of the Company, comprised of Company Common Stock and Company Preferred Stock.

“Company Charter” means the Company’s Eighth Amended and Restated Certificate of Incorporation as in effect as of the date of this Agreement.

“Company Closing Schedule” has the meaning specified in Section 3.3(j).

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.001 per share (including, for the avoidance of doubt, the Company Restricted Stock).

“Company Cure Period” has the meaning specified in Section 10.1(f).

“Company Designated Directors” has the meaning specified in Section 8.5.

“Company Disclosure Letter” has the meaning specified in the introduction to Article 4.

“Company Group” means the Company and each of its Subsidiaries.

“Company Group Member” means the Company or one of its Subsidiaries.

“Company Holders Support Agreement” means that certain Company Holders Support Agreement, dated as of the date hereof, by and among Parent, the Company, the Requisite Company Stockholders and certain other Company Stockholders, as amended or modified from time to time.

“Company Incentive Plans” means the SeatGeek, Inc. 2009 Equity Incentive Plan and the SeatGeek, Inc. 2017 Equity Incentive Plan as amended from time to time.

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Interests” means all of the outstanding equity interests of the Company and its Subsidiaries.

“Company Material Adverse Effect” means any event, series of events, condition, state of facts, development, change, circumstance, occurrence or effect (collectively, “Events”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required by or, with respect to Section 8.1, Section 8.2 or Section 8.4, permitted to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, and (h) any action taken by, or at the request of, or with the express consent of Parent; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Non-Recourse Party” has the meaning specified in Section 11.16(b).

“Company Optionholder” means a holder of Company Options.

“Company Options” means all outstanding options to purchase Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Incentive Plans or otherwise.

“Company Outstanding Shares” means the aggregate number of shares of Company Common Stock on a fully diluted basis as of immediately prior to the First Effective Time, including, without duplication, (a) the number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the First Effective Time, (ii) issuable upon the Company Preferred Stock Conversion with respect to shares of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time, (iii) issuable upon the exercise of all Company Options issued and outstanding immediately prior to the First Effective Time, calculated using the treasury method of accounting, or (iv) issuable upon the exercise of all Company Warrants issued and outstanding immediately prior to the First Effective Time (but excluding the Designated Company Warrants), calculated using the treasury method of accounting, minus (b) the number of shares of Company Capital Stock that are Cancelled Shares.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock and the Company Series D-1 Preferred Stock.

“Company Preferred Stock Conversion” has the meaning specified in Section 2.1(b).

“Company Registered Intellectual Property” has the meaning specified in Section 4.18(a).

“Company Related Group” has the meaning specified in Section 11.18(a).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article 4 of this Agreement or in any certificate delivered hereunder, as qualified by the Company Disclosure Letter.

“Company Restricted Stock” means any Company Common Stock that is unvested or is subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other Contract with the Company.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options, and the Company Warrants.

“Company Securityholder” means a holder of Company Securities.

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series A Preferred Stock in the Company Charter.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series A-1 Preferred Stock in the Company Charter.

“Company Series A-2 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series A-2 Preferred Stock in the Company Charter.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series B Preferred Stock in the Company Charter.

“Company Series C Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series C Preferred Stock in the Company Charter.

“Company Series D Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series D Preferred Stock in the Company Charter.

“Company Series D-1 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series D-1 Preferred Stock in the Company Charter.

“Company Stockholder” means a holder of a share of Company Capital Stock.

“Company Stockholder Approval” means the approval of this Agreement and the Transactions, including the Mergers and the Company Preferred Stock Conversion (such Company Preferred Stock Conversion to be effected on the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger), by the affirmative vote or written consent of (a) the holders of at least a majority of the voting power of the outstanding Company Common Stock and outstanding Company Preferred Stock, voting together as a single class and on an as-converted basis, (b) the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class, (c) the holders of at least a majority of the voting power of the outstanding Company Series A Preferred Stock, outstanding Company Series A-1 Preferred Stock and outstanding Company Series A-2 Preferred Stock, voting together as a single class, (d) the holders of at least a majority of the voting power of the outstanding Company Series B Preferred Stock, voting as a single class, (e) the holders of at least a majority of the voting power of the outstanding Company Series C Preferred Stock, voting as a single class, (f) the holders of at least a majority of the voting power of the outstanding Company Series D Preferred Stock, voting as a single class, and (g) the holders of at least a majority of the voting power of the outstanding Company Series D-1 Preferred Stock, voting as a single class, in each case in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Subsidiaries” has the meaning specified in Section 4.2.

“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, single-trigger severance or similar compensatory payments pursuant to any written arrangements entered into prior to the date of this Agreement, payable by the Company or any of its Subsidiaries to any current or former employee, independent contractor, officer, director or other individual service provider of the Company or any of its Subsidiaries as a direct result of the Transactions, including the employer portion of any payroll, employment, social insurance or similar Taxes (and not tied to any subsequent event or condition, such as a termination of employment and excluding, for the avoidance of doubt, any such payments that arise from actions taken by the Surviving Corporation or the Surviving Entity following the Closing or double-trigger arrangements) and (c) one-half of the filing fees for any Regulatory Approvals; provided, however, that Company Transaction Expenses shall not include Taxes except as set forth in clause (b) above.

“Company Warrants” means all outstanding warrants issued by the Company to acquire shares of Company Capital Stock.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.

“Contingent Worker” has the meaning set forth in Section 4.14(b).

“Continuing Employees” has the meaning specified in Section 7.10(a).

“Contracts” means any contracts, agreements, subcontracts, leases, commitments, undertakings and purchase orders, whether written or oral.

“Cooley” has the meaning specified in Section 11.18(a).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Indemnified Parties” has the meaning specified in Section 8.6(a).

“Data Room” means the virtual data room titled “Showstop” hosted by Datasite.

“Designated Company Warrants” means the Company Warrants designated on Section 4.6(b) of the Company Disclosure Letter as the “Designated Company Warrants”.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Parent Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5(a).

“DLLCA” has the meaning specified in the Recitals.

“Dollars” or “$” means lawful money of the United States.

“Domestication” has the meaning specified in the Recitals.

“Domestication Governing Documents” has the meaning specified in the Recitals.

“Earnout Period” means the period commencing on the Closing and ending on the first to occur of (a) the fifth (5th) anniversary of the Closing and (b) the closing of a Subsequent Transaction.

“Earnout Pro Rata Portion” means, with respect to, (a) each holder of outstanding shares of Company Common Stock as of immediately prior to the First Effective Time (after giving effect to the Company Preferred Stock Conversion), a fraction expressed as a percentage equal to (i) the number of shares of Parent Common Stock into which such holder’s shares of Company Common Stock are converted into in accordance with Section 3.1(c) divided by (ii) the sum of (x) the total number of shares of Parent Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with Section 3.1(c), plus (y) the total number of shares of Parent Common Stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated Company Warrants), Exchanged Options and issued under Exchanged Restricted Stock Awards, and excluding any shares of Parent Common Stock issued or issuable upon the exercise of Exchanged Options or Exchanged Restricted Stock Awards that have been forfeited or cancelled in accordance with their respective terms; (b) each holder of outstanding Company Warrants as of immediately prior to the First Effective Time (but excluding the Designated Company Warrants), a fraction expressed as a percentage equal to (i) the number of shares of Parent Common Stock issued or issuable upon the exercise of such holder’s Exchanged Warrants, divided by (ii) the sum of (x) the total number of shares of Parent Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with Section 3.1(c), plus (y) the total number of shares of Parent Common Stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated Company Warrants), Exchanged Options and issued under Exchanged Restricted Stock Awards, and excluding any shares of Parent Common Stock issued or issuable upon the exercise of any Exchanged Options or Exchanged Restricted Stock Awards that have been forfeited or cancelled in accordance with their respective terms; and (c) each holder of outstanding Company Options as of immediately prior to the First Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of Parent Common Stock issued or issuable upon the exercise of such holder’s Exchanged Options, divided by (ii) the sum of (x) the total number of shares of Parent Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with Section 3.1(c), plus (y) the total number of shares of Parent Common Stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated Company Warrants), Exchanged Options and issued under Exchanged Restricted Stock Awards, and excluding any shares of Parent Common Stock issued or issuable upon the exercise of any Exchanged Options or Exchanged Restricted Stock Awards that have been forfeited or cancelled in accordance with their respective terms. In no event shall the aggregate Earnout Pro Rata Portion exceed 100%.

“Earnout RSUs” means an award of restricted stock units issued under and pursuant to the Equity Incentive Plan to a Company Optionholder who holds an Unvested Exchanged Option, such issuance being in lieu of issuing to such Company Optionholder the Earnout Pro Rata Portion of the Earnout Shares in accordance with Section 3.6(c).

“Earnout Securities” means the Earnout RSUs and the Earnout Shares.

“Earnout Shares” has the meaning specified in Section 3.6(a)(iv).

“Earnouts” has the meaning specified in Section 3.6(a)(iv).

“Election Date” has the meaning specified in Section 3.2(c).

“Enforceability Exceptions” has the meaning specified in Section 4.3.

“Environmental Laws” means any and all Laws relating to the protection of the environment or natural resources, pollution or worker health or safety, or human health or safety (to the extent relating to exposure to Hazardous Materials), including Laws relating to the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Material.

“Equity Incentive Plan” has the meaning specified in Section 7.10(b).

“Equity Proposals” has the meaning specified in Section 7.10(b).

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture ownership, equity, profits or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), any right to acquire any of the foregoing, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $1,281,600,000.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any corporation or trade or business, whether or not incorporated, that together with any of the Company Group Members company would, at any relevant time, be deemed to be a single employer pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.10(b).

“Event” has the meaning specified in the definition of Company Material Adverse Effect.

“Excess Parent Transaction Expenses” means the amount, if any, by which the sum of the Parent Transaction Expenses and the Excluded Parent Transaction Expenses that are outstanding as of immediately prior to the Closing exceed $35,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.3(a).

“Exchange Agreement” means an exchange agreement to be entered into between Parent and the Exchange Agent.

“Exchange Fund” has the meaning specified in Section 3.3(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Merger Consideration Value by (b) the Parent Share Price, expressed as a ratio in which the antecedent is rounded to four decimal places and the consequent is “1.0”.

“Exchanged Option” has the meaning specified in Section 3.1(e).

“Exchanged Restricted Stock Award” has the meaning specified in Section 3.1(f).

“Exchanged Warrant” has the meaning specified in Section 3.1(d).

“Excluded Parent Transaction Expenses” means, without duplication, the sum of (i) any out-of-pocket fees and expenses paid or payable by Parent or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of any Business Combination Proposal or any transaction other than Transactions, to the extent not paid in full prior to the Closing or (ii) any deferred underwriting expenses, commissions or amounts payable with respect to the initial public offering of Parent.

“Financial Statements” has the meaning specified in Section 4.8(a).

“First Certificate of Merger” has the meaning specified in Section 2.2(a).

“First Earnout” has the meaning specified in Section 3.6(a)(i).

“First Earnout Shares” has the meaning specified in Section 3.6(a)(i).

“First Effective Time” has the meaning specified in Section 2.2(a).

“First Merger” has the meaning specified in the Recitals.

“First Merger Sub” has the meaning specified in the Preamble.

“Form of Election” has the meaning specified in Section 3.2(b).

“Fourth Earnout” has the meaning specified in Section 3.6(a)(iv).

“Fourth Earnout Shares” has the meaning specified in Section 3.6(a)(iv).

“Fraud” means actual common law “fraud” under Delaware law committed by a Party with a specific intent to deceive another Party with respect to any Parent Representations or Company Representations, and to induce such Party to enter into this Agreement and requires (i) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement; (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive, knowledge, negligent or reckless misinterpretation or a similar theory); (iii) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance. For clarity, a claim for Fraud may only be made against the Party committing such Fraud.

“Fried Frank” has the meaning specified in Section 11.18(b).

“FY 2021 Financial Statements” has the meaning specified in Section 6.3(b).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal agreements and instruments by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a United States corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, national, state, provincial or municipal government, or any political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision thereof, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decision, decree, writ, stipulation, determination, directive or award, in each case, entered or issued by or with any Governmental Authority.

“Governmental Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law.

“Hazardous Materials” means any material, substance, chemical, contaminant, pollutant or waste for which liability or standards of conduct may be imposed, or that is listed, classified or regulated pursuant to Environmental Laws, including petroleum or petroleum products, asbestos or asbestos-containing materials, mold, lead, radioactive materials, polychlorinated biphenyls, or per- or polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money, including accrued interest, (b) capitalized lease obligations under GAAP, (c) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) obligations evidenced by bonds, debentures, notes and similar instruments, (e) interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (f) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” and “seller notes” and (g) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Intellectual Property” means: (i) patents, patent applications and continuations, continuations-in-part, extensions, divisions, reissues, reexaminations thereof, and patent disclosures, industrial designs, and other intellectual property rights in inventions (whether or not patentable or reduced to practice); (ii) trademarks, service marks, trade dress, trade names, logos, internet domain names, social media handles, and other indicia of source of origin, together with the goodwill associated with any of the foregoing; (iii) intellectual property rights in works of authorship, data and databases, as well as copyrights and mask works; (iv) intellectual property rights in or to software and other technology (including source code and object code); (v) trade secrets and other intellectual property rights in Proprietary Information; (vi) registrations, issuances, and applications for any of the foregoing; and (vii) all other intellectual property rights in any jurisdiction throughout the world.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interim Financial Statements” has the meaning specified in Section 4.8(a).

“Interim Period” has the meaning specified in Section 6.1(a).

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the Internal Revenue Service.

“IT Systems” means computers, software, hardware, servers, websites, workstations, routers, hubs, switches, data communications lines, firmware, networks and all other information technology equipment owned, leased or licensed by the Company Group Members and used in their business.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Law” means any statute, law (including common law), ordinance, rule, regulation, code or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by any of the Company Group Members.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.3(b).

“Licensed Intellectual Property” means Intellectual Property owned by a third party that any of the Company Group Members license from such third party or otherwise have the right to use.

“Lien” means all liens, judgments, charges, easements, servitudes, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, licenses, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Lock-Up Agreement” has the meaning specified in the Recitals.

“made available” means that documents were posted in the Data Room at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the date of this Agreement and were not removed from the Data Room without Parent’s consent.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Mergers” has the meaning specified in the Recitals.

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“NYSE” has the meaning specified in Section 4.5.

“NYSE Listing Rules” means the listing rules of the NYSE.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means any software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license for software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company Group Members.

“Parent” has the meaning specified in the Preamble.

“Parent Class A Ordinary Share” means Class A ordinary shares of Parent, par value $0.0001 per share, prior to the Domestication.

“Parent Class B Ordinary Share” means Class B ordinary shares of Parent, par value $0.0001 per share, prior to the Domestication.

“Parent Closing Schedule” has the meaning specified in Section 3.3(i).

“Parent Common Stock” has the meaning specified in the Recitals.

“Parent Common Warrants” means the redeemable public warrants of Parent which were issued and sold as part of Parent’s initial public offering.

“Parent Cure Period” has the meaning specified in Section 10.1(g).

“Parent Disclosure Letter” has the meaning specified in the introduction to Article 5.

“Parent Entities” has the meaning specified in the Preamble.

“Parent Financial Statements” has the meaning specified in Section 5.6(d).

“Parent Governing Documents” means the amended and restated memorandum and articles of association of Parent.

“Parent Incentive Warrants” has the meaning specified in the Recitals.

“Parent Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the Parent Entities, taken as a whole or (ii) the ability of the Parent Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, or any declaration of a national emergency by any

Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation, amount and effects of any Parent Share Redemptions, (g) any Events generally applicable to the industries or markets in which the Parent Entities operate, (h) any action taken by, or at the request of, or with the express consent of the Company; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Parent Entities relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect. Notwithstanding the foregoing, with respect to Parent, the failure to obtain the Parent Stockholder Approval shall not be deemed to be a Parent Material Adverse Effect.

“Parent Non-Recourse Party” has the meaning specified in Section 11.16(b).

“Parent Ordinary Shares” means the Parent Class A Ordinary Shares and Parent Class B Ordinary Shares.

“Parent Preference Shares” means preference shares of Parent, par value of US$0.0001 per share.

“Parent Private Placement Warrants” means the redeemable private placement warrants of Parent which were issued and sold to Sponsor or its Affiliates as part of Parent’s private placement units.

“Parent Related Group” has the meaning specified in Section 11.18(b).

“Parent Representations” means the representations and warranties of the Parent Entities expressly and specifically set forth in Article 5 of this Agreement or in any certificate delivered hereunder, as qualified by the Parent Disclosure Letter.

“Parent SEC Filings” has the meaning specified in Section 5.10.

“Parent Securities” has the meaning specified in Section 5.5(a).

“Parent Share Price” has the meaning specified in the Recitals.

“Parent Share Redemption” means the election of an eligible (as determined in accordance with the Parent Governing Documents) holder of Parent Ordinary Shares to have Parent repurchase the Parent Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable) (as determined in accordance with the Parent Governing Documents) in connection with the Transaction Proposals.

“Parent Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all Parent Share Redemptions.

“Parent Stockholder Approval” means the approval of those Transaction Proposals identified in clauses (A)-(G) of Section 8.2(b), (i) in the case of clauses (A)-(C) thereof, by an affirmative vote of the holders of at least two-thirds of the outstanding Parent Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with applicable Law and the Parent Governing Documents) at a Parent Stockholders’ Meeting duly called by the board of directors of Parent and held for such purpose, and (ii) in the case of clauses (D)-(G) thereof, by an affirmative vote of the holders of at least a majority of the outstanding Parent Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with applicable Law and the Parent Governing Documents) at a Parent Stockholders’ Meeting duly called by the board of directors of Parent and held for such purpose.

“Parent Stockholders” means holders of Parent Securities, and following the Domestication, holders of Parent Common Stock.

“Parent Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Parent Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Parent or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including deferred underwriting expenses), and (b) any and all filing fees, administrative fees, costs and expenses payable by Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, to the Governmental Authorities in connection with the Transactions; provided, however, that Parent Transaction Expenses shall only include one-half of the filing fees for any Regulatory Approvals.

“Parent Warrant Agreement” means the Warrant Agreement, dated as of August 12, 2020, by and between Parent and Continental Stock Transfer and Trust Company, a New York corporation, as warrant agent.

“Parent Warrants” means the Parent Common Warrants and the Parent Private Placement Warrants.

“Party(ies)” has the meaning specified in Recitals.

“Payoff Indebtedness” has the meaning specified in Section 2.7(d).

“Per Share Cash Consideration” has the meaning specified in Section 3.1(c)(i).

“Per Share Earnout Consideration” means a number of shares of Parent Common Stock equal to: (a) the aggregate number of Earnout Shares distributable to the Company Securityholders upon achievement of the Earnouts during the Earnout Period multiplied by (b) the applicable Earnout Pro Rata Portion.

“Per Share Merger Consideration Value” means the quotient of (a) the Equity Value divided by (b) the Company Outstanding Shares.

“Per Share Stock Consideration” means a number of shares of Parent Common Stock equal to the Exchange Ratio.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and delinquent or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property to which they apply, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens, and (B) any Liens encumbering the fee interest of the real property of which the Leased Real Property is a part, in each case which do not materially affect the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable and (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, bank, trust company, trust or other entity, whether or not a legal entity, Governmental Authority or any department, agency or political subdivision thereof.

“Personal Data” means any information which identifies or could reasonable be used to identify, whether alone or in combination with other information, a natural Person, or other information that constitutes “personal information” or “personal data” under applicable Privacy Laws.

“PIPE Commitment Amount” has the meaning specified in the Recitals.

“PIPE Investors” means each of the Persons (other than Parent) that is party to a PIPE Subscription Agreement.

“PIPE Subscription Agreements” has the meaning specified in the Recitals.

“PIPE Subscriptions” has the meaning specified in the Recitals.

“Primary Cash Amount” means an amount equal to $458,000,000 or such greater amount determined by the Company, in good faith, at least two (2) Business Days prior to the Closing Date as set forth on the Company Closing Schedule.

“Privacy Agreements” means all data and privacy related policies (e.g., Privacy and Data Security Policies, acceptable use policies, terms of service, etc.) and other Contracts to which any Company Group Member is a party whereby such Company Group Member makes commitments to a third party regarding the processing of Personal Data.

“Privacy Laws” means all Laws concerning or otherwise applicable to data security, data privacy, cyber security and e-commerce, including Federal Trade Commission Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act of 2018; the Computer Fraud and Abuse Act; the Electronic Communications Privacy Act; the Family Educational Rights and Privacy Act; the Israeli Privacy Protection Law, 5741-1981; and all other similar international, federal, state, provincial, and local Laws, and in each case, the rules implemented thereunder.

“Private Placement Investors” means Sponsor, in its capacity as subscriber under the Backstop Subscription Agreement, together with the PIPE Investors.

“Proprietary Information” means all trade secrets and all other confidential or proprietary information, including confidential or proprietary know-how, inventions, methodologies, processes, techniques, research and development information, specifications, algorithms, financial, technical, marketing and business data, sales, pricing and cost information, customer information and supplier lists.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Real Property Leases” has the meaning specified in Section 4.16(a)(i).

“Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Regulatory Approvals” has the meaning specified in Section 9.1(c).

“Related Party” means any of the current or former directors, officers, employees, members, or equityholders (or any child, spouse, sibling, parent or grandparent of any such Person) of any Company Group Member or any Affiliate of the foregoing.

“Related Party Transaction” means all agreements or contracts between any Company Group Member and/or any of their Subsidiaries, on the one hand, and any Related Party, on the other hand, or any payment between or among such parties other than (i) loans and other extensions of credit to officers and employees of the Company Group Members and their Subsidiaries for travel, business or relocation expenses or other employment-related purposes made in the ordinary course of business (ii) the Company Benefit Plans and (iii) commercial transactions entered into in the ordinary course of business on arms’ length terms for the use of services provided by the Company Group Members.

“Representatives” has the meaning specified in Section 6.7.

“Requisite Company Stockholders” means those stockholders listed on Section 1.1(a) of the Company Disclosure Letter.

“Sanctions” means any sanction administered or enforced by the United States government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the State of Israel or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.2(b).

“Second Earnout” has the meaning specified in Section 3.6(a)(ii).

“Second Earnout Shares” has the meaning specified in Section 3.6(a)(ii).

“Second Effective Time” has the meaning specified in Section 2.2(b).

“Second Merger” has the meaning specified in the Recitals.

“Second Merger Sub” has the meaning specified in the Preamble.

“Securities Act” means the Securities Act of 1933.

“Security Plan” has the meaning specified in Section 4.18(g).

“Solicitation Documents” has the meaning specified in Section 8.2(a)(i).

“Sponsor” means RedBall SponsorCo LP, a Cayman Islands exempted limited partnership.

“Sponsor Promote Adjustment” has the meaning specified in the Recitals.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among Sponsor, Parent and the Company, as amended or modified from time to time.

“Sponsor Vesting Shares” has the meaning specified in the Recitals.

“Statement” has the meaning specified in Section 5.6(d).

“Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient of (i) the Equity Value minus the aggregate amount of cash payable by Parent, if any, pursuant to Section 3.1(c) divided by (ii) the Parent Share Price.

“Stock Election” has the meaning specified in Section 3.1(c)(ii).

“Subscription Agreement(s)” has the meaning specified in the Recitals.

“Subsequent Transaction” means any transaction or series of related transactions, including any sale, merger, liquidation, exchange offer or other similar transaction, that is consummated after the First Effective Time that results (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of Parent (or any successor to Parent), directly or indirectly, immediately following such transaction, provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of Parent Common Stock (or at least 50% of the combined voting power of the then outstanding shares of any successor to Parent or any parent company of Parent issued in exchange for Parent Common Stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of Parent Common Stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Subsequent Transaction” or (b) a sale or disposition of all or substantially all of the assets of the Parent Entities on a consolidated basis.

“Subsidiary” means, with respect to a Person, a corporation, general or limited partnership, limited liability company, joint venture, partnership or other entity of which a majority of the economic interests or the voting interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in the Recitals.

“Surviving Entity” has the meaning specified in the Recitals.

“Tax Return” means any return, form, election, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income (net, gross, or adjusted gross), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes or other taxes of any kind, and including any interest, penalty, or addition thereto.

“Terminating Company Breach” has the meaning specified in Section 10.1(f).

“Terminating Parent Breach” has the meaning specified in Section 10.1(g).

“Third Earnout” has the meaning specified in Section 3.6(a)(iii).

“Third Earnout Shares” has the meaning specified in Section 3.6(a)(iii).

“Title IV Plan” has the meaning specified in Section 4.13(e).

“Top Customers” has the meaning specified in Section 4.25(a).

“Top Suppliers” has the meaning specified in Section 4.25(c).

“Trading Day” means any day on which shares of Parent Common Stock are actually traded on the Trading Market.

“Trading Market” means the NYSE or such other stock market on which shares of Parent Common Stock shall be trading at the time of determination of the Closing Price.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transactions” means, collectively, the Mergers, the PIPE Subscriptions, if any, and each of the other transactions contemplated by this Agreement (including, for the avoidance of doubt, the Domestication) and the Ancillary Agreements.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.11.

“Trustee” has the meaning specified in Section 5.11.

“Unvested Exchanged Option” has the meaning specified in Section 3.6(c).

“Unvested Exchanged Restricted Stock Award” has the meaning specified in Section 3.6(b).

“Updated Company Closing Schedule” has the meaning specified in Section 3.3(j).

“Updated Parent Closing Schedule” has the meaning specified in Section 3.3(i).

“WARN Act” has the meaning specified in Section 4.14(b).

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, extending, amending, supplementing, correcting or otherwise revising or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Except with respect to Article 5 or as the context of this Agreement otherwise requires, references to “NYSE” in this Agreement shall refer to the New York Stock Exchange or such other nationally recognized securities exchange mutually agreed by the parties.

Section 1.3 Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (b) the phrase “to the knowledge” of Parent shall mean the knowledge of the individuals identified on Section 1.3 of the Parent Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE 2

AGREEMENT AND PLAN OF MERGERS

Section 2.1 The Transactions.

(a) Domestication. Subject to receipt of the Parent Stockholder Approval, on the Business Day immediately prior to the Closing Date, all conditions set forth in Article 9 having been satisfied or waived (other than Section 9.3(d) and those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those other conditions), Parent shall cause the Domestication to become effective in accordance with Section 7.9.

(b) Company Preferred Stock Conversion. On the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger, each share of Company Preferred Stock that is issued and outstanding immediately prior to the First Effective

Time shall be automatically converted immediately prior to the First Effective Time into (i) a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter in accordance with the terms of the Company Charter and (ii) a number of shares of Company Common Stock issuable with respect to any accrued dividends in accordance with the terms of the Company Charter ((i) and (ii) collectively, the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(c) PIPE Closing. On the Closing Date, immediately prior to or substantially concurrently with the First Effective Time, the PIPE Subscriptions and the issuance of the shares of Parent Common Stock and the Parent Incentive Warrants contemplated thereby shall be consummated pursuant to, and in the amounts set forth in, the PIPE Subscription Agreements.

(d) Backstop Closing. On the Closing Date, immediately prior to or substantially concurrently with the First Effective Time, to the extent required pursuant to the terms set forth in the Backstop Subscription Agreement and Section 7.1(a) of this Agreement, the Backstop Subscription and the issue of shares of Parent Common Stock contemplated thereby shall be consummated pursuant to, and in the amounts determined in accordance with, the Backstop Subscription Agreement and Section 7.1(a) of this Agreement.

(e) Sponsor Promote Adjustment and Sponsor Promote Escrow. On the Closing Date, immediately prior to or substantially concurrently with the First Effective Time, Parent shall cause Sponsor to effect the Sponsor Promote Adjustment and the deposit of the Sponsor Vesting Shares into escrow, in each case, in accordance with the terms of the Sponsor Support Agreement.

(f) First Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, on the Closing Date, at the First Effective Time, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Parent (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(g) Second Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, on the Closing Date, at the Second Effective Time, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Parent (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.2 Effective Times.

(a) On the terms and subject to the conditions set forth herein, the Company and First Merger Sub shall cause the First Merger to be consummated on the Closing Date by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time specified in such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “First Effective Time”).

(b) On the terms and subject to the conditions set forth herein, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated as soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time specified in such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.3 Effects of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at and after the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time. For the avoidance of doubt, at and after the First Effective Time, by virtue of the First Merger, the Surviving Corporation shall succeed to all of the rights and obligations of the Company set forth in this Agreement and the Ancillary Agreements to which the Company is party.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Second Merger Sub and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time. For the avoidance of doubt, at and after the Second Effective Time, by virtue of the Second Merger, the Surviving Entity shall succeed to all of the rights and obligations of Second Merger Sub and Company set forth in this Agreement and the Ancillary Agreements to which the Company is party.

Section 2.4 Governing Documents.

(a) On the Business Day immediately prior to the Closing Date, in connection with the Domestication, Parent shall amend and restate the certificate of incorporation and bylaws of Parent to be in the forms attached as Exhibit A and Exhibit B hereto, respectively (with such changes as may be agreed in writing by Parent and the Company), effective upon effectiveness of the Domestication, and as so amended, shall be the certificate of incorporation and bylaws of Parent from and after such time until thereafter amended as provided therein and under the DGCL, subject to Section 8.6, except that the name of the corporation set forth therein shall be changed to “SeatGeek, Inc.”.

(b) At the First Effective Time, (i) the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall be amended and restated in its entirety in the form of the certificate of incorporation of First Merger Sub, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter supplemented or amended as provided by the DGCL, subject to Section 8.6 and (ii) the bylaws of the Company as in effect immediately prior to the First Effective Time shall be amended and restated in its entirety in the form of the bylaws of First Merger Sub, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter supplemented or amended as provided by the DGCL, subject to Section 8.6.

(c) At the Second Effective Time, (i) the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended to change the name of the Surviving Entity to such name as is determined by the Company no later than five Business Days prior to the Closing Date, but shall otherwise remain the same, and (ii) the operating agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit H attached hereto and, as so amended and restated, shall be the operating agreement of the Surviving Entity until thereafter amended as provided by the DLLCA and such operating agreement, subject to Section 8.6.

Section 2.5 Directors and Officers.

(a) The parties will take all requisite actions such that (i) the initial directors of the Surviving Corporation immediately after the First Effective Time shall be the individuals that served as directors of First Merger Sub immediately prior to the First Effective Time and (ii) the initial officers of the Surviving Corporation immediately after the First Effective Time shall be the individuals that served as officers of the Company in such capacities immediately prior to the First Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties will take all requisite actions such that Parent shall be the sole member and manager of the Surviving Entity and the initial officers of the Surviving Entity immediately after the Second Effective Time shall be the individuals that served as officers of the Company in such capacities immediately prior to the First Effective Time, each to hold office in accordance with the provisions of the DLLCA and the operating agreement of the Surviving Entity and until their respective successors are, in the case of the initial managers, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(c) The Parties shall take all actions necessary to ensure that, from and after the First Effective Time, the Persons identified as the initial post-Closing directors of Parent in accordance with the provisions of Section 8.5, including the Company Designated Directors, shall be the directors of Parent, each to hold office in accordance with the DGCL, Parent’s certificate of incorporation and bylaws and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

Section 2.6 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place electronically through the exchange of documents via email (i) on the date which is three (3) Business Days after the first date on which all conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless such third Business Day falls on a day that is not immediately preceded by a Business Day, in which case the Closing shall take place on the following Business Day, or (ii) such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) For the avoidance of doubt, the Closing and the First Effective Time shall occur on the Business Day immediately following the completion of the Domestication.

Section 2.7 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Parent:

(i) a certificate signed by an officer of the Company, in his or her capacity as such, dated the Closing Date, certifying that, the conditions specified in Section 9.2(a), Section 9.2(b), and Section 9.2(c) have been fulfilled;

(ii) the Amended Registration Rights Agreement, duly executed by the Requisite Company Stockholders;

(iii) the Lock-Up Agreement, duly executed by the Company and the Requisite Company Stockholders; and

(iv) payoff letters, substantially final drafts of which shall be delivered to Parent at least five (5) Business Days prior to the Closing Date and the executed copies of which shall be delivered at least two (2) Business Days prior to the Closing Date, in each case, in form and substance reasonably satisfactory to Parent with respect to the Payoff Indebtedness, (A) setting forth the amount required to repay in full all such Indebtedness, (B) providing for a release of all security interests granted by the Company and its Subsidiaries to the holders of such Indebtedness upon satisfaction of the conditions set forth therein and (C) including a customary commitment by the holders of such Indebtedness (or such agent or trustee on behalf thereof) to execute and provide documentation and filings reasonably necessary to evidence the release or termination of such security interests; provided that Parent and the Company may agree prior to Closing to permit any or all Indebtedness of the Company and its Subsidiaries to remain outstanding, in which case no payoff letters with respect thereto shall be required.

(b) At the Closing, Parent will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of Parent, in his or her capacity as such, dated the Closing Date, certifying that, the conditions specified in Section 9.3(a), Section 9.3(b), Section 9.3(c) and Section 9.3(f) have been fulfilled;

(ii) the written resignations of all of the directors and officers of Parent designated by the Company in writing (email sufficient), effective as of the First Effective Time;

(iii) the Amended Registration Rights Agreement, duly executed by Parent and Sponsor; and

(iv) the Lock-Up Agreement, duly executed by Parent, First Merger Sub and Second Merger Sub.

(c) On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Parent Transaction Expenses and any Excluded Parent Transaction Expenses (other than any Excess Parent Transaction Expenses which Sponsor elected to discharge by payment in cash) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Parent not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof; provided that any Company Transaction Expenses due to current or former employees of the Company or any of its Subsidiaries shall be paid to the Company or its applicable Subsidiary for further payment to such employees through payroll.

(d) On the Closing Date, immediately following the consummation of the First Merger, receipt of the proceeds of the PIPE Subscriptions, and payment of the Company Transaction Expenses, the Parent Transaction Expenses and the Excluded Parent Transaction Expenses in accordance with Section 2.7(c), Parent shall use any remaining cash proceeds from the Transaction (which such cash proceeds shall consist solely of cash and cash equivalents of Parent immediately prior to the First Merger, the balance of Parent’s Trust Account after giving effect to the Parent Share Redemptions and the net proceeds of the PIPE Subscriptions, if any, and the Company’s net proceeds pursuant to the Designated Company Warrants, as well as, if applicable, proceeds of the Backstop Subscription) to repay or cause to be repaid by wire transfer of immediately available funds, the accrued and unpaid Indebtedness of the Company Group (the “Payoff Indebtedness”); provided that Parent and the Company may agree prior to Closing to permit any or all Indebtedness of the Company and its Subsidiaries to remain outstanding, and; provided, further, that if the aggregate amount of Payoff Indebtedness exceeds the Primary Cash Amount, the amount of Indebtedness of the Company Group that is paid off at the Closing shall be reduced to an amount that does not exceed the portion of the Primary Cash Amount that is available for the repayment of such Indebtedness. For the avoidance of doubt, this Section 2.7(d) shall not require that cash and cash equivalents held by the Company Group immediately prior to the First Effective Time be used to repay Indebtedness of the Company Group.

ARTICLE 3

CONVERSION OF SECURITIES

Section 3.1 Conversion of Securities.

(a) First Merger Sub Common Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock of First Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall no longer be outstanding and shall automatically be cancelled by virtue of the First Merger and shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancelled Shares. At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company or by any Parent Entity or any of their respective Subsidiaries shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto (such shares, the “Cancelled Shares”).

(c) Company Common Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Parent Entity, the Company or the Company Stockholders, each share of Company Common Stock (including Company Common Stock resulting from the Company Preferred Stock Conversion) that is issued and outstanding immediately prior to the First Effective Time (other than the Dissenting Shares and the Cancelled Shares and any Company Restricted Stock) shall no longer be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive: (x) subject to the provisions of Section 3.6, the applicable Earnout Pro Rata Portion of any Earnout Shares following the Closing in accordance with Section 3.6 and (y) the following:

(i) if the holder of such share of Company Common Stock makes a proper and timely election in accordance with Section 3.2 to receive cash (a “Cash Election”) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 3.2 (each such share, a “Cash Electing Share”), an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value (the “Per Share Cash Consideration”), except that

(1) if (x) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares, multiplied by (y) the Per Share Merger Consideration Value (such product, the “Aggregate Cash Election Amount”) exceeds the Cash Consideration Cap, then each Cash Electing Share shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Cash Consideration Cap and the denominator of which shall be the Aggregate Cash Election Amount minus the Aggregate Dissenting Share Amount (such fraction, the “Cash Fraction”) and (B) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the product of (1) the Per Share Stock Consideration and (2) one minus the Cash Fraction, and

(2) if the Sponsor is required to consummate all or any portion of the Backstop Subscription pursuant to the terms set forth in the Backstop Subscription Agreement and Section 7.1(a) of this Agreement, then, notwithstanding any Cash Election, each Cash Electing Share shall be converted into the right to receive the Per Share Stock Consideration;

(ii) if the holder of such share makes a proper election to receive shares of Parent Common Stock (a “Stock Election”) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 3.2, or the holder of such share fails to make a Cash Election or Stock Election with respect to such share in accordance with the procedures set forth in Section 3.2, the Per Share Stock Consideration.

(d) Company Warrants. At the First Effective Time, each Company Warrant that remains outstanding and unexercised as of immediately prior to the First Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the First Effective Time) (each, an “Exchanged Warrant”) shall automatically, without any action on the part of the holder thereof, be assumed by Parent in accordance with the terms of such Exchanged Warrant (including as to vesting and exercisability), except that (i) such Exchanged Warrant shall relate to that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Warrant as of immediately prior to the First Effective Time, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Exchanged Warrant shall be equal to the exercise price per share of such Company Warrant in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, that, notwithstanding the foregoing, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to each Exchanged Warrant issued with respect to a Designated Company Warrant shall be determined in accordance with the terms of such Designated Company Warrant and concurrently with the assumption of the Designated Company Warrant, Parent shall issue the Parent Incentive Warrants contemplated by such Designated Company Warrant.

(e) Company Options. As of the First Effective Time, each Company Option that is then outstanding and unexercised shall be converted into the right to receive (i) an option to acquire a number of shares of Parent Common Stock upon substantially the same terms and conditions as are in effect with respect to such option as of immediately prior to the First Effective Time, including with respect to vesting, exercisability, and termination-related provisions (each, a “Exchanged Option”). Each Exchanged Option will represent the right to acquire a number of shares of Parent Common Stock equal to the product of (x) the whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share for each such Exchanged Option equal to the quotient of (A) the exercise price per share of such Company Option in effect immediately prior to the First Effective Time, divided by (B) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or, for Company Options that are intended to be incentive stock options within the meaning of Section 422 of the Code or Section 424 of the Code, and (ii) the contingent right to receive a number of Earnout Securities following the Closing (without interest and subject to Tax withholding) in accordance with Section 3.6.

(f) Company Restricted Stock Awards. As of the First Effective Time, each Company Restricted Stock award that is outstanding immediately prior to the First Effective Time shall be converted into the right to receive (i) restricted shares of Parent Common Stock (each, an “Exchanged Restricted Stock Award”) with substantially the same terms and conditions as were applicable to such Company Restricted Stock award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such Exchanged Restricted Stock Award shall relate to such number of shares of Parent Common Stock as is equal to the product of (A) the number of shares of Company Restricted Stock subject to such Company Restricted Stock award immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share and (ii) the contingent right to receive a number of Earnout Securities following the Closing in accordance with Section 3.6.

(g) Surviving Corporation Common Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof, all of the shares of common stock of the Surviving Corporation that are issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall automatically be cancelled by virtue of the Second Merger.

(h) Second Merger Sub Common Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof, each membership interest of the Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as membership interest of the Surviving Entity and shall not be affected by the Second Merger.

(i) Additional Actions. The Company shall take all reasonably necessary actions to effect the treatment of (i) the Company Warrants pursuant to Section 3.1(d) in accordance with the applicable Company Warrants and (ii) the Company Options and the Company Restricted Stock pursuant to Section 3.1(e) and Section 3.1(f) in accordance with the Company Incentive Plans and the applicable award agreements.

Section 3.2 Consideration Election Procedures.

(a) On or prior to the Election Date, each Company Stockholder (i) entitled to receive consideration pursuant to Section 3.1(c) and (ii) who was a Company Stockholder on the date of the delivery of the Consent Solicitation Statement, shall be entitled to specify the number of such holder’s shares of Company Capital Stock with respect to which such holder makes a Cash Election or a Stock Election by complying with the procedures set forth in this Section 3.2. For the avoidance of doubt and notwithstanding anything else to the contrary set forth herein, each Cash Election or Stock Election made pursuant to this Section 3.2 shall be deemed to be made with respect to each applicable Company Stockholder on an “as-converted” to Company Common Stock basis.

(b) Parent shall prepare and file as an exhibit to the Registration Statement, a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. Not less than twenty (20) days prior to the Election Date, the Company shall mail or otherwise deliver the Form of Election to each holder of record (as of such mailing) of Company Common Stock and Company Preferred Stock. Each Company Stockholder entitled to receive consideration pursuant to Section 3.1(c) shall use the Form of Election to make a Cash Election or a Stock Election. In the event that any such Company Stockholder fails to make a Cash Election or a Stock Election with respect to any or all shares of Company Capital Stock held or beneficially owned by such holder, then such holder shall be automatically deemed to have made a Stock Election with respect to those shares.

(c) Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office, by 5:00 p.m. (New York time) on the Business Day that is five (5) Business Days prior to the Closing Date or such other date as Parent and the Company will, prior to the Closing, mutually agree (the “Election Date”), a Form of Election duly, completely and validly executed and accompanied by any additional documents required by the procedures set forth in the Form of Election. Parent and the Company shall publicly announce the anticipated Election Date at least ten (10) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date; provided, that such subsequent announcement may be made five (5) Business Days prior to the Closing Date and the Election Date may be four (4) Business Days prior to the Closing Date.

(d) Any election made pursuant to this Section 3.2 will have been properly made only if the Company will have actually received a properly completed Form of Election prior to the Election Date (and the Company shall reasonably promptly provide copies of such to Parent). Any Form of Election may be revoked or changed by the person submitting it, by written notice received by the Company prior to the Election Date. In the event a Form of Election is validly revoked prior to the Election Date, the holders of the shares of Company Common Stock and Company Preferred Stock represented by such Form of Election shall be deemed to have made a Stock Election with respect to those shares, except to the extent a subsequent election is properly made prior to the Election Date. Any Cash Election or Stock Election as of the Election Date is final and irrevocable, unless (i) otherwise consented to in writing by the Company (which such consent may, in the Company’s sole discretion, be provided or denied), or (ii) this Agreement is validly terminated in accordance with Article 10, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any shares of Company Common Stock (or Company Preferred Stock on an “as-converted” to Company Common Stock basis), no further registration of transfers of such shares shall be made on the stock transfer books of the Company until the Closing, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 3.2.

(e) The determination of the Company shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made or revoked pursuant to this Section 3.2. None of Parent, First Merger Sub, Second Merger Sub, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election. Notwithstanding anything herein to the contrary, the Company shall be permitted, in its reasonable discretion, to reduce the Cash Consideration Cap and/or reject Cash Elections proportionately or in the entirety.

Section 3.3 Exchange of Company Securities.

(a) Exchange Agent. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 3.3, an amount in cash payable by Parent pursuant to Section 3.1(c) and Section 3.3(h) (in any event, not to exceed the Cash Consideration Cap) and the number of shares of Parent Common Stock sufficient to deliver the Stock Consideration payable by Parent pursuant to this Agreement, in each case, as set forth in the Company Closing Schedule (such amount of cash and such shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”). Upon the completion of such deposit, Parent shall have no liability with respect to the amount in cash payable by Parent pursuant to Section 3.1(c) and Section 3.3(h) or the Stock Consideration. Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the amount in cash payable by Parent pursuant to Section 3.1(c) and Section 3.3(h) or the Per Share Stock Consideration, as applicable, out of the Exchange Fund in accordance with the Company Closing Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent such fund increases for any reason above the level required to make prompt payment of any outstanding Per Share Cash Consideration to be paid in pursuant to Section 3.1(c)(i), Parent shall, following such prompt payment, be the sole owner of any amounts left over in such Exchange Fund.

(b) Exchange Procedures. Concurrently with the mailing of the Consent Solicitation Statement, Parent shall direct the Exchange Agent to mail to each holder of Company Common Stock or Company Preferred Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, pursuant to Section 3.1(c), or consideration pursuant to Section 3.1(f): a letter of transmittal, which shall be in a form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”). Within two (2) Business Days (but in no event prior to the First Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (to the extent such shares of Company Common Stock or Company Preferred Stock are or were certificated) via a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Parent shall direct the Exchange Agent to deliver the Per Share Stock Consideration, the Per Share Cash Consideration or consideration pursuant to Section 3.1(f), as applicable, in accordance with the provisions of Section 3.1 and Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each Certificate entitled to receive the Per Share Stock Consideration, the Per Share Cash Consideration or consideration pursuant to Section 3.1(f), as applicable, in accordance with Section 3.1 shall be deemed at all times after the First Effective Time to represent only the right to receive upon such surrender the Per Share Stock Consideration, the Per Share Cash Consideration or the consideration pursuant to Section 3.1(f), as applicable, that such holder is entitled to receive in accordance with the provisions of Section 3.1.

(c) No Further Rights in Company Capital Stock. The Per Share Stock Consideration and the Per Share Cash Consideration, as applicable, payable upon conversion of the outstanding shares of Company Capital Stock (including shares of Company Common Stock resulting from the conversion of the Company Preferred Stock and the exercise of Company Warrants or Company Options) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

(d) Adjustments to Per Share Consideration. The Per Share Stock Consideration and the Per Share Cash Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Securities or Parent Common Stock occurring on or after the date hereof and prior to the First Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one-year after the First Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Capital Stock who have not theretofore complied with this Section 3.3 shall thereafter look only to Parent for the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, Parent, the Surviving Corporation or the Surviving Entity shall be liable to any holder of shares of Company Capital Stock (including shares of Company Common Stock resulting from the conversion of the Company Preferred Stock and the exchange of the Company Options and the Company Warrants) for any such shares of Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.3.

(g) Withholding Rights. Each of the Company, the Surviving Corporation, the Surviving Entity, the Parent Entities and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under the Code or any provision of applicable state, local or non U.S. Tax Law. The Parties shall cooperate reasonably and in good faith to eliminate or reduce any such deduction or withholding to the extent permitted by applicable Law (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Fractional Shares. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of shares of Company Capital Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Each holder of shares of Company Capital Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates surrendered by such holder and after aggregating all fractional shares that would otherwise be received by such holders into whole shares) shall receive, in lieu thereof, cash in an amount equal to such fractional amount multiplied by the average weighted price per share of Parent Common Stock on the NYSE (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive trading days ending with the last complete trading day prior to the Closing Date.

(i) Parent Closing Schedule. At least two (2) Business Days prior to the Closing Date, Parent shall deliver to the Company a schedule (the “Parent Closing Schedule”) that is true, correct and consistent with the terms of this Agreement showing Parent’s estimate of (a) the aggregate amount of cash to be funded pursuant to PIPE Subscriptions with respect to PIPE Subscription Agreements remaining in effect and not terminated or repudiated (or threatened to be terminated or repudiated), and (b) the Available Parent Cash, including Parent’s good faith estimate of (i) the balance of the Trust Account, (ii) the aggregate amount of cash to be funded pursuant to Backstop Subscriptions with respect to Backstop Subscription Agreements remaining in effect and not terminated or repudiated (or threatened to be terminated or repudiated), (iii) any other cash held by Parent as of immediately prior to the Closing, (iv) the Parent Share Redemption Amount, (v) all indebtedness for borrowed money of Parent as of immediately prior to the Closing, including the amount and holder of such Indebtedness, (vi) all Excluded Parent Transaction Expenses, and (vii) any Excess Parent Transaction Expenses that Sponsor elected to be discharged by cash payment by Parent against a corresponding cancellation of shares of Parent Common Stock held by Sponsor, as well as a schedule setting forth each expected payee of Parent Transaction Expenses and Excluded Parent Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses. From and after delivery of the Parent Closing Schedule and through the Closing Date, (x) Parent shall, one (1) day prior to the Closing Date, provide to the Company any changes to the Parent Closing Schedule (including any component thereof) (the “Updated Parent Closing Schedule”), and (y) the Company shall have the right to review and comment on such calculations and estimates, Parent shall consider in good faith any such comments made by the Company, and the Company and Parent shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Parent Closing Schedule (and any updates or revisions as may be agreed to by the Company and Parent shall be included in the Updated Parent Closing Schedule, with such Updated Parent Closing Schedule and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). Parent shall, and shall cause its Representatives to, (i) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Parent Closing Schedule and Updated Parent Closing Schedule and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide reasonable access to personnel, books, records and other information during normal business hours and upon reasonable notice to the extent related to the preparation of the Parent Closing Schedule and Updated Parent Closing Schedule and reasonably requested by the Company or its Representatives in connection with such review; provided that, the Company shall not, and shall cause its Representatives to not, and Parent shall not be required to take any action that would, unreasonably interfere with the business of Parent Entities in connection with any such access.

(j) Company Closing Schedule. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent and the Exchange Agent a schedule (the “Company Closing Schedule”) that is true, correct and consistent with the Forms of Election received by the Company pursuant to Section 3.2 showing (i) the percentage allocation of the Stock Consideration to each of the holders of Company Securities at the Closing as well as the corresponding number (and class) of shares of Parent Common Stock to be issued to such holders of Company Common Stock in accordance with Section 3.1(c) and the Company Charter, (ii) the Per Share Cash Consideration, if any, to be paid to each of the holders of Company Common Stock in accordance with Section 3.1(c) and the Company Charter and (iii) with respect to each Company Securityholder, the Earnout Pro Rata Portion in respect of such holder’s Company Common Stock and the Earnout Pro Rata Portion in respect of such holder’s Company Options and Company Warrants. The Company Closing Schedule shall also include (A) the name of each Company Securityholder, (B) the number and type of shares of Company Capital Stock, Company Restricted Stock awards, Company Options and Company Warrants held by each holder thereof, and (C) the Company’s good faith estimate of (x) each item of Indebtedness, including in each case, the amount and holder of such Indebtedness, of the Company Group Members or their respective Subsidiaries that will be outstanding as of the Closing, (y) the aggregate amount of cash and cash equivalents held by the Company Group Members and their respective Subsidiaries as of the Closing and (z) each expected payee of Company Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses. For the avoidance of doubt, Parent and the Company agree that (1) if no Company Stockholder makes a Cash Election or receives cash pursuant to Section 3.1(c)(i), the aggregate number of shares of Parent Common Stock to be issued in respect of shares of Company Capital Stock and issuable in respect of converted Company Options and Company Warrants as of the First Effective Time pursuant to the terms of this Agreement shall be 128,160,000 and the Company Closing Schedule shall reflect the same, and (2) in no event shall the cash payable by Parent or any other person in respect of shares of Company Capital Stock pursuant to the terms of this Agreement exceed the Cash Consideration Cap and the Company Closing Schedule shall reflect the same. The Company Closing Schedule shall also include the Primary Cash Amount. Following Parent’s receipt of the Company Closing Schedule and through the Closing Date, (A) the Company shall, one (1) day prior to the Closing Date, provide to Parent any changes to the Company Closing Schedule (including any component thereof) (the “Updated Company Closing Schedule”), and (B) Parent shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Parent, and the Company and Parent shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Company Closing Schedule (and any updates or revisions as may be agreed to by the Company and Parent shall be included in the Updated Company Closing Schedule, with such Updated Company Closing Schedule and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). The Company shall, and shall cause its Representatives to, (1) reasonably cooperate with Parent and its Representatives to the extent related to Parent’s review of the Company Closing Schedule and Updated Company Closing Schedule and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (2) provide reasonable access to personnel, books, records and other information during normal business hours and upon reasonable notice to the extent related to the preparation of the Company Closing Schedule and the Updated Company Closing Schedule and reasonably requested by Parent or its Representatives in connection with such review; provided that, Parent shall not, and shall cause its Representatives to not, and the Company shall not be required to take any action that would, unreasonably interfere with the business of the Company Group in connection with any such access.

Section 3.4 Stock Transfer Books. At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. From and after the First Effective Time, the holders of Certificates representing shares of Company Capital Stock outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the First Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, in accordance with the provisions of Section 3.1.

Section 3.5 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the First Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights

(such shares of Company Capital Stock, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. If any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses the rights to appraisal of any Dissenting Shares held by such Company Stockholder under Section 262 of the DGCL, then such shares of Company Capital Stock shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.3(b), of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.6 Earnout Securities.

(a) Following the Closing, in addition to the consideration to be received pursuant to Section 3.1, the Company Securityholders as of the First Effective Time shall be issued up to an additional 35,000,000 shares of Parent Common Stock, as follows:

(i) 8,750,000 shares of Parent Common Stock, in the aggregate, if at any time during the Earnout Period, (x) the Closing Price is greater than or equal to $12.00 over any 20 Trading Days within any period of thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in the holders of shares of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $12.00 per share (the “First Earnout”) (such 8,750,000 shares of Parent Common Stock, the “First Earnout Shares”);

(ii) 8,750,000 shares of Parent Common Stock, in the aggregate, if at any time during the Earnout Period, (x) the Closing Price is greater than or equal to $14.00 over any 20 Trading Days within any period of thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in the holders of shares of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $14.00 per share (the “Second Earnout”) (such 8,750,000 shares of Parent Common Stock, the “Second Earnout Shares”);

(iii) 8,750,000 shares of Parent Common Stock, in the aggregate, if at any time during the Earnout Period, (x) the Closing Price is greater than or equal to $16.00 over any 20 Trading Days within any period of thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in the holders of shares of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $16.00 per share (the “Third Earnout”) (such 8,750,000 shares of Parent Common Stock, the “Third Earnout Shares”); and

(iv) 8,750,000 shares of Parent Common Stock, in the aggregate, if at any time during the Earnout Period, (x) the Closing Price is greater than or equal to $18.00 over any 20 Trading Days within any period of thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in the holders of shares of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $18.00 per share (the “Fourth Earnout” and together with the First Earnout, the Second Earnout and the Third Earnout, the “Earnouts”) (such 8,750,000 shares of Parent Common Stock, the “Fourth Earnout Shares” and together with the First Earnout Shares, the Second Earnout Shares and the Third Earnout Shares, the “Earnout Shares”).

(b) If any of the Earnouts shall have been achieved prior to the conclusion of the Earnout Period, within five (5) Business Days following the achievement of the applicable Earnout, Parent shall, or shall cause the Exchange Agent or any replacement transfer agent engaged by Parent to, issue each Company Securityholder’s Earnout Pro Rata Portion of the Earnout Shares issuable in connection with such Earnout. If any of the Earnouts shall not have been achieved on or prior to the conclusion of the Earnout Period, the Company Securityholders shall have no further right to receive the applicable Earnout Shares. To the extent that any portion of the Earnout Shares issued relates to an Exchanged Restricted Stock Award that remains unvested as of such Earnout (each such Exchanged Restricted Stock Award, an “Unvested Exchanged Restricted Stock Award”), then such Earnout Shares shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Restricted Stock Award over the remaining vesting schedule of the applicable Unvested Exchanged Restricted Stock Award.

(c) Notwithstanding anything in Section 3.3(b) to the contrary, to the extent that any portion of the Earnout Shares that would otherwise be issued to a Company Optionholder hereunder relates to a Company Option exchanged for an Exchanged Option that remains unvested as of the date on which such Earnout is achieved (each such Exchanged Option, an “Unvested Exchanged Option”), then in lieu of issuing the Company Optionholder’s Earnout Pro Rata Portion of the Earnout Shares to such Company Optionholder, Parent shall instead issue, as soon as practicable following the later of (i) the occurrence of such Earnout and (ii) Parent’s filing of a Form S-8 Registration Statement, to each holder of an Unvested Exchanged Option, an award of Earnout RSUs for a number of shares of Parent Common Stock equal to the Earnout Pro Rata Portion of the Earnout Shares issuable with respect to the Unvested Exchanged Option. A holder of an Unvested Exchanged Option shall only be granted Earnout RSUs if such holder remains in continuous service to Parent, the Company Group or one of their respective Subsidiaries as of the date on which the applicable Earnout is achieved and the applicable grant date of the Earnout RSUs. Such Earnout RSUs shall vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date) over the remaining vesting schedule of the applicable Unvested Exchanged Option and shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Option. All Earnout RSUs to be issued hereunder shall be issued under and pursuant to the terms of the Equity Incentive Plan and shall cover a number of shares in addition to, and will not otherwise reduce or decrease, the share reserve approved for all other awards under Section 7.10 under such Equity Incentive Plan.

(d) The Closing Price targets and any determination with respect to the achievement of the Earnouts and the amount of Earnout Securities shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Parent Common Stock, occurring on or after the date hereof and prior to the time any such Earnout Securities are delivered to the Company Securityholders, if any.

(e) The right of a Company Securityholder to receive the Per Share Earnout Consideration pursuant to this Section 3.6 (or Earnout RSUs, if applicable) shall not be transferrable or assignable to any other person except by will or intestacy upon the death of a Company Stockholder or Company Optionholder that is a natural person and any shares of Parent Common Stock issuable under this Section 3.6 shall be issued solely in the name of, or for the benefit of, such Company Stockholder or Company Optionholder or its permitted transferee in accordance with this Section 3.6(e).

(f) For the avoidance of doubt, if the condition for more than one Earnout is achieved, the Earnout Shares to be earned in connection with such Earnout shall be cumulative with any Earnout earned prior to such time in connection with the achievement of any other Earnout; provided that, for avoidance of doubt, Earnout Shares in respect of each Earnout will be issued and earned only once and the aggregate Earnout Shares issued shall in no event exceed 35,000,000 shares of Parent Common Stock.

(g) Notwithstanding the foregoing, the issuance of the Earnout Securities shall be subject to Tax withholding pursuant to Section 3.3(g).

(h) Notwithstanding the foregoing, if any issuance of Earnout Securities requires a filing under the HSR Act, such issuance shall not be made until the applicable waiting period under the HSR Act applicable to the acquisition of such securities has expired or been terminated.

(i) Any Earnout Shares payable hereunder in Parent Common Stock shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulations Section 1.483-4(b), Example 2 using the 3-month test rate of interest provided for in Treasury Regulations Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to any such payment of Earnout Shares payable hereunder in Parent Common Stock to each Company Stockholder pursuant to Section 3.6(a), Parent Common Stock representing the principal component (with a value equal to the principal component) and Parent Common Stock representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Parent by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article 4), the Company represents and warrants to Parent as follows:

Section 4.1 Company Organization. The Company is duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware, except as would not be material to the Company. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Parent are true, correct and complete. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Subsidiaries. A complete list, as of the date hereof, of each Subsidiary of the Company, its jurisdiction of incorporation, formation or organization, as applicable, and the percentage of the equity interest of each Subsidiary owned by the Company and each other Company Group Member is set forth on Section 4.2 of the Company Disclosure Letter. Other than with respect to the Subsidiaries identified on Section 4.2 of the Company Disclosure Letter (the “Company Subsidiaries”), the Company does not directly or indirectly own, and has never owned, any Equity Securities in, any other corporation, partnership, joint venture or business association or other entity. True and complete copies of the Governing Documents of each Subsidiary have been made available to Parent prior to the date of this Agreement.

Section 4.3 Due Authorization. The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is or will be a party and (subject to the approvals described in Section 4.5) and, subject only to obtaining the Company Stockholder Approval, to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors of the Company, and other than the execution and delivery of the Company Stockholder Approval, no other company or corporate proceeding on the part of the Company Group Members is or will be necessary to authorize this Agreement and the Ancillary Agreements to which the Company is or will be a party contemplated hereby, in each case, as applicable. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which the Company is or will be a party will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, such Ancillary Agreements to which the Company is or will be a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company, in each case, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”). At a meeting duly called and held, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers and the Company Preferred Stock Conversion (such Company Preferred Stock Conversion to be effected on the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger), on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers and the Company Preferred Stock Conversion (such Company Preferred Stock Conversion to be effected on the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger), be adopted by the Company Stockholders. The Company Stockholder Approval is the only vote or consent of holders of any class of Equity Securities of the Company that is required to adopt this Agreement and approve the Transactions.

Section 4.4 No Violation. Subject to the receipt of the Company Stockholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of the Company, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to any Company Group Member, (c) violate any provision of, or result in the breach of, result in (in each case, with or without notice or lapse of time, or both) the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than the Company Group Members), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Governmental Permit or Material Contract, or terminate or result in the termination of any such Governmental Permit or Material Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Company Group Member except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no consent, waiver, approval, expiration or termination of waiting periods or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any of the Company Group Members with respect to the Company’s execution, delivery or performance of this Agreement or the Ancillary Agreements to which the Company is or will be a party or consummation by the Company of the Transactions, except for (i) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC, NASDAQ or the New York Stock Exchange (the “NYSE”) or in connection with the First Certificate of Merger or the Second Certificate of Merger and (iii) as may be required pursuant to the HSR Act.

Section 4.6 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 190,000,000 shares of Company Common Stock (including Company Restricted Stock), of which 32,095,913 shares are outstanding and (ii) 135,622,253 shares of Preferred Stock, of which (A) 7,675,410 shares have been designated Company Series A Preferred Stock, of which 7,675,410 shares are outstanding, (B) 9,148,940 shares have been designated Company Series A-1 Preferred Stock, of which 9,148,940 shares are outstanding, (C) 3,060,560 shares have been designated Company Series A-2 Preferred Stock, of which 3,060,560 shares are outstanding, (D) 27,812,260 shares have been designated Company Series B Preferred Stock, of which 27,812,260 shares are outstanding, (E) 23,822,065 shares have been designated Company Series C Preferred Stock, of which 23,822,065 shares are outstanding, (F) 26,092,812 shares have been designated Company Series D Preferred Stock, of which 20,968,375 shares are outstanding, and (G) 38,010,206 shares have been designated Company Series D-1 Preferred Stock, of which 32,521,937 shares are outstanding. The outstanding shares of capital stock contemplated by the immediately preceding sentence (A) constitute all of the outstanding shares of capital stock of the Company and (B) when combined with Interim Period issuances of shares of Company Common Stock pursuant to Company Options, will constitute, as of the Closing, all of the outstanding shares of capital stock of the Company. All of the outstanding shares of capital stock or other equity interests of the Company (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) have been offered, sold and issued in compliance, in all material respects, with applicable Law, including federal and state securities Laws, and all requirements set forth in the Company Governing Documents and any other applicable Contracts governing the issuance of such securities, (3) are not subject to, and have not been issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, including federal and state securities Laws, or the Company Governing Documents or any Contract to which any Company Group Member is a party or otherwise is bound and (4) are free and clear of any Liens (other than the restrictions under applicable securities Laws and restrictions existing under the terms of the Governing Documents of the Company).

(b) As of the date of this Agreement, 20,141,684 shares of Company Common Stock are issuable pursuant to outstanding Company Options and 795,144 shares of Company Restricted Stock are outstanding, in each case granted prior to the date of this Agreement. Section 4.6(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the last Business Day prior to the date of this Agreement, (i) all of the holders of capital stock (including the number of shares owned by such person), warrants (including the number of shares of Company Common Stock underlying such warrants and the exercise price thereof) and equity awards of the Company and (ii) all of the holders of outstanding Company equity awards (including Company Options and Company Restricted Stock), including, on an award-by-award basis, the type of award, the name of the holder, the number of shares of Company Common Stock underlying the award, including the cumulative number of shares underlying vested awards, the vesting schedule, where applicable, and the exercise price, where applicable.

(c) Other than as set forth in this Section 4.6 or on Section 4.6 of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Capital Stock, or other equity interests in the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party or by which the Company is bound and (v) no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.

Section 4.7 Capitalization of the Company Subsidiaries.

(a) The outstanding Equity Securities of each of the Company Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in compliance, in all material respects, with applicable Law, including federal and state securities Laws, and all requirements set forth in the Company Governing Documents and any other applicable Contracts governing the issuance of such securities, (iii) are not subject to, and have not been issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, including federal and state securities Laws, or the Company Governing Documents or any Contract to which any Company Group Member is a party or otherwise is bound and (iv) are free and clear of any Liens (other than the restrictions under applicable securities Laws and restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens). The Company does not own any Equity Securities other than as set forth on Section 4.7(a) of the Company Disclosure Letter.

(b) Other than as set forth in this Section 4.7 or on Section 4.7 of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of any Company Subsidiaries, or any other Contracts to which any Company Group Member is a party or by which any Company Group Member or any of its assets or properties are bound obligating any Company Group Member to issue or sell any Equity Securities of, other equity interests in or debt securities of, any Company Subsidiary, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Company Subsidiary, (iii) (A) no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any securities or equity interests of any Company Subsidiary and (B) no outstanding bonds, debentures, notes or other indebtedness of any Company Group Member having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the holders of the Equity Securities of any Company Subsidiary may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Equity Securities of any Company Subsidiary to which any Company Group Member is a party or by which any Company Group Member is bound and (v) no Equity Securities of any Company Subsidiary issued and outstanding, other than Equity Securities owned, directly or indirectly, by the Company.

Section 4.8 Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheet of the Company Group as of December 31, 2020 and December 31, 2019, and the audited consolidated statements of operations, cash flows and changes in stockholders’ equity for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, together with the auditor’s report thereon (the “Audited Financial Statements”), (ii) the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company Group as of and for the six-month period ended June 30, 2021 and (iii) the unaudited condensed consolidated balance sheet of the Company Group as of August 31, 2021 ((ii) and (iii) collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company Group, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in stockholders’ deficit and their consolidated cash flows for the respective periods then ended, but subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, (ii) were prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), but subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, (iii) were prepared from, are in accordance with and accurately reflect in all material respects, the books and records of the Company Group and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Company Group has in place systems and processes that are customary for companies at the same stage of development as the Company Group which are designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements. Neither the Company Group nor, to the knowledge of the Company Group Members, any representative of the Company Group has received or otherwise had or obtained knowledge of the Company Group Members of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Group or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company Group has engaged in incorrect accounting or auditing practices and, to the knowledge of the Company Group Members, there have been no instances of fraud that occurred during any period covered by the Financial Statements.

(d) Since August 31, 2021 until the date of this Agreement, the Company Group Members have not incurred any material Indebtedness for borrowed money.

Section 4.9 Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind against, any Company Group Member (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on a balance sheet of the Company Group prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business consistent with past practice (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by the Company Group Members of their obligations hereunder, or (e) that would not reasonably be expected to, individually or in the aggregate, result in material liability to the Company Group Members, taken as a whole.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no lawsuits, actions, suits, charges, mediations, complaints, investigations, audits, arbitrations, judgments, claims or other proceedings (whether federal, state, local or foreign), at law or in equity, pending or threatened in writing to any Company Group Member (collectively, “Legal Proceedings”) against or by any Company Group Member or their respective properties, assets or business; (b) no investigations, audits or other inquiries are pending or threatened in writing to any Member of the Company Group by any Governmental Authority, against any Company Group Member or their respective properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any Company Group Member, nor are any properties or assets of any Company Group Member bound by or subject to any Governmental Order, except, in the case of each of clauses (a) – (c), as has not, and would not reasonably be expected to, individually or in the aggregate, result in material non-monetary liability or amounts in excess of $250,000.

Section 4.11 Legal Compliance.

(a) Each Company Group Member is, and for the past three (3) years has been, in compliance with all applicable Laws of applicable Governmental Authorities that are applicable to such Company Group Member or by which any property or asset of such Company Group Member is bound, except where such non-compliance would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company Group Members, taken as a whole. In the past three (3) years, the Company Group Members have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company Group Members, taken as a whole.

(b) Each Company Group Member holds, and is in compliance with, all Governmental Permits necessary for the lawful conduct of its respective businesses or ownership of its respective assets and properties, except where such failure to hold or non-compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Governmental Permits are in full force and effect and are being complied with, except where the failure of such Governmental Permits to be in full force and effect has not been, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has been no decision by any Company Group Member not to renew any Governmental Permit in the ordinary course of business. No Legal Proceeding is pending or, to the knowledge of the Company Group Members, threatened, by any Governmental Authority seeking the revocation, limitation, suspension, withdrawal, modification or nonrenewal of any such Governmental Permit, except such Legal Proceedings that have not been, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts (other than any Company Benefit Plan) described in clauses (i) through (xvii) below to which, as of the date of this Agreement, any Company Group Member is a party or by which they are bound (such contracts listed on Section 4.12(a) of the Company Disclosure Letter, the “Material Contracts”). True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have been delivered to or made available to Parent or its agents or representatives prior to the date of this Agreement.

(i) any collective bargaining agreement, works council, or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”);

(ii) any Contract for the settlement or compromise of any Legal Proceeding under which any of the Company Group Members will have any material outstanding obligation after the date of this Agreement;

(iii) any Contract relating to Indebtedness by a Company Group Member or any guarantee or loan by any Company Group Member, in each case, representing obligations in excess of $500,000;

(iv) any Contracts involving any joint venture, partnership, joint development, revenue sharing or similar agreement, in each case, of a material nature;

(v) Contracts under which any Company Group Member (x) is a licensee of any Intellectual Property owned by any third party (other than non-exclusive licenses received in the ordinary course of business), which Intellectual Property is material to the operation of the business of the Company or any of its Subsidiaries, (y) is a licensor of or otherwise grants to a third party any rights to use any item of Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business, or (z) is a party and that restricts or otherwise adversely affects, in any material respect, a Company Group Member’s ownership of or ability to use, register, license or enforce any of its material Owned Intellectual Property (including concurrent use agreements, settlement agreements and coexistence agreements);

(vi) any Contract with any Governmental Authority;

(vii) any Contract (A) limiting or restricting the ability of a Company Group Member, in any material respect, to enter into or engage in any market or line of business or to compete with any Person or in any geographic area and (B) limiting or restricting the ability of any Company Group Member to otherwise conduct business as presently conducted in any material manner or place;

(viii) any revocable or irrevocable power of attorney granted by any Company Group Member to any Person for any purpose whatsoever;

(ix) any agreement with respect to the acquisition or disposition of any business, material assets or securities, or any equity or debt investment in any Person other than in the ordinary course of business and under which there is any surviving obligation of any Company Group Member;

(x) any agreements or series of related agreements with suppliers and vendors to which any Company Group Member is a party for the purchase of goods or services involving aggregate payments in excess of $400,000 during the year ended December 31, 2020 or expected to involve aggregate payments in excess of $400,000 during the year ended December 31, 2021, in each case, which cannot be cancelled by the Company Group Member or any of its Subsidiaries without payment or penalty upon notice of thirty (30) days or less, and whose unexpired term as of the Closing Date exceeds one year;

(xi) any agreements relating to any Related Party Transaction;

(xii) Contracts which involve commitments to make capital expenditures by any Company Group Member in excess of $250,000;

(xiii) the Company Group Members’ top ten (10) sponsorship agreements by expenditure during the twelve month period ending on December 31, 2020;

(xiv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement or similar agreement under which any Company Group Member is a lessor, sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by any Company Group Member, in any case which has future required scheduled payments in excess of $250,000 per annum and is not terminable by it upon notice of sixty (60) calendar days or less for a cost of less than $250,000;

(xv) Contracts for the employment or engagement of any individual service provider of any of the Company Group Members (A) that provide for annual base salary compensation greater than $300,000 or (B) that provide for the payment and/or accelerated vesting of any compensation or benefits upon the consummation of the Transactions;

(xvi) all Real Property Leases; and

(xvii) any Contract with any of the Top Customers or the Top Suppliers.

(b) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all of the Contracts to which any Company Group Member is a party or by which they are bound are in full force and effect and represent the legal, valid and binding obligations of the Company Group Member party thereto, subject to the Enforceability Exceptions and, to the knowledge of the Company Group Members, represent the legal, valid and binding obligations of the counterparties thereto, subject to the Enforceability Exceptions; and (ii) (x) the Company Group Members have performed all respective obligations required to be performed by them to date under the Contracts to which any Company Group Member is a party or by which they are bound, and neither the Company Group Members nor, to the knowledge of the Company Group Members, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, none of the Company Group Members has received any written claim or notice of termination or breach of or default under any such Contract or, except in response to COVID-19, waived any rights under any such Contract, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company Group Members or, to the knowledge of the Company Group Members, any other party thereto (in each case, with or without notice or lapse of time or both). The Company has made available to Parent true and complete copies of all Contracts (or have provided written summaries of oral Contracts) set forth on Section 4.12(a) of the Company Disclosure Letter.

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, (“ERISA”) (whether or not subject to ERISA) and any other plan, policy, program, practice, contract, or agreement (including any employment, consulting, service, bonus, performance awards, profit sharing, incentive or deferred compensation, profit sharing, equity or equity-based compensation, severance, retention, pension retirement, savings, supplemental retirement, change in control, vacation, paid time off, health, dental, life insurance, disability, fringe benefit or similar plan, policy, program, practice, contract or agreement), written or unwritten, funded or unfunded, providing compensation or other benefits to any current or former director, officer, individual consultant, or employee or individual service provider which are maintained, sponsored or contributed to (or required to be contributed to) by any Company Group Member or otherwise with respect to which any Company Group Member has any current or contingent liability, in each case whether or not subject to the Laws of the United States or funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent prior to the date hereof (i) the most recent determination letter or opinion letter, if any, from the IRS for any such Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (ii) the plan documents and summary plan descriptions, or a written description of the terms of any material Company Benefit Plan, (iii) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (iv) the most recent annual report on Form 5500 required to have been filed with the U.S. Department of Labor, including all schedules thereto; and (v) any material notices, records filings, or correspondence to or from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the U.S. Securities and Exchange Commission, or any other Governmental Authority relating to the operation, administration, or any compliance issues in respect of any such Company Benefit Plan.

(c) Except as has not had, or would not reasonably be expected to result in Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, funded, operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions, premiums and other payments that are due in respect of a Company Benefit Plan have been paid on or before their respective due dates, and any such amounts not yet due have been paid or properly accrued, and (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and, to the knowledge of the Company Group Members, not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon a determination or advisory letter or opinion letter for a prototype plan and, to the knowledge of the Company Group Members, no fact or event has occurred that would reasonably be expected to cause the loss of qualification of any such Company Benefit Plan.

(e) No Company Benefit Plan (i) is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) is a “defined benefit” plan (as defined in Section 3(35) of ERISA) or any other plan that is subject to Title IV of ERISA (“Title IV Plan”), (iii) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, or (iv) is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Neither the Company Group Members nor any of their ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. None of the Company Group Members has any material liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(f) Except as would not reasonably be expected to result in a Company Material Adverse Effect, with respect to the Company Benefit Plans, no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company Group Members, threatened in writing.

(g) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company Group Members for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law. Except as would not reasonably be expected to result in a Company Material Adverse Effect, no Company Group Member has incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(h) Except as set forth on Section 4.13(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) entitle any current or former director, employee, officer or other service provider of the Company Group Members to any severance pay (or an enhanced level or accelerated payment schedule of severance pay) or any other compensation payable by the Company Group Members upon a termination of employment or service after the date of this Agreement or any increase in the amount thereof, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding (through a grantor trust or otherwise), or vesting (or the waiver of the vesting conditions related to), or increase the amount of compensation or benefits due any such director, employee, officer or other individual service provider by the Company Group Members, or (iii) result in the payment of any “excess parachute payment” to any “disqualified individual” (each, within the meaning of Section 280G of the Code).

(i) No Company Group Member has any obligation (whether actual or contingent) to gross-up or reimburse any individual for any Taxes incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409(A) of the Code and applicable guidance thereunder, in each case, in all material respects.

Section 4.14 Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, none of the Company Group Members is a party to or bound by any CBA, works council agreement, or any similar Contract or any bargaining relationship with any labor union, works council, labor organization or other employee representative; no such agreement is being negotiated by any Company Group Member; no labor union, works council, labor organization or any other employee representative body has requested or, to the knowledge of the Company Group Members, has sought to represent any of the employees of the Company Group Members; and none of the employees of any of the Company Group Members is represented by a labor union, works council, labor organization or employee representative with respect to their employment with any Company Group Member. To the knowledge of the Company, there has been no labor organizing activity involving any employees of the Company Group Members. In the past three (3) years, there has been no actual or, to the knowledge of the Company Group Members, threatened unfair labor practice charge, strike, work stoppage, lockout, picketing, hand billing, or other material labor dispute against the Company Group Members.

(b) The Company Group Members are, and have been for the past one (1) year, in compliance in all material respects with all applicable Laws respecting labor and employment, including all Laws respecting terms and conditions of employment, employment standards, health and safety, wages and hours, working time, employee and worker classification (including correct classification of independent contractors and of employees as exempt and non-exempt), child labor, immigration (including with respect to the completion of Forms I-9 and visa requirements), employment harassment, discrimination and retaliation, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws (“WARN Act”)), workers’ compensation, paid time off, and unemployment insurance. The Company Group Members do not have and do not reasonably expect to have any liability with respect to any misclassification of any Person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company (each, a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Company Benefit Plan. To the knowledge of the Company Group Members, there are no material Legal Proceedings pending or threatened, relating to current or former employees of any Company Group Member.

(c) Except as would not result in material liability for any Company Group Member, in the past one (1) year, each Company Group Member has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current and former employees under applicable Law, Contract or company policy.

Section 4.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company Group Members have been filed, and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material Taxes due and owing by the Company Group Members (whether or not reflected on any Tax Return) have been duly paid in full.

(c) The Company Group Members have withheld and remitted to the appropriate Governmental Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party.

(d) None of the Company Group Members are currently the subject of or otherwise engaged in any material Tax audit, examination, investigation or other proceeding (judicial or administrative) with a Governmental Authority, nor has any Company Group Member received written notice from any Governmental Authority indicating that any such Tax audit, examination, investigation, or other proceeding is forthcoming.

(e) None of the Company Group Members have received any written claimed, proposed, asserted, or threatened deficiency, assessment, or adjustment with respect to a material amount of Taxes that has not been resolved in full. None of the Company Group Members have waived or extended the statute of limitations with respect to any assessment or collection of a material amount of Taxes which waiver or extension is still in effect, nor is any request from any Governmental Authority for any such waiver or extension outstanding.

(f) There are no Liens with respect to material Taxes on any of the assets of the Company Group Members, other than Permitted Liens.

(g) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), private letter ruling, or technical advice memorandum concerning Taxes has been entered into, or issued by, or requested from any Governmental Authority with respect to a Company Group Member that would be effective after the Closing Date.

(h) No Company Group Member is or has ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4.

(i) No Company Group Member has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(j) No Company Group Member (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code or any corresponding or similar provision of state, local, or non-U.S. Law) other than a group the common parent of which was the Company, (ii) has any liability for the Taxes of any Person (other than another Company Group Member) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. Law), as a transferee or successor, by operation of Law, or by Contract (other than any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or (iii) is a party to any Tax allocation, Tax sharing, Tax indemnity, or other similar Contract (other than any (x) Contract solely between or among the Company Group Members and (y) any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(k) No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) by reason of a change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or before to the Closing Date, (ii) installment sale or open transaction disposition transaction made on or prior to the Closing Date outside the ordinary course of business, (iii) prepaid amount, advanced amount, or deferred revenue received on or prior to the Closing Date outside the ordinary course of business, or (iv) by reason of an election pursuant to Section 965(h) of the Code.

(l) The Company is not (nor, at any point during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, has been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) No written claims have been made in the last six (6) years by any Governmental Authority in a jurisdiction where a Company Group Member does not file Tax Returns that such Company Group Member is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction.

(n) No Company Group Member has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

Section 4.16 Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property (including the date and name of the parties to each lease document).

(i) All of the leases, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to any Company Group Member, including all amendments and modifications thereof (collectively, and together with any guarantees and other material related documentation, the “Real Property Leases”) are in full force and effect and represent the legal, valid and binding obligations of the Company Group Member party thereto and, to the knowledge of the Company Group Members, represent the legal, valid and binding obligations of the counterparties thereto, in each case enforceable against each such party in accordance with its terms, subject to the Enforceability Exceptions; and

(ii) (x) the Company Group Members have performed in all material respects all respective obligations required to be performed by them under the Real Property Leases to which any Company Group Member is a party or by which they are bound, and neither the Company Group Members nor, to the knowledge of the Company Group Members, any other party thereto is in material breach of or material default under any such Real Property Lease, (y) during the last twelve (12) months, none of the Company Group Members has given or received any written claim or notice of termination or breach of or default under any such Real Property Lease, which has not been fully cured or waived, and (z) no event has occurred which, with the delivery of notice, the passage of time or both, individually or together with other events, would reasonably be expected to result in a material breach of or a material default, or would permit the acceleration of rent under any such Real Property Lease by the Company Group Members or, to the knowledge of the Company Group Members, any other party thereto. The Leased Real Property is in good condition and repair in all material respects, normal wear and tear excepted. The Company Group Members have delivered a true and complete copy of each Real Property Lease prior to the date of this Agreement.

(b) None of the Company Group Members has any ownership in any real property.

(c) Each of the Company Group Members have good title to or valid leasehold or license interests in all of the material assets and personal property that they purport to own, lease or license (including those assets reflected on the Financial Statements), free and clear of any and all Liens other than Permitted Liens. Such assets and properties constitute all of the assets and personal properties which are owned, used or held for use in the conduct by the Company Group Members of their businesses as they are currently conducted or contemplated to be conducted.

Section 4.17 Environmental, Health and Safety.

(a) The Company Group Members are, and for the past three (3) years have been, in compliance in all material respects with Environmental Laws, which compliance includes obtaining, maintaining, and complying in all material respects with all permits required under Environmental Laws.

(b) The Company Group Members have not received in the past three (3) years any written claims, notices or other information, and there are no Legal Proceedings pending or, to knowledge of the Company Group Members, threatened against any Company Group Member, in each case, alleging material violations of or material liability under any Environmental Law.

(c) None of the Company Group Members have treated, stored, disposed of, arranged for the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case so as to give rise to material liability (contingent or otherwise) under Environmental Laws.

(d) None of the Company Group Members have assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person under any Environmental Laws or with respect to Hazardous Materials.

(e) The Company Group Members have made available to Parent copies of all material environmental, health or safety assessments, audits and reports or other documents relating to the current or former properties, facilities or operations of any Company Group Member in the possession or under the reasonable control of any Company Group Member.

Section 4.18 Intellectual Property; Data Privacy.

(a) Section 4.18(a) of the Company Disclosure Letter lists all (a) patents and pending patent applications, (b) registered trademarks and pending trademark applications, (c) registered copyrights, and (d) domain name registrations, in each case that constitute Owned Intellectual Property as of the date of this Agreement (“Company Registered Intellectual Property”), in each case, listing, as may be applicable, the filing/application/registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant(s)/registered owners(s). Each item of the foregoing Company Registered Intellectual Property is (i) duly registered in the name of a Company Group Member, and (ii) subsisting, and has not been cancelled or abandoned. To the knowledge of the Company, all Company Registered Intellectual Property is valid and enforceable. No action is pending against any Company Group Member, or to the Company Group Members’ knowledge is threatened against any Company Group Member, challenging the validity, enforceability, registration, ownership or scope of any Owned Intellectual Property or any other Intellectual Property used by any of the Company Group Members. The Company Group Members have sufficient rights to use all material Intellectual Property currently used in the operation of their respective businesses, and, except (x) as would not reasonably be expected to be, individually or in the aggregate, material to the operation of the businesses of the Company Group Members and (y) for the effects of any actions taken by Parent or any of its Subsidiaries, all of those rights will survive the consummation of the Transactions and be held by the Surviving Entity or a Company Group Member, subject to any filings required to evidence the Surviving Entity’s rights therein.

(b) One or more of the Company Group Members exclusively own all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). All former and current officers, directors, employees, consultants, agents, and independent contractors of the Company Group Members who have contributed to or participated in the conception and development of material Owned Intellectual Property for any of the Company Group Members have entered into proprietary rights agreements with the relevant Company Group Member assigning ownership of such Owned Intellectual Property in such Company Group Member, except where such ownership of such Owned Intellectual Property is vested in the applicable Company Group Member by operation of law, and except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the operation of the businesses of the Company Group Members. Without limiting the foregoing, a Company Group Member has all right, title and interest in and to all material Intellectual Property developed, acquired or created by any officers, directors, employees, consultants, agents, and independent contractors for a Company Group Member in the course of his or her engagement by the Company Group. The Company Group Members have taken commercially reasonable steps to maintain the confidentiality of all trade secrets (including all source code for the products and services of the Company Group) and other material confidential Proprietary Information (including any disclosed to a Company Group Member by another Person) in accordance with industry practice. To the Company Group Members’ knowledge, (a) there has been no unauthorized access, use or disclosure of any trade secrets or other material confidential Proprietary Information of the Company Group Members, and (b) no officers, directors, employees, consultants, agents, and independent contractors of any Company Group Member is in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Owned Intellectual Property or any other Intellectual Property. Since June 30, 2018, no Company Group Member has transferred to any Person full or partial ownership of, granted any exclusive license with respect to, or abandoned or dedicated to the public (including as Open Source Software) any Intellectual Property that is or, as of the time of such transfer, license, abandonment or dedication, was material to the businesses of the Company Group Members, as conducted at the time of such transfer or as of the Closing Date.

(c) To the Company Group Members’ knowledge, (i) the operation of the Company Group Members’ business has not, since June 30, 2018, infringed, misappropriated, diluted or otherwise violated, and is not infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person and (ii) no Person (including any current or former employee or consultant of the Company Group Members) has, since June 30, 2018, infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property, in each case, in any material respect. No Legal Proceeding is pending or, to the Company Group Members’ knowledge, threatened against the Company Group Members or made by the Company Group Members against a third party, alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property rights, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company Group Members.

(d) The IT Systems (i) are sufficient in all material respects for the current operations of the Company Group Members, (ii) have not malfunctioned or failed since June 30, 2018, in any material respect, and (iii) do not contain, to the Company Group Members’ knowledge, any (x) bugs that would reasonably be expected to be material to the operation of the businesses of the Company Group Members, or (y) virus, malware, Trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise adversely affect the functionality of, any software or other IT Systems, or (z) spyware or adware. The Company Group Members have implemented and maintain commercially reasonable measures designed to protect the integrity and security of the IT Systems under their control, as well as commercially reasonable data backup and continuity, system redundancy and disaster avoidance and recovery procedures. To the knowledge of the Company Group Members, there has been, since June 30, 2018, no breach of the IT Systems under their control resulting in the unauthorized access, use, disclosure, modification, destruction or encryption of any Personal Data or Proprietary Information contained therein in any material respect (including, but not limited to, any event that would give rise to a breach or incident for which notification by the Company Group Members to individuals and/or Governmental Authorities is required under any applicable Law, code of conduct or Privacy Agreement to which any Company Group Member is a party).

(e) The Company Group Members have complied in all material respects with the terms of all Contracts governing the use or distribution of Open Source Software, and none of the Company Group Members have (i) incorporated any Open Source Software into, or combined Open Source Software with, any software included in the Owned Intellectual Property, or (ii) distributed Open Source Software in conjunction with any software included in the Owned Intellectual Property, in each case, in a manner that has required that any software included in the Owned Intellectual Property be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge. No source code of any material software included in the Owned Intellectual Property has been disclosed, licensed, escrowed or delivered to any Person (other than contractors engaged by a Company Group Member who are subject to confidentiality obligations with respect thereto), including an escrow agent, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any software included in the Owned Intellectual Property be disclosed or delivered to any Person.

(f) One of the Company Group Members possesses the source code, object code, and internal technical documentation (including complete source code files) for the material software included in the Owned Intellectual Property. To the Company Group Members’ knowledge, and except as would not reasonably be expected to be, individually or in the aggregate, material to the operation of the businesses of the Company Group Members, all source code and other documentation concerning the Company’s products and services is correct, accurate, complete and sufficiently documented to enable a software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize the software to which it pertains.

(g) The Company Group Members have implemented and maintain a comprehensive information security plan (the “Security Plan”), which implements commercially reasonable administrative, technical, and physical safeguards designed to protect the integrity, availability, and security of the IT Systems under their control, and the information stored therein (including, but not limited to, Personal Data, Proprietary Information and other confidential data in the possession or under the control of the Company Group Members) against loss, theft, damage, misuse, or unauthorized use, disclosure, access or modification. The Company Group Members are, and since June 30, 2018, have been, in compliance in all material respects with the Security Plan, all Privacy Laws, and all Privacy Agreements. To the knowledge of the Company Group Members, no complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data under their control is pending, or since June 30, 2018, has been made or threatened, against the Company Group Members. To the knowledge of the Company Group Members, no claim, audit or investigation is pending, or since June 30, 2018, has been made or threatened against the Company Group Members alleging that any use, disclosure, or processing of Personal Data by the Company Group Members: (i) is in violation of any applicable Privacy Laws, or (ii) is in violation of any Privacy Agreements. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Privacy Laws or Privacy Agreements or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Privacy Laws or Privacy Agreements.

(h) Except as set forth in Section 4.18(h) of the Company Disclosure Letter, none of the Owned Intellectual Property was, in whole or in part: (i) developed by, or on behalf of, or using funding, grants, or subsidies or any resources of, any Governmental Authority or any university, educational institution, research center or any entity affiliated with such university, educational institution or research center, (ii) developed utilizing any facilities of any Governmental Authority or any university, educational institution, research center or any entity affiliated with such university, educational institution or research center, (iii) developed by any employee, faculty or students of a governmental authority, university, college, other educational institution or research center, or (iv) to the knowledge of the Company Group Members, developed by any independent contractor who was concurrently working for a Governmental Authority, university, college, other educational institution or research center. In the event that any such funds, grants, subsidies, facilities, employees, faculty or students were used, such use does not and will not preclude or restrict the sale, transfer, alienation and/or license of any such Owned Intellectual Property.

Section 4.19 Absence of Changes.

(a) From December 31, 2020 until the date of this Agreement, there has not been any Company Material Adverse Effect.

(b) Since December 31, 2020 until the date of this Agreement, except as set forth in Section 4.19 of the Company Disclosure Letter, the Company Group Members have, in all material respects, conducted their business and operated their properties in the ordinary course of business.

(c) Since August 31, 2021 until the date of this Agreement, the Company Group Members and their Subsidiaries have not taken any action or omitted to take any action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Parent in accordance with Section 6.1, excluding the actions referenced in Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iii), Section 6.1(b)(ix), Section 6.1(b)(x), Section 6.1(b)(xvi) or Section 6.1(b)(xix).

Section 4.20 Anti-Corruption Compliance; Sanctions; PATRIOT ACT.

(a) For the past three (3) years, none of the Company Group Members, nor, to the knowledge of the Company Group Members, any director, officer, employee, member, equityholder, manager, representative or agent acting on behalf of any Company Group Member, has, directly or indirectly (i) made or attempted to make or promised to pay, any contribution, gift, bribe, rebate, payoff, influence payment or kickback or promised to give or authorized such a promise or gift, of any money or anything of value or other payment, to (A) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (B) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence: (1) to obtain favorable treatment for business or contracts secured, (2) to pay for favorable treatment for business or contracts secured, (3) to obtain special concessions or for special concessions already obtained or (4) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where the Company Group Member is conducting or has conducted business, or (ii) established or maintained any unlawful fund or asset that has not been recorded in the Company Group Member’s books and records, except, in each case, to the extent any payments or failure to so record would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company Group Members, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company Group Members, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to any Company Group Member.

(d) None of the Company Group Members or any of their respective directors or officers, nor, to the knowledge of the Company Group Members, any employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(e) The Company Group Members are, and for the last five (5) years have been, in compliance in all material respects with (i) Sanctions and (ii) the PATRIOT Act.

(f) No Company Group Member has received any claims, complaints, charges, investigations, voluntary disclosures, or proceedings under economic sanctions or import or export laws and regulations involving any Company Group Member, and, to the knowledge of the Company Group Members, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof.

Section 4.21 Insurance. Each Company Group Member currently maintains, and has for the past three (3) years maintained insurance required by Law or any Contract to which any of them is party or by which any of them is bound. All such insurance policies are in full force and effect, all premiums due have been paid in full, no Company Group Member is in default with respect to its payment obligations under any such policies, and no notice of cancellation or termination has been received by any Company Group Member with respect to any such policy. No Company Group Member nor any of its Subsidiaries has any self-insurance or co-insurance programs. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.22 Information Supplied. None of the information supplied or to be supplied by any Company Group Member specifically for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Parent Stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company Group Members make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 4.23 Brokers’ Fees. Except as set forth on Section 4.23 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Company Group Member, any of their Subsidiaries’ or any of their Affiliates for which Parent, any Company Group Member or any of the Company Group Members’ Subsidiaries has any obligation.

Section 4.24 No Outside Reliance. Notwithstanding anything contained in this Article 4 or any other provision hereof, each of the Company Group Members, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company Group Members has made its own investigation of Parent and that neither Parent nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Parent in Article 5 or in any Ancillary Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Parent or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any management presentations that have been or shall hereafter be provided to the Company Group Members or any of their Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Parent, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 5 of this Agreement or in any Ancillary Agreement. Except as otherwise expressly set forth in this Agreement or in any Ancillary Agreement, each of the Company Group Members understands and agrees that any assets, properties and business of the Parent Entities are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 5 or in any Ancillary Agreement, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.25 Customers / Suppliers.

(a) Section 4.25(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) customers based on the aggregate revenue from such counterparty during the twelve month period ending December 31, 2020 (the “Top Customers”).

(b) Except as set forth on Section 4.25(b) of the Company Disclosure Letter and for concessions, amendments and changes made in response to COVID-19, as of the date of this Agreement, none of the Top Customers (i) has informed any of the Company Group Members in writing that such Top Customer will or intends to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with any of the Company Group Members (other than due to the expiration of an existing contractual arrangement), or (ii) is otherwise involved in a material dispute against any of the Company Group Members or their respective businesses.

(c) Section 4.25(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) suppliers based on the aggregate amount paid by the Company Group to such counterparty during the twelve month period ending December 31, 2020 (the “Top Suppliers”).

(d) Except as set forth on Section 4.25(d) of the Company Disclosure Letter and for changes to accounts and users in the ordinary course of business, as of the date of this Agreement, none of the Top Suppliers has, (i) informed in writing any of the Company Group Members that it will or intends to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with any of the Company Group Members (other than due to the expiration of an existing contractual arrangement), or (ii) is otherwise involved in a material dispute against any of the Company Group Members or their respective businesses.

Section 4.26 No Additional Representation or Warranties. Except as provided in this Article 4 or in any Ancillary Agreement, neither the Company Group Members nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to Parent or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or its Affiliates. Without limiting the foregoing, the Company Group Members acknowledge that the Company Group Members, together with their respective advisors, have made their own investigation of the Parent Entities and, except as provided in Article 5 or in any Ancillary Agreement, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Parent Entities, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Parent Entities as conducted after the Closing, as contained in any materials provided by Parent or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT ENTITIES

Except as set forth in (i) any Parent SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Parent SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.9 and Section 5.11), or (ii) in the disclosure letter delivered by Parent to the Company (the “Parent Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article 5), each Parent Entity represents and warrants to the Company (provided that no representation or warranty by the Company shall apply to any statement or information in the Parent SEC Filings that relates to the Statement) as follows:

Section 5.1 Company Organization. Each Parent Entity has been duly incorporated, organized or formed and is validly existing as a corporation and in good standing or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Each Parent Entity is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. True and complete copies of the Governing Documents of each Parent Entity have been made available to the Company prior to the date of this Agreement.

Section 5.2 Due Authorization.

(a) Each Parent Entity has all requisite corporate power and authority to (a) execute, deliver and perform under this Agreement and the Ancillary Agreements to which it is or will be a party contemplated hereby and (b) consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder, subject to obtaining the Parent Stockholder Approval. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party contemplated hereby and the consummation of the Transactions and thereby have been (i) duly and validly authorized and approved by the board of directors or equivalent governing body of each Parent Entity and (ii) determined by the board of directors of Parent as advisable to Parent and the Parent Stockholders and recommended for approval by the Parent Stockholders. No other company or equivalent proceeding on the part of any Parent Entity is or will be necessary to authorize this Agreement and the Ancillary Agreements to which any Parent Entity is or will be a party contemplated hereby (other than the Parent Stockholder Approval). This Agreement has been, and at or prior to the Closing, the Ancillary Agreements to which it is or will be a party contemplated hereby will be, duly and validly executed and delivered by each applicable Parent Entity, and this Agreement constitutes, and at or prior to the Closing, the Ancillary Agreements to which any Parent Entity is or will be a party contemplated hereby will constitute, a legal, valid and binding obligation of each such Parent Entity, enforceable against each such Parent Entity in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming that a quorum (as determined pursuant to the Parent Governing Documents) is present:

(i) each of the Transaction Proposals set forth in clauses (A)-(C) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Parent Class A Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Governing Documents) at a Parent Stockholders’ Meeting duly called by the board of directors of Parent and held for such purpose; and

(ii) each of the Transaction Proposals set forth in clauses (D)-(G) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Parent Class A Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Governing Documents) at a Parent Stockholders’ Meeting duly called by the board of directors of Parent and held for such purpose.

(c) The foregoing vote is the only votes of any of Parent’s share capital necessary in connection with entry into this Agreement by Parent and the consummation of the Transactions, including the Domestication and the Closing.

(d) At a meeting duly called and held, the board of directors of Parent has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Parent Stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the assets held in the Trust Account (less any deferred underwriting discounts and commissions and taxes payable on interest earned on the Trust Account) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) resolved to recommend to Parent Stockholders approval of each of the Transaction Proposals.

(e) The board of directors of First Merger Sub has approved and declared advisable, this Agreement and the Transactions, and Parent, in its capacity as the sole stockholder of First Merger Sub shall approve and adopt this Agreement by written consent immediately following its execution. Parent, in its capacity as the sole member of Second Merger Sub, has approved and adopted this Agreement and the Transactions by written consent.

Section 5.3 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4 and to receipt of the Parent Stockholder Approval, the execution, delivery and performance by the Parent Entities of this Agreement and the Ancillary Agreements to which any such Parent Entity is or will be a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of any Parent Entity, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to any Parent Entity, (c) violate any provision of, or result in (in each case, with or without notice or lapse of time, or both) the breach of, result in the loss of any right or benefit (including any forfeiture or reduction in carried interest), require any consent, waiver, approval, authorization, notice or other action by any Person (other than Parent Entities), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or Governmental Permit to which any Parent Entity is a party or by which any Parent Entity may be bound, or terminate or result in the termination of any such Contract or Governmental Permit or (d) result in the creation of any Lien upon any of the properties or assets of any Parent Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of the Company Group Members contained in this Agreement, no Governmental Authorization is required on the part of any Parent Entity with respect to any Parent Entity’s execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation by any Parent Entity of the Transactions, except for (i) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC, NASDAQ or the NYSE or in connection with the First Certificate of Merger or the Second Certificate of Merger and (iii) as may be required pursuant to the HSR Act.

Section 5.5 Capitalization of Parent.

(a) As of the date hereof, the authorized share capital of Parent is 441,000.00 divided into (i) 400,000,000 Parent Class A Ordinary Shares of which 57,500,000 shares are issued and outstanding as of the date of this Agreement, (ii) 40,000,000 Parent Class B Ordinary Shares, of which 14,375,000 shares are issued and outstanding as of the date of this Agreement and (iii) 1,000,000 Parent Preference Shares, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Parent Securities”). The foregoing represent all of the issued and outstanding Parent Securities. All issued and outstanding Parent Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Parent Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Parent Governing Documents or any Contract to which Parent is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b) Subject to the terms of conditions of the relevant Parent Warrant Agreement, the Parent Warrants will be exercisable after giving effect to the Transactions for one share of Parent Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date hereof, 14,225,000 Parent Common Warrants and 9,566,667 Parent Private Placement Warrants are issued and outstanding. No Parent Warrants are exercisable until thirty (30) days after the Closing. All outstanding Parent Common Warrants and Parent Private Placement Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Parent Governing Documents; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Parent Governing Documents or any Contract to which Parent is a party or otherwise bound. Except for the Parent Governing Documents and this Agreement, there are no outstanding Contracts of Parent to repurchase, redeem or otherwise acquire any Parent Securities.

(c) Except as set forth in this Section 5.5 of the Parent Disclosure Letter, Parent has not granted any outstanding subscriptions, options, stock appreciation rights, “phantom stock”, warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for Parent Securities, any other commitments, calls, conversion rights, rights of exchange of privilege (whether pre-emptive, contractual or by matter of Law), plans or other arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of Parent the sale of treasury shares or other equity interests of Parent or the value of which is determined by reference to the Parent Securities, and there are no voting trusts, proxies or agreements of any kind which may obligate Parent to issue, purchase, register for sale, redeem or otherwise acquire any Parent Securities.

(d) The Parent Ordinary Shares are duly authorized and validly issued, fully paid and non-assessable and issued in compliance with applicable Law and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or the Parent Governing Documents.

(e) The outstanding Equity Securities of each of First Merger Sub and Second Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.5(e) of the Parent Disclosure Letter, all of the outstanding Equity Securities of each of First Merger Sub and Second Merger Sub are owned by Parent, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(f) Other than as set forth in this Section 5.5 or on Section 5.5 of the Parent Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of First Merger Sub or Second Merger Sub, or any other Contracts to which any Parent Entity is a party or by which First Merger Sub or Second Merger Sub or any of its assets or properties are bound obligating any Parent Entity to issue or sell any Equity Securities of, other equity interests in or debt securities of, any Company Subsidiary, (ii)

no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in First Merger Sub or Second Merger Sub, (iii) (A) no outstanding contractual obligations of any Parent Entity to repurchase, redeem or otherwise acquire any securities or equity interests of First Merger Sub or Second Merger Sub and (B) no outstanding bonds, debentures, notes or other indebtedness of any Parent Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the holders of the Equity Securities of First Merger Sub or Second Merger Sub may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Equity Securities of any Company Subsidiary to which any Parent Entity is a party or by which any Parent Entity is bound and (v) no Equity Securities of First Merger Sub or Second Merger Sub is issued and outstanding, other than Equity Securities owned by Parent.

(g) Parent has no Subsidiaries other than First Merger Sub and Second Merger Sub and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any other Person, whether incorporated or unincorporated. No Parent Entity is party to any Contract that obligates any Parent Entity to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, if any, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities. Except as disclosed in Parent SEC Filings, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Except as disclosed in Parent SEC Filings, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Except as set forth in Section 5.6(c) of the Parent Disclosure Letter, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d) The Parent SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, cash flow and stockholders’ equity of Parent for the year ended December 31, 2020, together with the auditor’s reports thereon (the “Parent Financial Statements”). Except as disclosed in the Parent SEC Filings, the Parent Financial Statements present (i) fairly present in all material respects the financial position of Parent, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The Company acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) Parent continues to review the Statement and its implications, including on the financial statements and other information included in the Parent SEC Filings and (iii) any restatement, revision or other modification of the Parent SEC Filings in connection with such review of the Statement or any subsequent related agreements, statements, interpretations or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement, including for purposes of this Section 5.6(d) and Section 5.9(f) below. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by any Parent Entity to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Parent Entity. No Parent Entity has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) No Parent Entity (including any employee thereof) or the independent auditors of Parent has identified or been made aware of (i) except as disclosed in Parent SEC Filings, any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 No Undisclosed Liabilities. Except as set forth on Section 5.7 of the Parent Disclosure Letter, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind, against, any Parent Entity (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on a balance sheet of Parent or any of its Subsidiaries prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto included in Parent SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Parent SEC Filings in the ordinary course of business consistent with past practice (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by the Parent Entities of their obligations hereunder, or (e) that would not, reasonably be expected to, individually or in the aggregate, result in material liability to the Parent Entities, taken as a whole.

Section 5.8 Litigation and Proceedings. Except as set forth on Section 5.8 of the Parent Disclosure Letter, (a) there are no Legal Proceedings pending or threatened in writing to Parent against or by any Parent Entity or its properties, assets or business; (b) no investigations, audits or other inquiries are pending or threatened in writing to Parent by any Governmental Authority, against any Parent Entity or its properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any Parent, nor are any properties or assets of any Parent Entity bound by or subject to any Governmental Order, except in the case of each of clauses (a) – (c), as would not reasonably be expected to, individually or in the aggregate, be materially adverse to the Parent Entities, taken as a whole.

Section 5.9 Taxes.

(a) All material Tax Returns required by Law to be filed by the Parent Entities have been filed, and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material Taxes due and owing by the Parent Entities (whether or not reflected on any Tax Return) have been duly paid in full.

(c) The Parent Entities have withheld and remitted to the appropriate Governmental Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party.

(d) None of the Parent Entities are currently the subject of or otherwise engaged in any material Tax audit, examination, investigation or other proceeding (judicial or administrative) with a Governmental Authority, nor has any Parent Entity received written notice from any Governmental Authority indicating that any such Tax audit, examination, investigation, or other proceeding is forthcoming.

(e) None of the Parent Entities have received any written claimed, proposed, asserted, or threatened deficiency, assessment, or adjustment with respect to a material amount of Taxes that has not been resolved in full. None of the Parent Entities have waived or extended the statute of limitations with respect to any assessment or collection of a material amount of Taxes which waiver or extension is still in effect, nor is any request from any Governmental Authority for any such waiver or extension outstanding.

(f) There are no Liens with respect to material Taxes on any of the assets of the Parent Entities, other than Permitted Liens.

(g) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), private letter ruling, or technical advice memorandum concerning Taxes has been entered into, or issued by, or requested from any Governmental Authority with respect to a Parent Entity that would be effective after the Closing Date.

(h) No Parent Entity is or has ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4.

(i) No Parent Entity has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(j) No Parent Entity (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code or any corresponding or similar provision of state, local, or non-U.S. Law) other than a group the common parent of which was Parent, (ii) has any liability for the Taxes of any Person (other than a Parent Entity) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. Law), as a transferee or successor, by operation of Law, or by Contract (other than any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or (iii) is a party to any Tax allocation, Tax sharing, Tax indemnity, or other similar Contract (other than any (x) Contract solely between or among the Parent Entities and (y) any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(k) No Parent Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) by reason of a change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or before to the Closing Date, (ii) installment sale or open transaction disposition transaction made on or prior to the Closing Date outside the ordinary course of business, (iii) prepaid amount, advanced amount, or deferred revenue received on or prior to the Closing Date outside the ordinary course of business, or (iv) by reason of an election pursuant to Section 965(h) of the Code.

(l) Parent is not (nor, at any point during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, has been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) No written claims have been made in the last six (6) years by any Governmental Authority in a jurisdiction where a Parent Entity does not file Tax Returns that such Parent Entity is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction.

(n) No Parent Entity has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(o) For U.S. federal income tax purposes, each of Parent and First Merger Sub is, and has been since its formation, classified as a corporation, and Second Merger Sub is, and has been since its formation, classified as an entity disregarded as separate from Parent.

(p) The Transactions shall not be the direct or indirect cause of any amount paid or payable by Parent or any of its Affiliates being classified as an “excess parachute payment” under Section 280G of the Code.

Section 5.10 SEC Filings. Except as set forth in Section 5.10 of the Parent Disclosure Letter, Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by Parent with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Parent SEC Filings”). Each of the Parent SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Filings. To the knowledge of Parent, none of the Parent SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.11 Trust Account. As of the date of this Agreement, Parent has at least $575,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $20,125,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, effective as of August 12, 2020, between Parent and Continental Stock Transfer and Trust Company, a New York corporation, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than holders of Parent Class A Ordinary Shares (prior to the Domestication) sold in Parent’s initial public offering who shall have elected to redeem their Parent Class A Ordinary Shares (prior to the Domestication) pursuant to the Parent Governing Documents and the underwriters of Parent’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Parent Share Redemptions. There are no proceedings pending or, to the knowledge of Parent, threatened with respect to the Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Parent to dissolve or liquidate pursuant to the Parent Governing Documents shall terminate, and as of the Closing, Parent shall have no obligation whatsoever pursuant to the Parent Governing Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the Transactions. To Parent’s knowledge, as of the date hereof, following the Closing, no Parent Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is exercising a Parent Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Group Members contained herein and the compliance by the Company Group Members with their respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date.

Section 5.12 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.13 Absence of Changes.

(a) Since December 31, 2020 through the date of this Agreement, there has not been any Parent Material Adverse Effect.

(b) Since December 31, 2020, except as set forth in Section 5.13(b) of the Parent Disclosure Letter, Parent has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.14 Business Activities.

(a) Since its organization, Parent has not conducted any business activities other than activities related to Parent’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Parent Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not had, and would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Parent to enter into and perform their obligations under this Agreement.

(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) As of the date hereof and except for this Agreement and as set forth in Section 5.14(c) of the Parent Disclosure Letter, the Ancillary Agreements and Transactions (including with respect to Parent Transaction Expenses), no Parent Entity is a party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries after the date hereof in excess of $75,000 in the aggregate with respect to any individual Contract.

Section 5.15 Employees. Other than any officers as described in the Parent SEC Filings, Parent, First Merger Sub and Second Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, officer or director. Parent, First Merger Sub and Second Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any employee benefit plan.

Section 5.16 NYSE Stock Market Quotation. The Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “RBAC”. The Parent Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RBAC.WS”. Except as set forth on Section 5.16 of the Parent Disclosure Letter, Parent is in compliance with the rules of the NYSE and there is no Action or proceeding pending or, to the knowledge of Parent, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister the Parent Class A Ordinary Shares or Parent Common Warrants or terminate the listing of Parent Class A Ordinary Shares or Parent Common Warrants on the NYSE. Neither Parent nor any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Ordinary Shares or Parent Common Warrants under the Exchange Act except as contemplated by this Agreement. Parent has not received any written or, to the knowledge of Parent, oral deficiency notice from the NYSE relating to the continued listing requirements of the Parent Class A Ordinary Shares or Parent Common Warrants.

Section 5.17 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) under the Securities Act and/or filed pursuant to Section 14(a) of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date of any filing pursuant to Rule 424(b) under the Securities Act and/or Section 14(a) of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Parent Stockholders, and at the time of the Parent Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company Group Members for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 5.18 Takeover Statutes and Charter Provisions. The board of directors of Parent has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to Parent or any of its Subsidiaries in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or any of its Subsidiaries is subject, party or otherwise bound.

Section 5.19 Brokers’ Fees. Except fees described on Section 5.19 of the Parent Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Parent or any of its Affiliates or for which the Company Group Members may become liable.

Section 5.20 Subscription Agreements.

(a) Prior to the execution and delivery of this Agreement, Parent has delivered to the Company true, correct and complete copies of each of the Subscription Agreements pursuant to which the Private Placement Investors party thereto have agreed, on the terms and subject only to the conditions set forth therein (other than the conditions contained in this Agreement), to purchase shares of Parent Common Stock at the Parent Share Price and the Parent Incentive Warrants, in an aggregate amount equal to the PIPE Commitment Amount with respect to the PIPE Subscription Agreements, and up to the Backstop Commitment Amount with respect to the Backstop Subscription Agreement. As of the date hereof, each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon Parent and, to the knowledge of Parent, each of the Private Placement Investors party to such Subscription Agreements, in each case, assuming the due authorization, execution and delivery by the other parties thereto, enforceable in accordance with their terms, except as may be limited by the Enforceability Exceptions. As of the date hereof, none of the Subscription Agreements have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Parent, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Private Placement Investors party thereto in any respect. There are no Contracts, side letters or other understandings between Parent or any of its Affiliates and any Private Placement Investor or any of its Affiliates relating to any such Subscription Agreement that would adversely affect the obligation of such Private Placement Investor to purchase from Parent the applicable portion of the PIPE Subscription set forth in such PIPE Subscription Agreement of such PIPE Investor on the terms set forth in such PIPE Subscription Agreement. Except for the equity commitment letter delivered by the investors specified therein to Sponsor with respect to the Backstop Subscription, in the form delivered to the Company (the “Commitment Letter”), there are no Contracts, side letters or other understandings between Parent or any of its Affiliates and Sponsor or any of its Affiliates relating to the Backstop Subscription Agreement that would adversely affect the obligation of Sponsor to purchase from Parent the applicable portion of the Backstop Subscription set forth in the Backstop Subscription Agreement on the terms set forth in the Backstop Subscription Agreement. Parent has fully paid any and all commitment fees or other fees to any Private Placement Investor required in connection with the Subscription Agreements that are payable on or prior to the date hereof pursuant to the Subscription Agreements and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements.

(b) As of the date hereof, assuming the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 will be satisfied, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement, and, as of the date hereof, to the actual knowledge of Parent, there is not any fact or event that would or would reasonably be expected to cause any of the conditions set forth in any such Subscription Agreement not to be satisfied.

Section 5.21 No Outside Reliance. Notwithstanding anything contained in this Article 5 or any other provision hereof, each of the Parent Entities, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Parent Entities have made their own investigation of the Company Group Members and that neither the Company Group Members nor any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company Group Members in Article 4 or in any Ancillary Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Group Members or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Parent or its representatives) or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 4 of this Agreement or in any Ancillary Agreement. Except as otherwise expressly set forth in this Agreement or in any Ancillary Agreement, Parent understands and agrees that any assets, properties and business of the Company Group Members are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties of the Company contained in Article 4 or in any Ancillary Agreement, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.22 No Additional Representation or Warranties. Except as provided in this Article 5 or in any Ancillary Agreement, none of the Parent Entities nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to the Company Group Members or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company Group Members or their Affiliates. Without limiting the foregoing, Parent acknowledges that Parent, together with its advisors, has made its own investigation of the Company Group Members and their respective Subsidiaries and, except for the representations of the Company as provided in Article 4 or in any Ancillary Agreement, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Group Members or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company Group Members and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Parent or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any COVID-19 Measures), (iii) as set forth on Section 6.1 of the Company Disclosure Letter or (iv) as consented to by

Parent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article 10 (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) operate the business of the Company Group in the ordinary course consistent with past practice, including with respect to the making of capital expenditures included in the 2021 budget of the Company and its Subsidiaries previously made available to Parent, and (y) preserve intact the current business organization and ongoing businesses of the Company Group and maintain the existing relations and goodwill of the Company Group with customers, suppliers, partners, distributors and creditors of the Company Group.

(b) Without limiting the generality of the foregoing, except (A) as expressly contemplated or permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law (including for this purpose any COVID-19 Measures), (C) as set forth on Section 6.1 of the Company Disclosure Letter or (D) as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall not, and the Company shall cause its Subsidiaries not to:

(i) change or amend the Governing Documents of the Company or any of its Subsidiaries, except as otherwise required by Law or to effect the Company Preferred Stock Conversion;

(ii) make or declare any dividend or distribution to the stockholders of any Company Group Member or make any other distributions in respect of any of the Company Interests, except for dividends and distributions by a Subsidiary of the Company to the Company or another Subsidiary of the Company;

(iii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the capital stock or equity interests of any Company Group Member, except for the Company Preferred Stock Conversion and any such transaction by the Company or any of its Subsidiaries that remains a Subsidiary of the Company after consummation of such transaction;

(iv) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or any of its Subsidiaries, except for (A) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or any of its Subsidiaries in connection with the forfeiture or cancellation of such interests or the repurchase of outstanding shares of Company Capital Stock of any current or former employees of any Company Group Member pursuant to the terms of the Governing Documents of the Company or the terms set forth in the underlying agreements governing such equity securities, (B) pursuant to the exercise of Company Options or withholding of taxes with respect to equity awards of the Company and (C) transactions between the Company and a Subsidiary of the Company, or among Subsidiaries of the Company;

(v) sell, assign, transfer, convey, lease, license, sublease, abandon, permit to lapse, mortgage, pledge, encumber or otherwise dispose of any material tangible or intangible assets or properties of the Company or any of its Subsidiaries except for (A) dispositions of obsolete or worthless equipment in the ordinary course of business, (B) transactions between the Company and a Subsidiary of the Company, or among Subsidiaries of the Company and (C) non-exclusive licenses of the Company Intellectual Property in the ordinary course of business and consistent with past practice;

(vi) acquire any ownership or leasehold interest in any real property or materially amend any existing Real Property Lease;

(vii) make an acquisition of (whether by merger, stock or asset purchase or otherwise), capital investment in, or any loan to (or series of acquisitions, capital investments or loans), any other Person, other than advances to the directors, officers or employees of any Company Group Member in the ordinary course of business;

(viii) liquidate, dissolve, reorganize or otherwise wind up the business or operations of any Company Group Member;

(ix) (A) make or change any material method of accounting for Tax purposes, (B) make, change or revoke any material Tax election that is inconsistent with past practices (except as required by the Code or applicable law) if such Tax election is reasonably expected to materially increase any Tax liability of the Company or any of its Subsidiaries in a post-Closing Tax period, (C) enter into any closing agreement relating to material Taxes, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) affirmatively surrender any right to claim a material refund of Taxes, (F) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment (other than extensions of time to file Tax Returns obtained in the ordinary course of business), (G) file any amended income or other material Tax Return, except as required by applicable Law, or (H) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Mergers from qualifying for the Intended Tax Treatment;

(x) (A) authorize or issue any additional Company Interests or securities exercisable for or convertible into Company Interests or (B) grant any options, warrants or other equity-based awards that relate to the equity of the Company or any of its Subsidiaries, provided, that the consent of Parent shall not be required with respect to (1) the grant of any Company Options or Company Restricted Stock awards to eligible recipients in accordance with the Company Incentive Plans in the ordinary course of business, (2) the issuance of Company Capital Stock upon the exercise of any Company Options or Company Warrants or settlement of any Company Restricted Stock awards, or the issuance of the Designated Company Warrants pursuant to the applicable warrant subscription agreements, (3) the issuance of shares of Company Common Stock pursuant to the terms of the Company Preferred Stock or any Company Options or Company Warrants, (4) the issue of Company Capital Stock required pursuant to the terms of any Material Contract, (5) issuances of Equity Securities by any other Company Group Member to the Company or any other Company Group Member or (6) the matters set forth on Section 6.1(b)(x) of the Company Disclosure Letter;

(xi) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, equity split, redemption, purchase of its or any of its Subsidiaries’ equity interests or other reorganization of any Company Group Member;

(xii) commence, waive, release, settle, compromise or otherwise resolve any investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (A) in an amount less than $2,000,000 in the aggregate (excluding any amounts paid or payable by an insurance provider) or (B) that imposed any material non-monetary obligation on Parent;

(xiii) make or commit to make capital expenditures (other than capital expenditures made in the ordinary course of business consistent with past practices) in excess of $250,000, except for such capital expenditures included in the 2021 budget of the Company and its Subsidiaries previously made available to Parent;

(xiv) except for the matters set forth on Section 6.1(b)(xiv) of the Company Disclosure Letter, incur, assume or guarantee any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any the Company Group Member or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practices and in an aggregate principal amount not to exceed $5,000,000;

(xv) except as otherwise required by applicable Law or the terms of any Company Benefit Plan as in effect on the date hereof, (A) adopt, establish, enter into, terminate, modify or amend in any material respect any Company Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof, other than in the ordinary course of business consistent with past practice, (B) accelerate the vesting or payment of (or waive the vesting requirements with respect to) any compensation or benefits under any Company Benefit Plan, or (C) recognize any union or employee representative body for purposes of collective bargaining or negotiate or enter into any CBA, works council agreement or other similar Contract or understanding with any union, works council or other labor organization;

(xvi) materially increase the compensation or benefits (excluding any equity-based awards) of any current director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, except for increases in salary or hourly wage rates made in the ordinary course of business to any such Persons with annual base salary less than $350,000 or for ordinary course annual salary increases (and corresponding bonus opportunity increases) that do not exceed, in the aggregate, 20% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2020;

(xvii) implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that trigger notice or other requirements under the WARN Act;

(xviii) enter into any Related Party Transaction;

(xix) change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(xx) incur any Liens, other than Permitted Liens; or

(xxi) enter into any Contract to do any action prohibited under this Section 6.1.

(c) Notwithstanding anything to the contrary, nothing in this Agreement is intended to or shall cause Parent to directly or indirectly control the Company or any of its Subsidiaries before Closing in violation of Antitrust Laws.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the possession of the Company or any of its Subsidiaries from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation) or matters related to any Acquisition Proposal or discussions related thereto prior to May 18, 2021, to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or any of its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any Phase II invasive or intrusive investigations, testing, sampling or analysis of any properties, facilities or equipment of the Company or any of its Subsidiaries without the prior written consent of the Company. All information obtained by Parent and its representatives shall be subject to the Confidentiality Agreement.

Section 6.3 Preparation and Delivery of Additional Interim Financial Statements and FY 2021 Financial Statements.

(a) If the Effective Time has not occurred prior to November 12, 2021, as soon as reasonably practicable following November 12, 2021, the Company shall deliver to Parent the auditor reviewed condensed consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the nine-month period ended September 30, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Additional Interim Financial Statements”); provided, that upon delivery of such Additional Interim Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Additional Interim Financial Statements in the same manner as the Interim Financial Statements.

(b) If the Effective Time has not occurred prior to March 31, 2022, as soon as reasonably practicable following March 31, 2022, the Company shall deliver to Parent the audited consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the year ended December 31, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “FY 2021 Financial Statements”); provided, that upon delivery of such FY 2021 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the FY 2021 Financial Statements in the same manner as the Audited Financial Statements.

Section 6.4 Acquisition Proposals. During the Interim Period, the Company and its Subsidiaries shall not, and the Company shall instruct and use its respective reasonable best efforts to cause its representatives not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state with respect to an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

Section 6.5 Support of Transaction. Without limiting any covenant contained in Article 6 or Article 8, the Company shall, and shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that the Company or any of its Subsidiaries or Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article 8 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 6.6 Company Stockholder Approval.

(a) The Company shall (i) obtain and deliver to Parent the Company Stockholder Approval in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), as soon as reasonably practicable (and in any event within three (3) Business Days) after the Registration Statement is declared effective under the Securities Act, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto.

(b) Without limiting the generality of subsection (a) above, the Company shall use its reasonable best efforts to obtain and deliver to Parent, prior to the Closing, the approval of this Agreement and the Transactions, including the Mergers, and, the Company Preferred Stock Conversion (such Company Preferred Stock Conversion to be effected on the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger), and the making of any filings, notices or information statements in connection with the foregoing, from all of the holders of Company Capital Stock (including those that did not execute the Company Holders Support Agreement), in the same manner contemplated by subsection (a) above (without regard to the three (3) Business Day deadline specified therein).

Section 6.7 Confidentiality. All non-public information of Parent provided to the Company pursuant to this Agreement shall be treated as confidential pursuant to the terms of this Section 6.7. Except as otherwise provided herein, the Company shall, and shall cause each of its Subsidiaries to, hold in confidence, and the Company shall not, and shall cause its Subsidiaries not to, disclose any non-public information of Parent provided hereunder, including exercising the same degree of care as the Company exercises with its own confidential or proprietary information of a similar nature. The Company and its Subsidiaries acknowledge and agree that some of the information provided to the Company and its Subsidiaries pursuant to this Section 6.7 may be considered “material non-public information” for purposes of securities Laws, and the Company shall, and shall cause its Subsidiaries to, abide by all securities Laws relating to the handling of and acting upon material non-public information of or regarding Parent. The Company shall, and shall cause its Subsidiaries to, only use any such non-public information for purposes of consummating the transactions contemplated by this Agreement. The Company shall not, and shall cause its Subsidiaries not to, disclose any portion of such non-public information to any person other than its or their and their respective Affiliates’ managers, members, stockholders, officers, directors, partners, employees, legal counsel, accountants, advisors, agents and consultants (collectively, “Representatives”) and who “need to know” such non-public information in order to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries shall be responsible for any breach of this Section 6.7 by any of its Representatives, and agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of such non-public information. Notwithstanding anything contained herein to the contrary, this Section 6.7 shall not (i) prohibit the Company and its Subsidiaries from disclosing any such non-public information (x) to the extent required in order for the Company and its Subsidiaries to comply with applicable Law, provided that the Company and its Subsidiaries, to the extent permitted by applicable Law, provide prior written notice of such required disclosure to Parent and use commercially reasonable efforts to avoid or minimize the extent of such disclosure, at Parent’s sole expense or (y) if such non-public information becomes generally available to the public other than as a result of disclosure by the Company or its Subsidiaries or their respective Representatives in breach of this or (ii) prohibit or limit the Company, its Subsidiaries and their Affiliates from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to the Company’s and its Subsidiaries’ investors, prospective investors and advisors bound by customary confidentiality provisions. Notwithstanding the foregoing, any non-public information of Parent provided to the Company and its Subsidiaries pursuant to this Agreement may be disclosed, and no notice as referenced above is required to be provided, pursuant to requests or demands by any Governmental Authority with jurisdiction over the Company, its Subsidiaries or their Representatives and not directed at Parent or the transactions contemplated by this Agreement; provided that the Company, its Subsidiaries or their Representatives, as applicable, inform any such authority of the confidential nature of the information disclosed to them and request they keep such information confidential in accordance with such Governmental Authority’s policies and procedures.

Section 6.8 Name Change. At least two (2) Business Days prior to the Closing Date, the certificate of incorporation of the Company shall be amended to change the name of the Company to “SeatGeek Operations, Inc.”, or another name as may be determined by the Company in its sole discretion; provided, that the filing of such amendment shall be subject to all of the conditions set forth in Article 9 having been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing).

ARTICLE 7

COVENANTS OF PARENT

Section 7.1 Trust Account Proceeds and Related Available Equity.

(a) If Available Parent Cash (prior to adding the amount of the Backstop Subscription actually consummated, if any, to the definition and amount of Available Parent Cash), as estimated in the Parent Closing Schedule, is less than Two Hundred Million Dollars ($200,000,000) (such shortfall, the “Available Parent Cash Shortfall”), then in accordance with and subject to the conditions set forth in the Backstop Subscription Agreement, Parent shall issue to Sponsor and Sponsor shall purchase, a number of shares of Parent Common Stock in an aggregate amount equal to the Available Parent Cash Shortfall a price per share equal to the Parent Share Price, provided, that in no event shall the aggregate amount required to be funded pursuant to the Backstop Subscription Agreement exceed the Backstop Subscription Amount, and the amount of the Backstop Subscription actually consummated shall be added to the definition and amount of Available Parent Cash, including for purposes of Section 9.3(f) and Section 9.2(d). Parent shall reasonably cooperate with and shall take all actions reasonably required to consummate the Backstop Subscription in accordance with the Backstop Subscription Agreement, including, without limitation, by issuing to Sponsor shares of Parent Common Stock equal to the amount of the Backstop Subscription funded by Sponsor divided by the Parent Share Price. For the avoidance of doubt, in no event shall Sponsor or its Affiliates be required to fund (x) all or any portion of the Backstop Subscription to the extent that, after giving effect to the funding in full of the Backstop Subscription, the condition set forth in Section 9.2(d) would not be satisfied or (y) any amount in excess of the Backstop Subscription Amount.

(b) Upon satisfaction or waiver of the conditions set forth in Article 9 and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Parent Stockholders pursuant to the Parent Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to or at the direction of Parent for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2 NYSE Listing. From the date hereof through the Closing, Parent shall use its reasonable best efforts to ensure that Parent remains listed as a public company on the NYSE and complies with the NYSE continued listing requirements. Prior to the Closing, Parent shall prepare, in consultation with the Company, and submit to the NYSE a listing application covering the Parent Common Stock issuable in the Domestication, the Mergers and the PIPE Subscriptions and the Parent Incentive Warrants, and shall use its reasonable best efforts to obtain approval for the listing of such Parent Common Stock and the parties hereto shall reasonably cooperate with respect to such listing.

Section 7.3 No Solicitation by Parent. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 10, Parent shall not, and shall cause its Subsidiaries not to, and Parent shall instruct its and their representatives not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company, its Subsidiaries and their respective representatives. From and after the date hereof, Parent shall, and shall instruct its officers and directors to, and Parent shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company, its Subsidiaries and their respective representatives).

Section 7.4 Parent Conduct of Business.

(a) During the Interim Period, each Parent Entity shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, as required by applicable Law (including for this purpose any COVID-19 Measures) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.

(b) Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), no Parent Entity shall not, and each Parent Entity shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Parent Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of any Parent Entity, except as contemplated by the Transaction Proposals;

(ii) (A) make or declare any dividend or distribution to the stockholders of Parent or make any other distributions in respect of any of Parent’s or any of its Subsidiary’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Parent’s or any of its Subsidiary’s capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Parent or any of its Subsidiaries, other than a Parent Share Redemption (prior to the First Effective Time) pursuant to the Parent Governing Documents;

(iii) (A) make or change any material method of accounting for Tax purposes, (B) make, change or revoke any material Tax election that is inconsistent with past practices (except as required by the Code or applicable law), (C) enter into any closing agreement relating to material Taxes, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) affirmatively surrender any right to claim a material refund of Taxes, (F) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment (other than extensions of time to file Tax Returns obtained in the ordinary course of business), (G) file any amended income or other material Tax Return, except as required by applicable Law, or (H) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Mergers from qualifying for the Intended Tax Treatment;

(iv) other than as expressly contemplated by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Parent or any of its Subsidiaries (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any of its Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness (i) in respect of working capital loans as described in the Prospectus or (ii) for borrowed money or guarantee incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the transactions contemplated by this Agreement in an aggregate principal amount not to exceed $5,000,000;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 7.4(b)(v) and other fees and expenses for professional services incurred in the ordinary course in support of the transactions contemplated by this Agreement;

(vii) (A) issue any Parent Securities or securities exercisable for or convertible into Parent Securities, other than the issuance of the Parent Common Stock pursuant to this Agreement, (B) grant any options, warrants or other equity-based awards with respect to Parent Securities not outstanding on the date hereof or (C) except to the extent necessary to add the Parent Incentive Warrants to the Parent Warrant Agreement, amend, modify or waive any of the material terms or rights set forth in any Parent Common Warrant, Parent Private Placement Warrant or Parent Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(ix) acquire any ownership interest in any real property;

(x) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(xi) (A) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts to which any Parent Entity is party (including engagement letters with financial advisors) that is not necessary to consummate the Transactions or in a manner that would materially and adversely affect any Parent Entity after the Closing or impose material liabilities on any Parent Entity after the Closing or (B) enter into any Contract that would entitle any third party to any bonuses, payments or other fees upon or conditioned upon the consummation of the Closing, except as necessary to consummate the Transactions and so long as the amounts payable with respect to all such Contracts entered into after the date hereof do not result in any Excess Parent Transaction Expenses; provided, that such limitation shall not apply to fees payable to or Contracts with services providers engaged by Parent prior to the Closing for printing, mailing and solicitation services with respect to the Proxy Statement/Registration Statement; or

(xii) enter into any Contract to do any action prohibited under this Section 7.4.

(c) Notwithstanding anything to the contrary, nothing in this Agreement is intended to or shall cause the Company to directly or indirectly control Parent before Closing in violation of Antitrust Laws.

Section 7.5 Parent Public Filings. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.6 PIPE Subscriptions and Backstop Subscription.

(a) During the Interim Period, Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements on the terms and conditions described therein and shall: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in such Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, enforce the rights of Parent under the Subscription Agreements to cause the applicable Private Placement Investors to pay to (or as directed by) Parent the applicable purchase price under each Private Placement Investor’s applicable Subscription Agreement in accordance with its terms and consummate the transactions contemplated by such Subscription Agreements at or prior to Closing and the Company shall cooperate with Parent in such efforts.

(b) Parent acknowledges and agrees that, the Company shall be entitled to cause Parent to specifically enforce the obligations of the Private Placement Investors to fund the subscription amounts set forth in the Subscription Agreements executed by such Private Placement Investors and the provisions of each such Subscription Agreement of which the Company is an express third party beneficiary, in each case, subject to the terms and conditions set forth in each such Subscription Agreement. Parent shall not, without the prior written consent of the Company, increase, decrease or otherwise modify the PIPE Subscription or Backstop Subscription (including by entry into any additional subscription agreements with respect to any PIPE Subscription or Backstop Subscription or modification of the terms of any Parent Incentive Warrant) or the subscription amount under any Subscription Agreement or reduce the rights of Parent under any Subscription Agreement, permit or consent to any material amendment, supplement or modification to any Subscription Agreement (including (i) the price, terms, timing and conditions of the funding of the PIPE Subscription or Backstop Subscription, (ii) the identity of any Private Placement Investor (other than assignments to permitted assignees), the representations of the Private Placement Investors and/or of Parent, (iii) the covenants of the Private Placement Investors that apply prior to the consummation of the PIPE Subscription, the Backstop Subscription or the termination of the Subscription Agreements, (iv) the registration rights of any Private Placement Investor, (v) the indemnification obligations of any Party or pursuant to any Ancillary Agreement, (vi) the termination provisions of the Subscription Agreements, (vii) any covenants, obligations or liabilities set forth in the Subscription Agreements that survive the consummation of the Closing and (viii) any amendments, side letters or other Contracts related to the foregoing matters), any waiver (in whole or in part) of, or provide consent to modify

(including consent to terminate), any material provision or remedy under, or any replacements of, any of the Subscription Agreements, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Parent Common Stock contemplated thereby.

(c) Without limiting the generality of the foregoing, Parent shall give the Company, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party, (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement of any provisions of any Subscription Agreement, (iii) of any amendment to any Subscription Agreement entered into by Parent that Parent was permitted to make without the prior written consent of the Company or (iv) if any portion of the PIPE Subscription pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement. Parent shall confer with the Company regarding timing of the expected Closing Date (as defined in the Subscription Agreements) and deliver all notices it is required to deliver under each Subscription Agreements on a timely basis in order to cause the applicable Private Placement Investors to fund their respective obligations as far in advance of the Closing as permitted by such Subscription Agreements and consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing. Parent may enter into any PIPE Subscription Agreements prior to Closing, with the prior written consent of the Company.

Section 7.7 Support of Transaction. Without limiting any covenant contained in Article 7 or Article 8, Parent shall, and shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Parent or its Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article 9 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 7.8 Treatment of Warrants. Prior to Closing, Parent shall use commercially reasonable efforts to revise the terms of the Parent Warrants such that the Parent Warrants are treated as equity under the rules and guidelines of the SEC at and after the Closing, including using commercially reasonable efforts to obtain any shareholder or warrantholder approvals if necessary to accomplish the foregoing. For the avoidance of doubt, the Sponsor shall support Parent in taking the foregoing actions, including voting its Parent Securities and Parent Warrants in favor of any such changes if such a vote is required.

Section 7.9 Domestication. Subject to receipt of the Parent Stockholder Approval, on the Business Day prior to the Closing Date, Parent shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Certificate of Incorporation of Parent substantially in the form attached as Exhibit A hereto (with such changes as may be agreed in writing by Parent and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Parent Stockholder, (i) each then issued and outstanding Parent Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Parent Common Stock; (ii) each then issued and outstanding Parent Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Parent Common Stock; (iii) each then issued and outstanding warrant to acquire a Parent Class A Ordinary Share shall convert automatically into a redeemable warrant to acquire one share of Parent Common Stock, pursuant to the Parent Warrant Agreement; and (iv) each then issued and outstanding unit of Parent shall separate and convert automatically into one share of Parent Common Stock and one-third of one redeemable Parent Warrant.

Section 7.10 Employment Matters; Equity Incentive Plan and ESPP.

(a) Parent shall, or shall cause the Surviving Entity and each of its Subsidiaries, as applicable, to provide the employees of the Company and any of its Subsidiaries who remain employed immediately after the Closing Date (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Entity or any of its Subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Closing Date with the Company and any of its Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Entity or any of its Subsidiaries that cover the Continuing Employees or their eligible dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Parent and the Surviving Entity will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing Date with respect to the calendar year in which the Closing occurs.

(b) Prior to the Closing Date, Parent shall approve and adopt and submit for stockholder approval (i) the SeatGeek, Inc. 2021 Equity Incentive Plan in substantially the form attached hereto as Exhibit I (the “Equity Incentive Plan”) (with such changes as may be agreed to in writing by Parent and the Company), which provides for the grant of awards to employees and other service providers of the Surviving Entity and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on Parent Common Stock with a total pool of awards of Parent Common Stock (excluding shares reserved for the issuance of Earnout RSUs) of ten percent (10%) of the aggregate number of the sum of (x) shares of Parent Common Stock outstanding at the Closing and (y) securities convertible into Parent Common Stock, with an annual “evergreen” increase of five percent (5%) of the shares of Parent Common Stock outstanding as of the day prior to such increase, and (ii) the SeatGeek, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) in substantially the form attached hereto as Exhibit J, that provides for the grant of purchase rights with respect to Parent Common Stock to employees of the Surviving Entity and its Subsidiaries with a total pool of shares of Parent Common Stock of two percent (2%) of the aggregate number of the sum of (x) shares of Parent Common Stock outstanding at the Closing and (y) securities convertible into Parent Common Stock, with an annual “evergreen” increase of one percent (1%) of the shares of Parent Common Stock outstanding as of the day prior to such increase (the proposals in clauses (i) and (ii) the “Equity Proposals”). Subject to applicable Law, as promptly as reasonably practicable following the Closing Date (and, in any event, within ten (10) Business Days following the Closing Date), the Surviving Entity shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Common Stock issuable under the Equity Incentive Plan and the ESPP, and the Surviving Entity shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan and ESPP remain outstanding.

(c) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.10 are included for the sole benefit of Parent and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any express or implied third-party beneficiary or other right of any kind or nature whatsoever.

ARTICLE 8

JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) Parent shall cooperate in good faith with the Company Group Members and any Governmental Authority and undertakes to use reasonable best efforts to take (and not waive its rights under any Subscription Agreement with respect to any Private Placement Investor’s obligations with respect to Regulatory Approvals) such action required to satisfy the Regulatory Approvals and complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and use reasonable best efforts to take such action necessary or advisable to (x) consummate the Transactions as contemplated hereby and (y) avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, Parent shall (and, to the extent required, shall not waive its rights under any Subscription Agreement with respect to any Private Placement Investor’s obligations with respect to Regulatory Approvals) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. The Company Group Members and Parent shall (and shall cause their respective Affiliates to) respond promptly to any request for information or documentary material from any Governmental Authority with respect to the Transactions. To the extent not prohibited by Law, the Company Group Members shall promptly furnish to Parent, and Parent shall promptly furnish to the Company Group Members, copies of any notices or substantive written communications received by such party or any of its Affiliates from any Governmental Authority, or sent to any Governmental Authority, with respect to the Transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed oral or written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval without the prior written consent of the other parties. To the extent not prohibited by Law, the Company Group Members agree to provide Parent and its counsel, and Parent agrees to provide the Company Group Members and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or video conference, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company Group Members and Parent agree to make all filings required or advisable under Antitrust Laws (if any) as soon as practicable after execution of this Agreement, and, in any event, shall each file the Notification and Report Form required by the HSR Act no more than ten (10) Business Days after the date of this Agreement, and to provide all information reasonably required of such Person and to reasonably cooperate with each other in connection with the Regulatory Approvals. The Parties shall request early termination of all applicable waiting periods under any Antitrust Laws. Materials provided pursuant to this Section 8.1 may be (A) redacted as necessary (1) to comply with contractual arrangements, (2) to preserve legal privileges, or (3) to remove references concerning the valuation of the parties or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and will not be disclosed to employees, officers or directors of the recipient.

(c) Without limiting the generality of the forgoing, Parent shall use reasonable best efforts to take such actions necessary to consummate the Transactions in accordance with the terms hereof. Parent agrees that, between the date of this Agreement and the Closing, it shall not enter into any Contracts for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets, license or otherwise) of any ownership interest or assets of any Person that would likely prevent or materially delay the consummation of the Transaction.

(d) Nothing in this Agreement shall require any Company Group Members or any of their respective Affiliates: (i) to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by any Company Group Member of any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of any Company Group Member or any of its Affiliates, or compel any Company Group Member to divest, dispose of, hold separate or license any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of any Company Group Member or any of its Affiliates or (ii) to propose or agree to or effect any divestiture or hold separate any business or assets.

(e) Parent shall be responsible for and pay all filing fees, administrative fees, costs and expenses payable to any Governmental Authorities in connection with the Transactions; provided, that Parent and the Company shall each be responsible for and pay one-half of the filing fees for any Regulatory Approvals.

Section 8.2 Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a) Proxy Statement/Registration Statement and Prospectus.

(i) As promptly as reasonably practicable after the execution of this Agreement, (x) Parent and the Company shall jointly prepare and Parent shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed by Parent with the SEC as part of the registration statement (the “Registration Statement”) and sent to the Parent Stockholders relating to the Parent Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Parent and the Company shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement and Consent Solicitation Statement will be included (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued under this Agreement. Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated thereby, and to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Each of Parent and the Company agrees to furnish to the other party all information concerning itself, including its business, operations and financial condition, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Transactions (the “Solicitation Documents”). Parent will cause the Proxy Statement/Registration Statement to be mailed to the Parent Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, each of Parent and the Company will advise the other parties, as promptly as reasonably practicable after such party receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, each of Parent and the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Solicitation Document each time before any such document is filed with the SEC by Parent, and each shall give reasonable and good faith consideration to any comments made by the other parties and their counsel. To the extent not prohibited by Law, each of Parent and the Company shall provide the other parties and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Solicitation Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(iii) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (B) the Proxy Statement will, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Parent Entities, the Company Group Members or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by Parent or the Company, which is required to be set forth in an amendment or supplement to the Proxy Statement/Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Stockholders.

(b) Parent Stockholder Approval. Parent shall (a) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Parent Stockholders in compliance with applicable Law, (ii) duly (1) establish a record date for, (2) call and give notice of and (3) convene and hold an extraordinary general meeting of its members (the “Parent Stockholders’ Meeting”) in accordance with the Parent Governing Documents and applicable NYSE Listing Rules for a date no later than forty-five (45) days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the Parent Stockholders to vote in favor of each of the Transaction Proposals, and (b) provide its members with the opportunity to elect to effect a Parent Share Redemption. Parent shall, through its board of directors, recommend to its members (A) the approval of the continuation of Parent from the Cayman Islands to the State of Delaware, (B) the approval of the change of Parent’s name to “SeatGeek, Inc.”, (C) the amendment and restatement of Parent’s Governing Documents, substantially in the forms attached as Exhibit A and Exhibit B to this Agreement (with such changes as may be agreed in writing by Parent and the Company) (as may be subsequently amended by mutual written agreement of the Company and Parent at any time before the effectiveness of the Proxy Statement / Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) the approval of the issuance of shares of Parent Common Stock in connection with the Transactions pursuant to applicable NYSE Listing Rules, (F) the approval of the issuance of more than one percent (1%) of Parent’s outstanding common stock to a “related party” pursuant to applicable NYSE Listing Rules, (G) the approval of the Equity Proposals, (H) election of directors effective as of the Closing as contemplated by Section 8.5, (I) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (J) the adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions and (K) the adjournment of the Parent Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (K), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The board of directors of Parent shall not withdraw, amend, qualify or modify its recommendation to the members of Parent that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the members of Parent in Section 8.2(b), a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting and submit for approval the Transaction Proposals and (z) Parent agrees that if the Parent Stockholder Approval shall not have been obtained at any such Parent Stockholders’ Meeting, then Parent shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Parent Stockholders’ Meetings in order to obtain the Parent Stockholder Approval. Parent may only adjourn the Parent Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by members of Parent prior to the Parent Stockholders’ Meeting; provided, that the Parent Stockholders’ Meeting (x) may not be adjourned to a date that is more than 20 days after the date for which the Parent Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Agreement End Date.

(c) Parent agrees that it shall provide the Parent Stockholders the opportunity to elect redemption of such Parent Ordinary Shares in connection with the Parent Stockholders’ Meeting as required by the Parent Governing Documents.

Section 8.3 Tax Matters.

(a) Intended Tax Treatment. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Parties and their respective Affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment, and not take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Closing, would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment. Each of the Parent Entities and Company Group Members and their respective Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers), and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(b) Tax Opinions. The Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment of the Mergers, including providing factual support letters. Each Party shall promptly notify the other party in writing if, before the Closing Date, such Party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax Treatment). In the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment, each Party shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor (or advisors) in form and substance reasonably satisfactory to the advisor (or advisors) delivering such opinion and the party delivering such tax representation letter; provided, however, that in the event that the SEC requests or requires a tax opinion with respect to (i) the Domestication, then Parent will use its reasonable best efforts to cause Fried Frank to deliver such tax opinion to Parent, or (ii) the Mergers, then Parent will use its reasonable best efforts to cause Fried Frank to deliver such tax opinion to Parent, and the Company shall use its reasonable best efforts to cause Cooley to deliver such tax opinion to the Company.

(c) Tax Designation. Prior to the Closing, the Parties shall use commercially reasonable efforts to cooperate with the Exchange Agent to enable Company Stockholders to designate, in the Letter of Transmittal or a separate attachment thereto, shares of Company Capital Stock (on a per share or per lot basis) that will be exchanged for cash consideration and stock consideration pursuant to this Agreement and the proportions thereof for purposes of Treasury Regulations Section 1.356-1(b), provided that the aggregate proportion and amount of cash and stock consideration payable to a Company Stockholder and the terms of this Agreement shall not be changed.

(d) FIRPTA Certificate. Prior to Closing, the Company shall deliver to Parent a certificate, duly executed and acknowledged under penalties of perjury, satisfying the requirements of Section 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations and dated as of the Closing Date certifying that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2), and a notice to the IRS, signed by the Company, that satisfies the requirements of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 8.4 Section 16 Matters. Prior to the Closing, each of the Company Group Members and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or dispositions of the Equity Securities of Parent (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities, and Earnout Shares) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.5 Directors. Subject to any limitation imposed under applicable Laws or NYSE listing requirements, Parent and the Company shall take all necessary action so that immediately after the First Effective Time, the board of directors of Parent shall consist of seven (7) directors, (a) one (1) of which shall be designated by the Sponsor as identified on Section 8.5(a) of the Parent Disclosure Letter and (b) six (6) of which shall be designated by the Company in its sole discretion prior to Closing (the “Company Designated Directors”).

Section 8.6 Indemnification and Insurance.

(a) From and after the Closing, the Surviving Entity agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the Company or any of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company or any of its Subsidiaries) and (y) the Parent Entities (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Entity shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six years from the Closing provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the former and current officers, directors, employees, and agents of the Company Group Members and the Parent Entities that are no less favorable to those Persons than the provisions of the Governing Documents of the Company Group Members and the Parent Entities, as applicable, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. The Surviving Entity shall assume, and be liable for, and shall cause its Subsidiaries to honor, each of the covenants in this Section 8.6.

(b) For a period of six years from the Closing, the Surviving Entity shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the directors’ and officers’ liability insurance policies of the Company Group Members and Parent on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Entity be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company Group and Parent, as applicable, for such insurance policies for the year ended December 31, 2021; provided, however, that (i) the Surviving Entity may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, and the Surviving Entity shall maintain (and cause its Subsidiaries to maintain) such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.6 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.6 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Entity and all successors and assigns of the Surviving Corporation. In the event that the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Entity shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume and succeed to the obligations set forth in this Section 8.6.

(d) The provisions of this Section 8.6(a)-(d): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Entity and its successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

ARTICLE 9

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Parent, First Merger Sub, Second Merger Sub and the Company. The obligations of Parent, First Merger Sub, Second Merger Sub and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Parent Stockholder Approval shall have been duly obtained;

(b) The Company Stockholder Approval shall have been duly obtained;

(c) All approvals or consents, and all waiting or other periods, or extensions thereof, under the Laws set forth in Section 9.1(c) of the Company Disclosure Letter (collectively, the “Regulatory Approvals”) shall have been obtained or have expired or been terminated, as applicable;

(d) No Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order, and no Law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the Transactions;

(e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(f) The Parent Common Stock shall have been approved for listing on the NYSE and such approval shall be subject only to official notice of listing; and

(g) Parent shall have at least $5,000,001 in net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Section 9.2 Conditions to Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub and Second Merger Sub to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a) The representations and warranties of the Company contained in Section 4.1 (Company Organization), Section 4.3 (Due Authorization), and Section 4.23 (Brokers’ Fees) shall each be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or other similar materiality qualification set forth therein) as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 4.6 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct other than de minimis inaccuracies as of such earlier date. The representation and warranty in Section 4.19(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date. Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or other similar materiality qualification set forth therein) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing; and

(d) The Available Parent Cash shall be no less than One Hundred Thirty Five Million Dollars ($135,000,000).

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties contained in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.11 (Trust Account), and Section 5.19 (Brokers’ Fees) shall each be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or other similar materiality qualification set forth therein)

as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 5.5 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct other than de minimis inaccuracies as of such earlier date. The representation and warranty in Section 5.13 (Absence of Changes) shall be true and correct in all respects as of the Closing Date. Each of the other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or other similar materiality qualification set forth therein) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b) Each of the covenants of Parent, First Merger Sub and Second Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing;

(d) The Domestication shall have been completed as provided in Section 7.9, and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(e) If required pursuant to the terms hereof and thereof, the Backstop Subscription shall have been consummated pursuant to, and to the extent required in accordance with the terms of, the Backstop Subscription Agreement; and

(f) The Available Parent Cash shall be no less than Two Hundred Million Dollars ($200,000,000).

ARTICLE 10

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Parent;

(b) by written notice from the Company or Parent to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of permanently making consummation of the Transactions illegal or otherwise permanently preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to Parent if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice from Parent to the Company if the Company Stockholder Approval shall not have been obtained within three (3) Business Days after the Registration Statement is declared effective under the Securities Act; provided, however, that Parent shall no longer have the right to terminate this Agreement pursuant to this Section 10.1(d) following the receipt of the Company Stockholder Approval;

(e) by written notice from the Company to Parent after there has been a Modification in Recommendation;

(f) prior to the Closing, by written notice to the Company from Parent if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of their respective reasonable best efforts, then, for a period of up to twenty (20) days after receipt by the Company of notice from Parent of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before April 13, 2022 (the “Agreement End Date”), unless Parent is then in material breach hereof; or

(g) prior to the Closing, by written notice to Parent from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if any such Terminating Parent Breach is curable by Parent through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by Parent of notice from the Company of such breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is then in material breach hereof.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company or Parent, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article 11 and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Trust Account Waiver. The Company acknowledges that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 12, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Parent assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Parent that, except with respect to interest earned on the funds held in the Trust Account that may be released to Parent to pay its Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Parent completes the transaction which constitutes a Business

Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders; and (iii) if Parent holds a stockholder vote to amend Parent’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Parent Class A Ordinary Shares (prior to the Domestication) if Parent fails to complete a Business Combination within the allotted time period, then for the redemption of any Parent Ordinary Shares properly tendered in connection with such vote. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of each Company Group Member, hereby agrees that no Company Group Member has and no Company Group Member shall at any time hereafter have, and irrevocably waive any right, title, interest or claim of any kind any such Company Group Member have or may have in the future, in or to any monies in the Trust Account or distributions therefrom and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, arising out of, this Agreement and any negotiations, Contracts or agreements with Parent (including any Ancillary Agreement), the Transactions or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such party and each of its Affiliates under applicable Law. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to Parent’s public stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Share Redemptions) to Parent in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that any of the Company Group Members may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to Parent’s public stockholders).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or other Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours, addressed as follows:

(a) If to the Parent Entities, to:

RedBall Acquisition Corp.

667 Madison Avenue, 16th Floor

New York, NY 10065

Attention: David Grochow

Email: dgrochow@redbirdcap.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Robert C. Schwenkel; John M. Bibona; Randi Lally; Roy Tannenbaum

Email: robert.schwenkel@friedfrank.com; john.bibona@friedfrank.com; randi.lally@friedfrank.com; roy.tannenbaum@friedfrank.com

(b) If to the Company, to:

SeatGeek, Inc.

902 Broadway, 10th Floor

New York, NY 10010

Attention: Adam Lichstein

Email: alichstein@seatgeek.com

with copies (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention: Stephane Levy; David Silverman; Rupa Briggs

Email: slevy@cooley.com; dsilverman@cooley.com;

rbriggs@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company Group Members, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Parent, the Company Group Members or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.6(a)-(d), and the Company Non-Recourse Parties and the Parent Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, Parent shall pay or cause to be paid, in accordance with Section 2.7(c), the Parent Transaction Expenses, the Excluded Parent Transaction Expenses (other than any Excess Parent Transaction Expenses which Sponsor elected to discharge by payment in cash) and the Company Transaction Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by the Parent or the Surviving Entity shall be paid upon the Closing and release of proceeds from the Trust Account.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic mail or in .pdf), and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument.

Section 11.9 Company and Parent Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Parent Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Parent Disclosure Letter), (ii) the Mutual Nondisclosure Agreement, dated as of March 1, 2021, between Parent and the Company (the “Confidentiality Agreement”), (iii) the Company Holders Support Agreement, (iv) the Sponsor Support Agreement, (v) the Domestication Governing Documents, (vi) PIPE Subscription Agreements and related Parent Incentive Warrants, (vii) the Amended Registration Rights Agreement, (viii) the Exchange Agreement, (ix) the Backstop Subscription Agreement, (x) the Designated Company Warrants, and (xi) and all the other agreements, documents, instruments and certificates entered into in connection with the foregoing agreements and any and all exhibits and schedules thereto (clauses (ii) – (ix), collectively with all other agreements contemplated hereby or thereby, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse.

(a) Solely with respect to the Company and the Parent Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company and the Parent Entities as named parties hereto.

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of the Company (each, a “Company Non-Recourse Party”) or the Parent Entities (each, a “Parent Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Parent Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(c) The Sponsor shall not have any obligations under this Agreement.

Section 11.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Section 11.17.

Section 11.18 Conflicts and Privilege.

(a) Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Entity) (collectively, the “Company Related Group”), on the one hand, and (y) the Surviving Entity or any member of the Company Related Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”), that represented any Company Group Member prior to the Closing may represent any member of the Company Related Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity. Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity) further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among the Company or any member of the Company Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by Parent prior to the Closing with the Company under a common interest agreement shall be and remain the privileged communications or information of the Company Group, and not Parent.

(b) Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Parent or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Entity) (collectively, the “Parent Related Group”), on the one hand, and (ii) the Surviving Entity or any Company Group Member, on the other hand, any legal counsel, including Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), that represented Parent or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Parent Related Group, in such dispute even though the interests of such persons may be directly adverse to Parent, the Surviving Entity, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Surviving Entity or the Sponsor. Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among Parent, the Sponsor or any other member of the Parent Related Group, on the one hand, and Fried Frank, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Parent Related Group after the Closing, and shall not pass to or be claimed or controlled by Parent following the Closing, the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Entity, and not the Parent Related Group.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

RedBall Acquisition Corp.

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Co-Chairman

Showstop Merger Sub I Inc.

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: President

Showstop Merger Sub II LLC

By: RedBall Acquisition Corp., its sole member

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Co-Chairman

[Signature Page to Business Combination Agreement and Plan of Reorganization]

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

SeatGeek, Inc.

By:	/s/ Jon Groetzinger
Name: Jon Groetzinger
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

Exhibit A

CERTIFICATE OF INCORPORATION

OF

SEATGEEK, INC.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

The name of this corporation is SeatGeek, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”).

IV.

A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is [•] shares. [•] shares of which shall be a class of Common Stock, having a par value per share of $0.0001. [•] shares of which shall be a class of Preferred Stock, having a par value per share of $0.0001.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, privileges, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:

1. DEFINITIONS.

a. “Acquisition” means (A) any consolidation or merger of the Company with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

b. “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, considered on a consolidated basis.

c. “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time, including the terms of any certificate of designation filed with respect to any series of Preferred Stock.

d. “Entity” means any corporation, partnership, limited liability company or other legal entity.

e. “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.

f. “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.

g. “Securities Act” means the Securities Act of 1933, as amended.

2. RIGHTS RELATING TO DIVIDENDS, SUBDIVISIONS AND COMBINATIONS.

a. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor. Except as permitted in Section 2(b) of this Article IV(C), any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.

b. The Company shall not declare or pay any dividend or make any distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.

3. VOTING RIGHTS. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

4. LIQUIDATION RIGHTS. In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. MANAGEMENT OF BUSINESS. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. Subject to the rights of the holders of any series of Preferred Stock, The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. ELECTION OF BOARD OF DIRECTORS.

1. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a certificate of designation with respect to any series of Preferred Stock, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

2. At any time that applicable law prohibits a classified board as described in Section B.1. of this Article V, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

3. No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

4. The directors of the Company need not be elected by written ballot unless the Bylaws of the Company so provide.

5. Subject to the rights of the holders of any series of Preferred Stock, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

6. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. REMOVAL OF DIRECTORS.

1. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

2. Subject to any limitation imposed by applicable law, and subject to the rights of the holders of any series of Preferred Stock, any individual director or directors may be removed with cause only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

D. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise required by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

VI.

A. The liability of the directors for monetary damages (including liability to the Company or its stockholders for monetary damages for breach of fiduciary duty pursuant to Section 102(b)(7) of the DGCL) shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

VII.

The name and the mailing address of the Sole Incorporator is:

[Name of Sole Incorporator]

[Address]

[Address]

VIII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action based upon a violation of a duty by any current or former director, officer or other employee or stockholder of the Company, to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee or stockholder of the Company, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee or stockholder of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VIII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt and to the fullest extent permitted by law, this provision is intended to benefit and may be enforced by the Company, the Company’s officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

IX.

A. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

B. Subject to the rights of the holders of any series of Preferred Stock, no action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

X.

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, or any of their respective affiliates, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

XI.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article X, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, Articles V, VI, VIII, IX and XI.

I, THE UNDERSIGNED, being the Sole Incorporator herein before named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this [•] day of [•].

By:
[Name]
Sole Incorporator

Exhibit B

BYLAWS

OF

SEATGEEK, INC.

(A DELAWARE CORPORATION)

i

TABLE OF CONTENTS

(continued)

ii

BYLAWS

OF

SEATGEEK, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of SeatGeek, Inc. (the “corporation”) shall be located in such place as may be provided from time to time in the corporation’s certificate of incorporation (the “Certificate of Incorporation”).

Section 2. Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the corporation’s board of directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”). For the avoidance of doubt, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders of the corporation may be held both in a place and by means of remote communication. For any meeting of stockholders to be held by remote communication, the corporation shall (i) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by remote communication is a stockholder or proxy holder, (ii) implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors and stated in the corporation’s notice of meeting of stockholders. For purposes of this Section 5, the Company’s annual meeting of stockholders for the 2021 calendar year shall be deemed to have been held on [•], 2021. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with Section 5(a) and the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The notice in this paragraph must also be accompanied by (X) a completed written questionnaire (in a form provided by the corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the corporation in connection with such annual or special meeting and (Y) a written representation and agreement (in form provided by the corporation) that such nominee (i) if elected as director of the corporation, intends to serve the entire term until the next meeting at which such nominee would face re-election and (ii) consents to being named as a nominee in the corporation’s proxy statement pursuant to Rule 14a-4(d) under the 1934 Act and any associated proxy card of the corporation and agrees to serve if elected as a director.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later than later of the ninetieth (90th) day prior to such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of this Section 5, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,

(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or

(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c) A stockholder providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(e) A person shall not be eligible for election or re-election as a director, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a). Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws of the corporation (“Bylaws”) and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii).

(g) For purposes of this Section 5,

(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii) “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(iii) “close of business” means 5:00 p.m. local time at the Company’s principal executive offices on any day, whether or not a Business Day; and

(iv) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining the stockholders entitled notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. . If delivered by courier service, notice is given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum; Voting. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of the outstanding shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting, the chairman of the meeting, or by the vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; and (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this section shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 13. Action Without Meeting.

Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, with consultation by the Lead Independent Director (as defined below), rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c) The corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

ARTICLE IV

DIRECTORS

Section 15. Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Classes of Directors. The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 18. Board of Directors. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 19. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 20. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 21. Removal.

(a) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

Section 22. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 23. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 46 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 24. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 25. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 26. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 27. Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 28. Lead Independent Director. The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: (a) serve as chairman of meetings of the Board of Directors in the absence of the Chairman of the Board of Directors; (b) establish the agenda for meetings of the independent directors; (c) coordinate with the committee chairs regarding meeting agendas and informational requirements; (d) preside over meetings of the independent directors; (e) preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; (f) preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and (g) coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.

Section 29. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director or other person directed to do so by the Chairman of the Board, the Lead Independent Director or the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 30. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 31. Tenure And Duties Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders (subject to Section 14) and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders (subject to Section 14) and at all meeting of the Board of Directors, unless the Chairman of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The

Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 32. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 33. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 34. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officer upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 35. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless (i) authorized or ratified by the Board of Directors or (ii) within the agency power of an officer or any designee of any such officer (each, an “Authorized Employee”), no officer, agent or employee other than an Authorized Employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 36. Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 37. Form And Execution Of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 38. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 39. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 40. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 41. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 42. Lock-Up.

(a) Subject to Section 42(b) below, the holders of any Lock-Up Shares (the “Lock-Up Holders”) may not Transfer any Lock-Up Shares until the end of the Lock-Up Period.

(b) Notwithstanding the provisions set forth in Section 42(a) above, the Lock-Up Holders may Transfer the Lock-Up Shares during the Lock-Up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-Up Holder or any other person with whom such Lock-Up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lock-Up Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Lock-Up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-Up Holder, or (B) to partners, limited liability company members or stockholders of the Lock-Up Holder, including, for the avoidance of doubt, where the Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (C) by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) if such Lock-Up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the corporation’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; (viii) to the corporation in connection with the repurchase of such Lock-Up Holder’s shares in connection with the termination of the Lock-Up Holder’s employment with the corporation pursuant to contractual agreements with the corporation; (ix) to satisfy tax withholding obligations in connection with the exercise of options or warrants to purchase shares of Common Stock of the corporation or the vesting of stock-based awards; (x) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options or warrants to purchase shares of Common Stock of the corporation; (xi) pursuant to transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing (as defined in the Business Combination Agreement), provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period; or (xii) pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Lock-up Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Mergers (as defined in the Business Combination Agreement) from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Mergers does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes). Notwithstanding the provisions set forth in Section 42(a) above, the Lock-Up Holders may also establish a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act during the Lock-Up Period; provided, however, that (A) such plan shall not provide for the Transfer of Lock-Up Shares during the Lock-Up Period and (B) no public announcement or filing shall be made voluntarily regarding such plan during the Lock-Up Period, or if any public announcement is required of or voluntarily made by or on behalf of the Lock-Up Holder or the corporation regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period.

(c) For purpose of this Section 42:

(i) The term “Business Combination Agreement”means that certain Business Combination Agreement and Plan of Reorganization entered into by and among (1) the corporation, (2) Showstop Merger Sub I Inc., a Delaware corporation and direct, wholly owned subsidiary of the corporation, (3) Showstop Merger Sub II LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the corporation, and (4) SeatGeek, Inc., a Delaware corporation (as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

(ii) the term “Lock-Up Period” means the period beginning on the Closing Date (as defined in the Business Combination Agreement) and ending on the earlier to occur of (a) six months after the Closing Date, (b) such date that the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 calendar days following the Closing Date and (c) the date on which the corporation consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in the stockholders of Parent immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of the corporation, directly or indirectly, immediately following such transaction which results in its stockholders having the right to exchange their shares of Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share;

(iii) the term “Lock-Up Shares” means shares of Common Stock of the corporation issued as consideration in the First Merger (as defined in the Business Combination Agreement) pursuant to Section 3.1(c) of the Business Combination Agreement and any shares of Common Stock issuable upon the conversion, exercise or exchange of the Exchanged Warrants, Exchanged Options and Exchanged Restricted Stock (each as defined in the Business Combination Agreement); the term “Lock-Up Shares” shall not include (i) shares of Common Stock or other securities of the corporation acquired in the public market or pursuant to a transaction exempt from registration under the 1933 Act pursuant to a subscription agreement where the issuance of shares of Common Stock or other securities of the corporation occurs on or after the Closing Date (including shares of Common Stock or other securities of the corporation issuable pursuant to the PIPE Subscription, Backstop Subscription or Designated Company Warrants (each as defined in the Business Combiantion Agreement)) and (ii) shares of Common Stock resulting from conversion by operation of law upon the domestication of RedBall Acquisition Corp. (“RedBall”) as a Delaware corporation of Class A ordinary shares of RedBall (including the Class A ordinary shares of RedBall that were included in the units issued in RedBall initial public offering) that were registered pursuant to the Registration Statement on Form S-1 (333-240138) and offered by RedBall in its initial public offering; and

(iv) the term “Transfer” means, with respect to a Lock-Up Share, to, (1) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) publicly announce any intention to effect any transaction specified in clause (1) or (2) during the Lock-Up Period.

(d) Notwithstanding anything herein to the contrary, this Section 42 shall not apply (i) with respect to a Lock-Up Holder to the extent such Lock-Up Holder is bound prior to or substantially simultaneously with the effectiveness of these amended and restated bylaws by a contractual obligation by and between such Lock-Up Holder and the corporation in respect of the subject matter of this Section 42.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 43. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 37), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief

Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 44. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 45. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 46. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 47. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify its current and former directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other current and former officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to subsection (e), no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of

Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XII

NOTICES

Section 48. Notices.

(a) Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 49. Amendments. Subject to the limitations set forth in Section 46(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 50. Loans To Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Exhibit C

FORM OF SUBSCRIPTION AGREEMENT

This subscription agreement (this “Subscription Agreement”) is entered into on October 13, 2021, by and between RedBall Acquisition Corp., a Cayman Islands exempted company (the “Company”), and the undersigned subscriber (“Subscriber”).

RECITALS

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a Business Combination Agreement and Plan of Reorganization with SeatGeek, Inc., a Delaware corporation (the “Target”), Showstop Merger Sub I Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), and Showstop Merger Sub II LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Second Merger Sub”), pursuant to which (and subject to the terms and conditions set forth therein) the Company will be domesticated as a Delaware corporation in accordance with section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and, promptly thereafter, Merger Sub will merge with and into the Target, and the Target will merge with and into Second Merger Sub, with Second Merger Sub surviving the mergers as a wholly owned subsidiary of the Company (the “Merger”) (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, following the Domestication and prior to the consummation of the Transaction, that number of shares of Common Stock, par value $0.0001 (the “Common Stock”), of the Company set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment, by or on behalf of Subscriber to the Company, of the aggregate Per Share Price for all Subscribed Shares (the “Purchase Price”); and

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements”) with certain other investors (the “Other Subscribers”); and

WHEREAS, pursuant to this Subscription Agreement and the Other Subscription Agreements, Subscriber and the Other Subscribers collectively have agreed to purchase on the closing date of the Transaction (the “Closing Date”) an aggregate of up to 9,050,000 shares of Common Stock, each at the Per Share Price.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

1. Subscription.

(a) On the terms and subject to the conditions hereof, at the Closing (as defined below), Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price by or on behalf of Subscriber to the Company, the Subscribed Shares (such subscription and issuance, the “Subscription”). Subscriber acknowledges that, as a result of the Domestication, the Subscribed Shares will be shares of common stock in a Delaware corporation and will not be ordinary shares of a Cayman Islands exempted company. Subscriber acknowledges and agrees that the Company reserves the right to accept or reject the Subscriber’s Subscription for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company, which may done so in counterpart form.

(b) In addition, for each Subscribed Share purchased by Subscriber, Subscriber shall receive from the Company one-third of one warrant to purchase shares of Common Stock (the “Incentive Warrants”). Each whole Incentive Warrant shall be exercisable for one share of Common Stock at a price of $11.50 per share and shall have substantially similar terms to the warrants included as part of the Company’s units issued in the IPO. No fractional Incentive Warrants will be issued, and the Company will round the number of Incentive Warrants to be issued to the Subscriber down to the nearest whole number.

2. Closing.

(a) The consummation of the Subscription as well as the issuance of Incentive Warrants (the “Closing”) shall occur on the Closing Date immediately prior (and subject to) to the consummation of the Transaction.

(b) At least five (5) Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver or cause to be delivered written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company (A) the Purchase Price by wire transfer of United States dollars in immediately available funds to the account(s) specified in the Closing Notice (which account need not be an escrow account), and (B) such information as is requested in the Closing Notice in order for the Company to issue the Subscribed Shares and Incentive Warrants to Subscriber at the Closing. The Company shall deliver to Subscriber (1) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (2) promptly after the Closing, written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. At the Closing, the Company shall reflect the issuance of the Incentive Warrants on the Company’s books and records, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable and shall deliver a written notice to the Subscriber evidencing the issuance of the Incentive Warrants. In the event that the consummation of the Transaction does not occur within three (3) Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days thereafter) return the funds so delivered by Subscriber to the Company by wire transfer of United States dollars in immediately available funds to the account specified by Subscriber, and, to the extent that any Subscribed Shares or Incentive Warrants have been delivered to Subscriber, such Subscribed Shares and Incentive Warrants shall be deemed repurchased and any related book entries shall be cancelled. For the avoidance of doubt, (x) the Company’s obligation to issue the Subscribed Shares and the Incentive Warrants to Subscriber is contingent upon the Company having received the Purchase Price in accordance with this Section 2(b) and (y) unless this Subscription Agreement has been validly terminated pursuant to Section 7, the return of any funds delivered by Subscriber to the Company shall not terminate this Subscription Agreement or relieve Subscriber of any of its obligations hereunder (including its obligation to purchase the Subscribed Shares at the Closing following the Company’s delivery to Subscriber of a new Closing Notice). For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

Each book entry for the Subscribed Shares and Incentive Warrants shall contain a legend in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”

(c) The Closing shall be subject to the satisfaction or valid waiver by each of the Company and Subscriber of the conditions that, on the Closing Date:

(i)

no suspension of the qualification of the Subscribed Shares for offering or sale or trading by the New York Stock Exchange (the “NYSE”) (or such other national securities exchange on which the Common Stock is then listed) shall be in effect;

(ii)

all conditions precedent to the closing of the Transaction set forth in the Merger Agreement, including the approval of the Company’s shareholders, shall have been satisfied (as determined by the parties to the Merger Agreement) (other than those of such conditions precedent that, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Merger Agreement, including to the extent that any such condition precedent is, or is dependent upon, the consummation of the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement and the Other Subscription Agreements, but subject to the satisfaction (as determined by the parties to the Merger Agreement) or waiver of such conditions as of the closing of the Transactions) or waived, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing; and

(iii)

no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing; and

(ii)

Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Subscriber at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Subscriber to consummate the Subscription.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct in all material respects (other than any such representation or warranty that is qualified as to materiality or Company Material Adverse Effect, which representation or warranty shall be true in all respects) as of such earlier date;

(ii)

the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing;

(iii)

no amendment or modification of the Merger Agreement (as the same exist on the date hereof as provided to the Subscriber) shall have occurred that materially and adversely affects the Company’s ability to consummate its obligations under this Subscription Agreement; and

(iv)	the Subscribed Shares shall have been approved for listing on the NYSE (or such other national securities exchange on which the Common Stock is then listed), subject to official notice of issuance.

(f) Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Company Representations and Warranties. The Company represents and warrants to Subscriber that (provided that no representation or warranty by the Company shall apply to any statement or information in the SEC Reports (as defined below) that relates to the Statement (as defined below), nor shall any correction, amendment or restatement of the Company’s financial statements arising from or relating to the Statement be deemed to be a breach of any representation or warranty by the Company or a Company Material Adverse Effect (as defined below)):

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that would reasonably be expected to have a material adverse effect on the business, financial condition, shareholders’ equity or results of operations of the Company.

(b) The Subscribed Shares will have been duly authorized prior to the Closing and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation.

(c) This Subscription Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.

(d) The execution and delivery of the Incentive Warrants will have been duly authorized by the Company prior to Closing. Upon issuance in accordance with, and payment pursuant to this Subscription Agreement, the Incentive Warrants will constitute valid and binding obligations of the Company, and will be enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies. Upon issuance in accordance with, and payment pursuant to, the terms of the Incentive Warrants, the shares of Common Stock issuable by the Company upon exercise of the Incentive Warrants will be duly and validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation. On the Closing Date, the shares of Common Stock issuable upon exercise of the Incentive Warrants shall have been reserved for issuance.

(e) The execution and delivery of this Subscription Agreement and Incentive Warrants, the issuance and sale of the Subscribed Shares and the Incentive Warrants and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares and the Incentive Warrants.

(f) Assuming the accuracy of the representations and warranties of Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the NYSE) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including the issuance of the Subscribed Shares), other than (i) those required by applicable securities laws, (ii) the filing of the Registration Statement pursuant to Section 5, (iii) filings required by the United States Securities and Exchange Commission (the “Commission”), (iv) those required by the NYSE, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Merger Agreement, (vi) those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

(g) As of their respective dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports, as amended, required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the Commission promulgated thereunder as in effect at the time of filing, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no such representation or warranty with respect to any information relating to Target or any of its affiliates included in the registration statement on Form S-4 to be filed by the Company with respect to the Transaction or in any other SEC Report or exhibit thereto. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and, except as it relates to the Statement, fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Each Subscriber acknowledges that (i) the staff of the Commission issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the Commission or the staff of the Commission relating thereto or to other accounting matters related to initial public offering securities or expenses, the “Statement”) and, (ii) the Company continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports arising from or relating to the Company’s review of the Statement shall be deemed not material for purposes of this Subscription Agreement, including for purposes of Section 3(d), this Section 3(f) and Section 4(g) below. Except for matters relating to the Statement, there are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports filed by the Company with the Commission.

(h) As of the date hereof, the authorized share capital of the Company consists of (i) 1,000,000 preference shares, with a par value of $0.0001 per share (“Preference Shares”), and (ii) 440,000,000 ordinary shares, with a par value of $0.0001 per share, consisting of 400,000,000 Class A ordinary shares (“Class A Ordinary Shares”) and 40,000,000 Class B ordinary shares (“Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”). As of the date hereof: (A) 57,500,000 Class A Ordinary Shares, 14,375,000 Class B Ordinary Shares and no Preference Shares are issued and outstanding; (B) 28,733,334 warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (“Ordinary Warrants”), are issued and outstanding, including 9,566,667 private placement warrants; and (C) no Class A Ordinary Shares are subject to issuance upon exercise of outstanding options.

No Ordinary Warrants or Common Warrants are or will be exercisable at or prior to the Closing. All issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights, and, following the Domestication, all issued and outstanding Common Stock will have been duly authorized and validly issued, will be fully paid and non-assessable and will not be subject to preemptive rights. All outstanding Ordinary Warrants have been duly authorized and validly issued, and, following the Domestication, all outstanding Common Warrants will have been duly authorized and validly issued. As of the date hereof, except as set forth above in this Section 3(g) and pursuant to (i) this Subscription Agreement and the Other Subscription Agreements, (ii) the forward purchase agreements entered into on August 12, 2020 by the Company and RedBird Series 2019, LP, and by the Company and RedBird Series 2019 GP Co-Invest, LP, respectively, or (iii) the Merger Agreement, including the obligations of the Company to assume the Company Designated Warrants in accordance with the terms of the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Ordinary Shares, Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries other than Merger Sub and Second Merger Sub and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person (other than Merger Sub and Second Merger Sub), whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on August 17, 2020 pursuant to which RedBall SponsorCo LP and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Merger Agreement. Other than Class B Shares, which have the anti-dilution rights described in the Company’s amended and restated memorandum and articles of association, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares and Incentive Warrants or (ii) the securities to be issued pursuant to any Other Subscription Agreement.

(i) Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares and Incentive Warrants, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(j) The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “RBAC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the NYSE or the Commission seeking to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares or, when registered and issued in connection with the Domestication, the Common Stock on the NYSE. The Company has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Common Stock.

(k) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares and Incentive Warrants by the Company to Subscriber.

(l) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.

(m) The Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscribed Shares and Incentive Warrants other than to the Placement Agent (as defined herein).

(n) Concurrently with the execution and delivery of this Subscription Agreement, the Company is entering into the Other Subscription Agreements providing for the sale of an aggregate of 9,050,000 shares of Common Stock for a purchase price of $10.00 per share. There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber that include terms and conditions that are materially more advantageous to any such Other Subscriber (as compared to Subscriber), except any terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and Incentive Warrants and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares and Incentive Warrants.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional accredited investor (i.e., a person, other than a natural person, that is an “accredited investor” as defined in Rule 501 under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares and Incentive Warrants only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares and Incentive Warrants as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares and Incentive Warrants with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the securities laws of any other jurisdiction (and has provided the Company with the requested information on Annex A following the signature page hereto) and is an “institutional account” as defined by FINRA Rule 4512(c). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares and Incentive Warrants. Subscriber acknowledges that the offering meets the exemptions from filing under the Financial Industry Regulatory Authority (“FINRA”) Rule 5123(b)(1)(C) or (J).

(e) Subscriber acknowledges and agrees that the Subscribed Shares and Incentive Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares and Incentive Warrants have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares and shares underlying the Incentive Warrants except as set forth in Section 5. Subscriber acknowledges and agrees that the Subscribed Shares and Incentive Warrants may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares and Incentive Warrants shall contain the restrictive legend set forth in Section 2(b) of this Subscription Agreement. Subscriber acknowledges and agrees that the Subscribed Shares and Incentive Warrants will be subject to these securities laws transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and Incentive Warrants and may be required to bear the financial risk of an investment in the Subscribed Shares and Incentive Warrants for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares and Incentive Warrants will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (as amended, “Rule 144”), until at least one year following the filing of certain required information with the Commission after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares and Incentive Warrants.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares and Incentive Warrants directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, and has not relied upon, any statements, representations, warranties, covenants or agreements made to Subscriber by or on behalf of the Company, the Placement Agent (as defined herein), any other party to the Transaction, or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement in making its investment or decision to invest in the Company. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that the information provided to Subscriber was preliminary and subject to change, including in the registration statement and the proxy statement that the Company intends to file with the Commission (which will include substantial additional information about the Company and the Transaction and will update and supersede the information previously provided to Subscriber).

(g) In making its decision to purchase the Subscribed Shares and Incentive Warrants, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares and Incentive Warrants, including with respect to the Company and the Transaction (including the Target and its subsidiaries (collectively, the “Acquired Companies”)) and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares and Incentive Warrants. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, (i) received, reviewed and understood the information made available to it in connection with its investment decision with respect to the Subscribed Shares and Incentive Warrants and (ii) have had the full opportunity to ask such questions, receive such answers, including from the Company directly, and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares and Incentive Warrants.

(h) Subscriber acknowledges and agrees that neither Credit Suisse Securities (USA) LLC nor any of its affiliates, acting as placement agent to the Company (the “Placement Agent”), has provided Subscriber with any information or advice with respect to the Subscribed Shares and Incentive Warrants and that no such information or advice is necessary or desired. None of the Placement Agent, any of its affiliates or any of its or its affiliates’ respective control persons, officers, directors and employees has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and Incentive Warrants. The Placement Agent and any of its affiliates may have acquired non-public information with respect to the Company or the Acquired Companies, which Subscriber agrees need not be provided to it. Subscriber further acknowledges that the Placement Agent and its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the Subscribed Shares or the Incentive Warrants or the accuracy, completeness or adequacy of any information supplied to the Placement Agent by the Company.

(i) Subscriber acknowledges and agrees that (1) the Placement Agent is acting solely as the Company’s placement agent in connection with the offering of the Subscribed Shares and Incentive Warrants and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for such Subscriber, the Company or any other person or entity in connection with the offering of the Subscribed Shares and Incentive Warrants, (2) the Placement Agent has not made, and will not make, any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the offering of the Subscribed Shares and Incentive Warrants, and (3) the Placement Agent will not have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the offering of the Subscribed Shares and Incentive Warrants or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the offering of the Subscribed Shares and Incentive Warrants.

(j) Subscriber became aware of this offering of the Subscribed Shares and Incentive Warrants solely by means of direct contact between Subscriber, the Company, the Target or their respective affiliates or by means of contact from the Placement Agent, and the Subscribed Shares and Incentive Warrants were offered to Subscriber solely by direct contact between Subscriber, the Company, the Target or their respective affiliates, or by means of contact from the Placement Agent. Subscriber did not become aware of this offering of the Subscribed Shares and Incentive Warrants, nor were the Subscribed Shares and Incentive Warrants offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares and Incentive Warrants (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(k) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares and Incentive Warrants. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the investment merits and risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its investment in the Subscribed Shares and Incentive Warrants. Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber is an institutional account as defined in FINRA Rule 4512(c). Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares and Incentive Warrants hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). Subscriber acknowledges that it shall be responsible for any of the Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company, the Target, the Placement Agent, nor any of their respective agents, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(l) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and Incentive Warrants and, based on its own independent review and investment analysis and such professional advice as it deems appropriate, determined that the Subscribed Shares and Incentive Warrants and its investment in the Subscribed Shares and Incentive Warrants (i) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares and Incentive Warrants, (ii) is fully consistent with the Subscriber’s financial needs, objectives and condition and (iii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber. Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(m) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or Incentive Warrants or made any findings or determination as to the fairness of this investment.

(n) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares and Incentive Warrants were legally derived.

(o) Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof, Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares and Incentive Warrants covered by this Subscription Agreement.

(p) If Subscriber is an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither the Company nor any of its affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares and Incentive Warrants, and neither the Company nor any of its affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and Incentive Warrants.

(q) Subscriber will have sufficient funds to pay the Purchase Price pursuant to, and as and when required under, Section 2(b).

(r) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Target, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Company expressly set forth in this Subscription Agreement, or any Other Subscriber in making its investment or decision to invest in the Company. Subscriber agrees that no Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of Common Stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) shall be liable to any Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of Common Stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares and Incentive Warrants hereunder.

(s) Subscriber agrees that none of the Placement Agent, its affiliates or any of its or its affiliates’ control persons, officers, directors or employees shall be liable to any Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of Common Stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares and Incentive Warrants hereunder (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by you, the Company or any other person or entity), whether in contract, tort or otherwise, to any Subscriber, or to any person claiming through such Subscriber, in respect of the purchase and sale of the Subscribed Shares and Incentive Warrants.

(t) Subscriber further acknowledges that Credit Suisse Securities (USA) LLC is acting as financial advisor to the Target in connection with the Transaction.

(u) The Subscriber acknowledges that the Company continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Reports, and any restatement, revision or other modification of the SEC Reports relating to or arising from such review will be deemed not material for purposes of this Subscription Agreement

(v) Subscriber agrees that, notwithstanding anything herein to the contrary, the Placement Agent and the Target may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

5. Registration of Subscribed Securities.

(a) The Company agrees that within thirty (30) calendar days after the Closing Date (the “Filing Deadline”), the Company shall use its reasonable best efforts to file with the Commission (at the Company’s sole cost and expense) a registration statement registering under and in accordance with the provisions of the Securities Act the resale of the Subscribed Securities on Form S-3 or any similar or successor short form registration statement if the Company is then eligible for such short form, or on Form S-1 if the Company is not then eligible for such short form or would not be able to register for resale all of the Subscribed Securities on Form S-3 (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable thereafter, but in any event no later than the earlier of (1) sixty (60) calendar days following the Filing Deadline (or ninety (90) calendar days after the Filing Deadline if the Registration Statement is reviewed by the Commission) and (2) the tenth (10th) Business Day after the date the Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that the Company’s obligation to include the Subscribed Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Securities as shall be reasonably requested by the Company to effect the registration of the Subscribed Securities, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares of Common Stock proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Subscribed Securities by the applicable shareholders or otherwise, the Registration Statement shall register for resale such number of Subscribed Securities which is equal to the maximum number of Subscribed Securities as is permitted to be registered by the Commission. In such event, the number of Subscribed Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and, during the Effectiveness Period (as defined below), as promptly as practicable after being permitted to register additional Subscribed Securities under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such additional Subscribed Securities and cause such amendment or Registration Statement to become effective as promptly as practicable. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, the Company will use commercially reasonable efforts to cause the Registration Statement to remain effective with respect to Subscriber until the earliest of (i) the second (2nd) anniversary of the effective date of the Registration Statement, (ii) the date on which all of the Subscribed Securities shall have been sold or (iii) the first date on which Subscriber can sell all of its Subscribed Securities (or Securities received in exchange therefor) under Rule 144 under the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The period commencing on the earlier of the Filing Deadline and the date on which the Registration Statement is actually filed and ending on the earliest of the dates referenced in the immediately preceding sentence is referred to herein as the “Effectiveness Period”. During the Effectiveness Period, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell the Subscribed Securities pursuant to the Registration Statement, qualify the Subscribed Securities for listing on the applicable stock exchange on which the Company’s Common Stock is then listed, and update or amend the Registration Statement as necessary to include the Subscribed Securities. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of the Subscribed Securities to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscribed Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Securities as shall be reasonably requested by the Company to effect the registration of the Subscribed Securities, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary for a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. If the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Securities. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of the Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of the Registration Statement, (i) if it determines that in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed, or if such suspension arises out of, or is a result of, or is related to or is in connection with the Statement or related accounting, disclosure or other matters, (ii) if it determines or that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company or (iii) at any time that the Company is required to file a post-effective amendment to the Registration Statement and the Commission has not declared such amendment effective (each such circumstance, a “Suspension Event”); provided that (x) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times, in each case, during any three hundred sixty (360)-day period and (y) during the Effectiveness Period, the Company shall use commercially reasonable efforts to make the Registration Statement available for the sale by Subscriber of the Subscribed Securities as soon as practicable thereafter. At its expense, during the Effectiveness Period, the Company shall advise Subscriber within two (2) Business Days: (A) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the Company’s receipt of notice of the initiation of any proceedings for such purpose; (B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (C) subject to the provisions in this Subscription Agreement, of the occurrence of a Suspension Event. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent required to provide notice to Subscriber of the occurrence of such events. At its expense, during the Effectiveness Period, the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable, and upon the occurrence of any event contemplated by clause (A) or (B) above (other than a permitted Suspension Event), the Company shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Upon receipt of written notice from the Company of the happening of any Suspension Event during the Effectiveness Period or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus), not misleading, Subscriber agrees that (1) it will immediately discontinue offers and sales of the Subscribed Securities under the Registration Statement (which does not include sales conducted pursuant to Rule 144 or another exemption from registration) until the Company prepares a supplemental or amended prospectus (which the Company agrees to prepare promptly) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Subscribed Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Securities shall not apply (x) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

(c) For purposes of this Section 5, “Subscribed Securities” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement), the shares of Common Stock issuable upon exercise of the Incentive Warrants, and any other equity security issued or issuable with respect to the Subscribed Shares and shares of Common Stock issuable upon exercise of the Incentive Warrants by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.

(d) The Company shall indemnify Subscriber (to the extent a seller under the Registration Statement), its officers, directors and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or incorporated by reference therein), any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated any federal or state securities law or any rule or regulation thereunder.

(e) Subscriber shall indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which Subscriber is aware.

(f) If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 5(f) shall be individual, not joint and several, and in no event shall the liability of any Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Securities giving rise to such indemnification obligation.

6. Other Covenants.

(a) With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell Subscribed Securities to the public without registration, the Company agrees, until the earlier of (x) the time at which all of the Subscribed Securities have been registered for resale or (y) the time at which Subscriber no longer holds Subscribed Securities, to use commercially reasonable efforts to:

i.	make and keep public information available, as those terms are understood and defined in Rule 144;

ii.

file with the Commission in a timely manner all reports and other documents required to be filed by the Company under Section 13 or Section 15(d) of the Exchange Act, for so long as the Company remains subject to such requirements and the filing of such reports and other documents is required to enable Subscriber to sell Subscribed Securities under Rule 144; and

iii.

furnish to Subscriber, upon request in connection with an anticipated sale of Subscribed Securities by Subscriber under Rule 144, a written statement by the Company, if true, that it has complied with the reporting and submission requirements of Rule 144(c) during the 12-month period preceding such anticipated sale.

(b) The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers, with respect to securities of the Company (all of the foregoing transactions, “Short Sales”) until the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Subscriber that are managed by portfolio managers having no knowledge of this Subscription Agreement or of the Subscriber’s participation in the subscription from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

(c) Prior to the Closing, the Company shall take all such steps as Subscriber may reasonable request for the purpose of causing the acquisition of the Subscribed Shares, Incentive Warrants and the shares of Common Stock issuable upon exercise of the Incentive Warrants by the Subscriber under this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) the mutual written agreement of the Company and Subscriber to terminate this Subscription Agreement and (c) the date that is seventy-five (75) days after the Agreement End Date (as defined in the Merger Agreement as in effect on the date hereof, without giving effect to any amendment, modification or waiver of any provision thereof that would have the effect of extending the Agreement End Date to a later time); provided that nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof.

8. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Subscription Agreement); provided however, that nothing in this Section 8 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated memorandum and articles of association in respect of any redemptions by Subscriber of its public Ordinary Shares of the Company acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company to induce it to enter into this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent Subscriber commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, monetary relief against the Company, Subscriber hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber (or any party claiming on Subscriber’s behalf or in lieu of Subscriber) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the public shareholders, whether in the form of money damages or injunctive relief, the Company shall be entitled to recover from Subscriber the associated legal fees and costs in connection with any such action, if the Company prevails in such action or proceeding.

9. Miscellaneous.

(a) The provisions of this Subscription Agreement shall be interpreted in accordance with the following: Definitions shall apply equally to the singular and plural forms of the terms defined. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The verb form of the word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “or” and “any” shall not be construed to be disjunctive but not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless the context requires otherwise, (i) references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder; (ii) the words “herein,” “hereto,” “hereby,” “hereof” and “hereunder” and words of similar import shall be construed to refer to this Subscription Agreement in its entirety and not to any particular provision hereof; and (iii) references to “Sections” shall be construed to refer to sections of this Subscription Agreement. “Writing”, “written” and comparable terms shall be deemed to refer to printing, typing or any other means (including e-mail and other electronic or digital media) of reproducing words in a visible form. Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date. Each party hereto acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other party hereto in, the negotiation and execution of this Subscription Agreement and waives the application of any law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the party that drafted such contract or other document or provision thereof.

(b) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, delivered and received (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clause (i), (iii) or (iv) of this Section 9(b), (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(b).

(c) Subscriber acknowledges that the Company, the Target, the Placement Agent and others will rely, and agrees that such persons are authorized to rely, on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company, the Target and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects.

(d) Each of the Company, the Target and the Placement Agent is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated hereby.

(f) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares and Incentive Warrants acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Transaction). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more funds or accounts managed by the investment manager or investment advisor that manages Subscriber (or an affiliate that controls, is controlled by or is under common control with such investment manager or investment advisor) or, with the Company’s prior written consent, to another person, provided, in each case, that any assignee agrees in writing to be bound by the terms hereof as if it were an original party hereto and that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(g) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(h) The Company may request from Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and Incentive Warrants, and Subscriber shall provide such information as may be reasonably requested.

(i) This Subscription Agreement may not be amended, modified, waived or terminated (other than as provided by and in accordance with Section 7) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, waiver, or termination is sought.

(j) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties hereto, with respect to the subject matter hereof.

(k) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(l) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(m) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in ..pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(n) This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that (i) the Target is a third party beneficiary of this Subscription Agreement with respect to the rights of the Company hereunder, (ii) the Placement Agent shall be the intended third party beneficiary of (1) the representations and warranties of the Company in Section 3 hereof, (2) the representations and warranties of Subscriber in Section 4 hereof and (3) this Section 9, and (iii) following the Closing, the Target shall be entitled to rely on the representations and warranties of Subscriber contained in Section 4. The parties hereto acknowledge and agree that the Target and the Placement Agent shall be entitled to specifically enforce the Subscriber’s obligations to pay the Purchase Price and the provisions of the Subscription Agreement of which the Target and the Placement Agent is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

(o) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(p) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction.

(q) EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF SUCH OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR

OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(r) The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “Designated Courts”). Each party hereto hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereto hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(b) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.

(s) The Company shall, by 11:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of the Company, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agent. Subscriber hereby consents to the publication and disclosure in any press release issued by the Company or Target, any Form 8-K filed by the Company with the Commission in connection with the execution and delivery of the Merger Agreement or the Transaction and the registration statement on Form S-4 to be filed by the Company with respect to the Transaction (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company or Target to any governmental entity or to any securityholders of the Company or Target) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and Incentive Warrants and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by the Company or Target, a copy of this Subscription Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Merger (including filings with the Commission).

(t) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares and Incentive Warrants or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed, or caused to be executed by its duly authorized representative, this Subscription Agreement as of the date first set forth above.

COMPANY: Red Ball Acquisition Corp.

By:
Name:
Title: Address for Notices: 667 Madison Avenue, 16th Floor New York, New York, 10065

SUBSCRIBER: [Subscriber Name]

By:
Name:
Title: Address for Notices: [•]

Name in which Subscribed Shares are to be registered:

Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:	$ 10.00

Aggregate Purchase Price:	$____________________

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to PIPE Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an institutional accredited investor (i.e., a person, other than a natural person, that is an “accredited investor” as defined in Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an institutional “accredited investor.”

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, Massachusetts or similar business trust, limited liability company, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person;

☐

An entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐

A “family office,” as defined under the Investment Advisers Act of 1940 that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐

A “family client,” as defined under the Investment Advisers Act of 1940, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph.

[Specify which tests:                ]

SUBSCRIBER:
Print Name:

By:
Name:
Title:

Exhibit D

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is dated as of October 13, 2021, by and among RedBall Acquisition Corp., a Cayman Islands exempted company, which shall domesticate as a Delaware corporation in accordance with the Business Combination Agreement (such entity, including the continuing Delaware corporation, “Parent”), the Persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), and SeatGeek, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of Company Common Stock and Company Preferred Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Common Stock and Company Preferred Stock, together with any shares of Company Common Stock or Company Preferred Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, Parent, Showstop Merger Sub I Inc., a Delaware corporation (“First Merger Sub”), Showstop Merger Sub II LLC, a Delaware limited liability company (“Second Merger Sub”), and the Company entered into a Business Combination Agreement and Plan of Reorganization (as amended or modified from time to time, the “Business Combination Agreement”) pursuant to which, among other transactions, First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving such Second Merger as a wholly owned subsidiary of Parent;

WHEREAS, in connection with the Mergers, immediately prior to and subject to the consummation of the Mergers, each share of Company Preferred Stock that is issued and outstanding immediately prior to the filing of the certificate of merger for the First Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in such certificate of merger) (the “First Effective Time”) will be automatically converted into (i) a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter in accordance with the terms of the Company Charter and (ii) a number of shares of Company Common Stock issuable with respect to any accrued dividends in accordance with the terms of the Company Charter ((i) and (ii) collectively, the “Company Preferred Stock Conversion”);

WHEREAS, in accordance with the terms of the Business Combination Agreement, each share of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock pursuant to the Company Preferred Stock Conversion) that is issued and outstanding immediately prior to the First Effective Time shall no longer be outstanding and shall cease to exist and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive a certain number of shares of Parent Common Stock and if applicable and subject to the election of the holders of Company Capital Stock, cash pursuant, and subject to, the terms of the Business Combination Agreement; and

WHEREAS, as an inducement to Parent and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Company Stockholder hereby acknowledges that it has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earliest of (a) the First Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”), each Company Stockholder shall be bound by and comply with Section 6.4 (Acquisition Proposals) of the Business Combination Agreement (and any relevant definitions contained in such Section) as if (a) such Company Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.4 (Acquisition Proposals) also referred to such Company Stockholder (but for the avoidance of doubt, the “Person” referred to in the Acquisition Proposal definition shall refer to the Company, not the Company Stockholder).

Section 1.2 Publicity. No Company Stockholder may issue any press release or other public communications relating to the Transactions without the prior approval of Parent and the Company; provided that no Company Stockholder shall be required to obtain consent pursuant to this Section 1.2 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public by Parent or the Company. The restriction in this Section 1.2 shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Company Stockholder making the announcement shall use its commercially reasonable efforts to consult with Parent and the Company in advance as to its form, content and timing.

Section 1.3 No Transfer. Prior to the Expiration Time, no Company Stockholder shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (i) collectively, a “Transfer”); (iii) grant any proxies or powers of attorney with respect to any or all of such Company Stockholder’s Subject Shares; (iv) take any action with the intent to prevent, impede, interfere with or adversely affect such Company Stockholder’s ability to perform its obligations under this Stockholder Support Agreement; or (v) publicly announce any intention to effect any transaction specified in clause (i) or (ii), provided, however, that (x) if a Company Stockholder is an individual, such Company Stockholder may Transfer any such Subject Shares (A) to any member of such Company Stockholder’s immediate family, or to a trust for the benefit of such Company Stockholder or any member of such Company Stockholder’s immediate family, the sole trustees of which are such Company Stockholder and/or any member of such Company Stockholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Company Stockholder; or (y) if a Company Stockholder is an entity, such Company Stockholder may Transfer any Subject Shares to any partner, member, or affiliate of such Company Stockholder; provided further, that, in each case, such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee of such Subject Shares evidences in a writing reasonably satisfactory in form and substance to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same extent as such transferring Company Stockholder; provided, further, that any Transfer permitted under this Section 1.3 shall not relieve a Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.3 with respect to a Company Stockholder’s Subject Shares shall be null and void.

Section 1.4 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.

Section 1.5 Stockholder Agreements. Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the Stockholders of the Company (or any adjournment or postponement thereof), in each case whether held in person or held in virtual format, and in any action by written consent of the Stockholders of the Company requested by the board of directors of the Company or otherwise undertaken as contemplated by the Transactions (which written consent shall be delivered promptly, and in any event within three Business Days, after the Registration Statement (as contemplated by the Business Combination Agreement) is declared effective under the Securities Act), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented) covering, in person or by proxy, all of its Subject Shares:

(a) to approve and adopt the Business Combination Agreement and the Transactions, including the Mergers;

(b) to the extent such Company Stockholder’s Subject Shares include shares of Company Preferred Stock, to authorize and approve the Company Preferred Stock Conversion;

(c) in any other circumstances upon which a consent or other approval is required or sought under the Company Charter or otherwise sought with respect to the Business Combination Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Stockholder’s Subject Shares held at such time in favor thereof;

(d) against and withhold consent with respect to the entry into or consummation of any Acquisition Proposal (in each case other than the Business Combination Agreement and the Transactions); and

(e) against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, including the Mergers and the Company Preferred Stock Conversion, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or (iii) result in any of the conditions set forth in Article 9 of the Business Combination Agreement not being fulfilled;

provided, however, that such Company Stockholder shall not vote or provide consent with respect to any of its Subject Shares that are not held by the Company’s directors, officers, affiliates or greater than 5% shareholders of the Company, or take any other action, in each case to the extent any such vote, consent or other action would preclude Parent from filing the Registration Statement with the SEC as contemplated by the Business Combination Agreement. Each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing prior to the Expiration Time.

Section 1.6 No Challenges. Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, First Merger Sub, Second Merger Sub, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

Section 1.7 Affiliate Agreements. Each Company Stockholder hereby agrees and consents to the termination of the Contracts set forth on Schedule II to which such Company Stockholder is party, effective as of the First Effective Time without any further liability or obligation to the Company, any of the Company’s Subsidiaries, Parent, First Merger Sub or Second Merger Sub.

Section 1.8 Amended Registration Rights Agreement; Lock-Up Agreement. Each of the Company Stockholders set forth on Schedule III will deliver, substantially simultaneously with the First Effective Time, (a) a duly executed copy of the Amended Registration Rights Agreement substantially in the form attached as Exhibit F to the Business Combination Agreement and (b) a duly-executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit G to the Business Combination Agreement.

Section 1.9 Further Assurances. Each Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.10 No Inconsistent Agreement; No Voting Trusts or other Arrangements. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder. Company Stockholder agrees that prior to the Expiration Time, Company Stockholder will not, and will not permit any entity under Company Stockholder’s control to, deposit any of the Subject Shares in a voting trust, grant any proxies with respect to the Subject Shares, or subject any of the Subject Shares to any arrangement with respect to the voting of the Subject Shares other than as provided hereunder and under the Contracts set forth on Schedule II.

Section 1.11 Consent to Disclosure. Each Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Governmental Authority or to securityholders of Parent) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Stockholders. Each Company Stockholder represents and warrants as of the date hereof to Parent and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

(a) Organization; Due Authorization. If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (subject to the Enforceability Exceptions). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.

(b) Ownership. Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares) affecting any such Subject Shares, other than Liens or other limitations and restrictions pursuant to (i) this Agreement, (ii) the Company Charter, (iii) the Business Combination Agreement, (iv) any Contract set forth on Schedule II or (v) any applicable securities Laws, including transfer restrictions under the Securities Act. Such Company Stockholder’s Subject Shares are the only shares of capital stock in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Contracts set forth on Schedule II. Such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company, other than any Company Warrants or Company Options held by such Company Stockholder.

(c) No Conflicts. The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Parent or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Parent and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.

(f) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Company Stockholder, for which the Company or any of its Subsidiaries may become liable.

(g) Acknowledgment. Such Company Stockholder understands and acknowledges that each of Parent and the Company is entering into the Business Combination Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Company Stockholder, the written agreement of Parent, the Company and such Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or

can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.2.

Section 3.3 Waiver Of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and the Company Stockholder.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.8 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (and otherwise as of the immediately following Business Day) (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Parent:

RedBall Acquisition Corp. 667 Madison Avenue, 16th Floor New York, NY 10065

Attention: David Grochow

Email: dgrochow@redbirdcap.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004-1980

Attention: Robert C. Schwenkel; John M. Bibona; Randi Lally; Roy Tannenbaum

Email: robert.schwenkel@friedfrank.com; john.bibona@friedfrank.com; randi.lally@friedfrank.com; roy.tannenbaum@friedfrank.com

If to the Company:

SeatGeek, Inc. 902 Broadway, 10th Floor New York, NY 10010-7121

Attention: Adam Lichstein

Email: alichstein@seatgeek.com

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention: Stephane Levy; David Silverman; Rupa Briggs

Email: slevy@cooley.com; dsilverman@cooley.com; rbriggs@cooley.com

If to a Company Stockholder:

To such Company Stockholder’s notice information set forth in Schedule I with a copy to (which will not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention: Stephane Levy; David Silverman; Rupa Briggs

Email: slevy@cooley.com; dsilverman@cooley.com; rbriggs@cooley.com

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement, the Business Combination Agreement and the agreements referenced herein and therein, including any exhibits thereto, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholders, Parent, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Parent, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

PARENT:

REDBALL ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Parent, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY:

SEATGEEK, INC.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Exhibit E

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Support Agreement”) is dated as of October 13, 2021, by and among RedBall SponsorCo LP, a Cayman Islands exempted limited partnership (“SponsorCo”), the Persons set forth on Schedule I hereto (the “Insiders” and together with SponsorCo, each, a “Sponsor” and, together, the “Sponsors”), RedBall Acquisition Corp., a Cayman Islands exempted company, which shall domesticate as a Delaware corporation in accordance with the Business Combination Agreement (such entity, including the continuing Delaware corporation, “Parent”), and SeatGeek, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Parent Common Warrants and Parent Private Placement Warrants as are indicated opposite each of their names on Schedule I attached hereto (all such Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Parent Common Warrants and Parent Private Placement Warrants, together with any Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Parent Common Warrants and Parent Private Placement Warrants of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Sponsor during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Cayman Securities”);

WHEREAS, concurrently with the execution of this Sponsor Support Agreement, Parent, Showstop Merger Sub I Inc., a Delaware corporation (“First Merger Sub”), Showstop Merger Sub II LLC, a Delaware limited liability company (“Second Merger Sub”), and the Company entered into a Business Combination Agreement and Plan of Reorganization (as amended or modified from time to time, the “Business Combination Agreement”) pursuant to which, among other transactions, and subject to the terms and conditions set forth therein, Parent will be domesticated as a Delaware corporation in accordance with section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (as revised) (the “Domestication”), and, promptly on the following day, First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving such Second Merger as a wholly owned subsidiary of Parent;

WHEREAS, immediately following the Domestication and the conversion of the Parent Ordinary Shares to shares of Parent Common Stock in accordance with the Domestication Governing Documents, the Sponsors collectively shall be the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 14,225,000 shares of Parent Common Stock and 9,566,667 Parent Warrants in the aggregate (such shares of Parent Common Stock and Parent Warrants collectively referred to herein as the “Subject Public Securities” and together with the Subject Cayman Securities, the “Subject Shares”) as set forth on Schedule I attached hereto; and

WHEREAS, as an inducement to Parent and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENTS; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Sponsor hereby acknowledges that it has had the opportunity to read the Business Combination Agreement and this Sponsor Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earliest of (a) the First Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”), each Sponsor shall be bound by and comply with Sections 7.3 (No Solicitation by Parent) of the Business Combination Agreement (and any relevant definitions contained in such Section) as if (i) such Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions, and (ii) each reference to the “Parent” contained in Sections 7.3 (No Solicitation by Parent) also referred to such Sponsor (but for the avoidance of doubt, the “Person” referred to in the Business Combination Proposal definition shall refer to Parent, not the Sponsor). Each Sponsor acknowledges that, as a result of the Domestication, the Parent Ordinary Shares will be converted into an equal number of shares of Parent Common Stock (as the same may be adjusted to give effect to any stock split, reverse stock split, stock dividend, reclassification, subdivision, combination or similar recapitalization of such securities or any similar reorganization after the date of this Sponsor Support Agreement), and the Subject Shares will be shares of common stock in a Delaware corporation and will not be ordinary shares of a Cayman Islands exempted company.

Section 1.2 Publicity. No Sponsor may issue any press release or other public communications relating to the Transactions without the prior approval of Parent and the Company; provided that no Sponsor shall be required to obtain consent pursuant to this Section 1.2 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public by Parent or the Company. The restriction in this Section 1.2 shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Sponsor making the announcement shall use its commercially reasonable efforts to consult with Parent and the Company in advance as to its form, content and timing.

Section 1.3 No Transfer.

(a) Prior to the Expiration Time, no Sponsor shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such Sponsor, (iii) grant any proxies or powers of attorney with respect to any or all of such Sponsor’s Subject Shares, or (iv) take any action with the intent to prevent, impede, interfere with or adversely affect such Sponsor’s ability to perform its obligations under this Sponsor Support Agreement or (v) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that (x) if a Sponsor is an individual, such Sponsor may Transfer any such Subject Shares (A) to any member of such Sponsor’s immediate family, or to a trust for the benefit of such Sponsor or any member of such Sponsor’s immediate family, the sole trustees of which are such Sponsor and/or any member of such Sponsor’s immediate family, (B) by will, other testamentary document or under the laws of intestacy upon the death of such Sponsor or (C) to any other Sponsor or (y) if a Sponsor is an entity, such Sponsor may Transfer any Subject Shares to another Sponsor or an Affiliate of a Sponsor (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees to assume all of the obligations of such Sponsor under, and be bound by all of the terms of, this Sponsor Support Agreement; provided, further, that any Transfer permitted under this Section 1.3 shall not relieve a Sponsor of its obligations under this Sponsor Support Agreement. Any Transfer in violation of this Section 1.3 with respect to a Sponsor’s Subject Shares shall be null and void. Notwithstanding the foregoing, nothing in this Sponsor Support Agreement shall prohibit direct or indirect transfers of equity or other interests in SponsorCo so long as RedBall SponsorCo GP LLC and its Affiliates continue to Control SponsorCo.

(b) Each Sponsor agrees that prior to the Expiration Time, such Sponsor shall not redeem any Subject Shares owned by such Sponsor in connection with any shareholder approval of the Transactions and hereby waives any and all rights to elect or effect any Parent Share Redemption arising in connection with the Transactions.

Section 1.4 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Equity Securities of Parent are issued to a Sponsor after the date of this Sponsor Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Subject shares owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Equity Securities of Parent after the date of this Sponsor Support Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of any Equity Securities of Parent after the date of this Sponsor Support Agreement (such shares of Parent Common Stock, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted the Subject Shares owned by such Sponsor as of the date hereof.

Section 1.5 Closing Date Deliverables. On the Closing Date, SponsorCo shall deliver to Parent and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Parent, the Company, SponsorCo, and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit F to the Business Combination Agreement.

Section 1.6 Sponsor Support Agreements.

(a) From the date hereof until the Expiration Time, each Sponsor hereby unconditionally and irrevocably agrees that, at the Parent Stockholders’ Meeting or any meeting of the shareholders of Parent, however called, or at any adjournment or postponement thereof, in each case, whether held in person or held in a virtual format, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought including any action by written consent or resolution with respect to, as applicable, such Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Shares:

(i) in favor of, and to adopt, the Business Combination Agreement, the Ancillary Agreements and the Transactions;

(ii) in favor of each Transaction Proposal, any other proposals set forth in the Proxy Statement and any other matters to be submitted for the approval of the holders of Equity Securities of Parent as set forth in the Business Combination Agreement;

(iii) in favor of any proposal to adjourn or postpone the applicable shareholder meeting to a later date if (and only if) there are not sufficient other votes for approval of the Business Combination Agreement, the Transaction Proposals and any other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held;

(iv) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(v) against any business combination agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent;

(vi) against any change in the business, management or board of directors of Parent (other than in connection with the Transaction Proposals); and

(vii) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Support Agreement, the Business Combination Agreement or any Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any Parent Entity under the Business Combination Agreement, (C) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent.

(b) Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(c) Prior to the Expiration Time, no Sponsor shall, without the consent of the Company, modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than SponsorCo or any of its Subsidiaries), on the one hand, and Parent, or any of its Subsidiaries, on the other hand.

Section 1.7 No Challenges. Each Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, First Merger Sub, Second Merger Sub, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Support Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

Section 1.8 Further Assurances. Each Sponsor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Sponsor Support Agreement and the Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.9 No Inconsistent Agreement; No Voting Trusts or other Arrangements. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder. Each Sponsor agrees that prior to the Expiration Time, such Sponsor will not, and will not permit any entity under Sponsor’s control to, deposit any of the Subject Shares in a voting trust, grant any proxies with respect to the Subject Shares, or subject any of the Subject Shares to any arrangement with respect to the voting of the Subject Shares other than as provided hereunder.

Section 1.10 Consent to Disclosure. Each Sponsor hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Governmental Authority or to securityholders of Parent) of such Sponsor’s identity and beneficial ownership of Subject Shares and the nature of such Sponsor’s commitments, arrangements and understandings under and relating to this Sponsor Support Agreement and, if deemed appropriate by Parent or the Company, a copy of this Sponsor Support Agreement. Each Sponsor will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 1.11 Sponsor Promote Adjustment. SponsorCo hereby agrees that, upon and subject to the Closing, SponsorCo shall irrevocably surrender to Parent, immediately prior to the First Effective Time, 1,000,000 shares of Parent Common Stock (as the same may be adjusted to give effect to any stock split, reverse stock split, stock dividend, reclassification, subdivision, combination or similar recapitalization of such securities or any similar reorganization after the date of this Sponsor Support Agreement) for no consideration and as a contribution to the capital of Parent whereupon such shares shall be cancelled.

Section 1.12 Waiver of Anti-Dilution Protection. SponsorCo, being the holder of a majority of the Parent Class B Ordinary Shares in issue at the date hereof, hereby (but subject to the consummation of the Transactions) waives, pursuant to Article 17.4 of the Amended and Restated Memorandum and Articles of Association of Parent, any rights set forth in Article 17.3 of the Amended and Restated Memorandum and Articles of Association of Parent solely with respect to the number of Parent Class A Ordinary Shares issuable upon conversion of all Parent Class B Ordinary Shares in connection with the consummation of the Transactions, including the Mergers.

Section 1.13 Parent Transaction Expenses and Working Capital Loans.

(a) SponsorCo hereby agrees to discharge any Excess Parent Transaction Expenses, by, at the option of SponsorCo, payment in cash to Parent or cancellation of shares of Parent Common Stock held by SponsorCo (or any combination thereof) in accordance with the immediately following sentence, on the Closing Date. If SponsorCo elects to pay all or any portion of the Excess Parent Transaction Expenses by the forfeiture and cancellation of shares of Parent Common Stock held by SponsorCo, then (i) Parent shall pay the amount of such portion of Excess Parent Transaction Expenses in cash on the Closing Date and (ii) SponsorCo shall forfeit, and Parent shall cancel, a number of shares of Parent Common Stock held by SponsorCo (based on a value of $10.00 per share) equal to the aggregate amount of such Excess Parent Transaction Expenses that are paid in cash by Parent on the Closing Date.

(b) With respect to any loan of funds made by any Sponsor or any Affiliate of any Sponsor or any Sponsor’s officers or directors (each, a “Lender”) to Parent or any of its Subsidiaries, in each case, prior to the Closing (a “Working Capital Loan”) that is or may be convertible into warrants or other securities (derivative or otherwise) of Parent or the Company, each of Parent and the Sponsors hereby agree, and shall take such necessary or appropriate actions within its power so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash, and that no Working Capital Loan will be converted into warrants or other securities (derivative or otherwise) of Parent or the Company, notwithstanding any applicable provision of any applicable warrant agreement, the Parent Governing Documents or any other Contract.

Section 1.14 Lock-Up.

(a) Lock-Up. Subject to the exceptions set forth in Section 1.10(b), each Sponsor hereby agrees not to, without the prior consent of the board of directors of Parent, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Parent Common Stock held by it immediately after the Closing, any shares of Parent Common Stock issuable upon the exercise of options or warrants to purchase shares of Parent Common Stock held by it immediately after the Closing, or any securities convertible into or exercisable or exchangeable for Parent Common Stock held by it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earliest of (x) twelve (12) months after the Closing, (y) such date that the Closing Price equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days commencing at least one hundred and fifty (150) days following the Closing Date and (z) the date on which Parent consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share (the period between the Closing Date and such earliest date, the “Lock-Up”).

(b) Lock-Up Exceptions. The restrictions set forth in Section 1.11(a) shall not apply to:

(i) transfers (A) to another entity that is an Affiliate of the Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Sponsor or Affiliates of the Sponsor or who share a common investment advisor with the Sponsor or (B) as part of a distribution to members, partners, shareholders or equity holders of the Sponsor;

(ii) transfers by virtue of the laws of the jurisdiction of SponsorCo’s organization and the entity’s organizational documents upon dissolution of SponsorCo;

(iii) transactions relating to Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up;

(iv) the exercise of any options or warrants to purchase Parent Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) or the vesting of stock awards of Parent Common Stock and any related transfer of shares of Parent Common Stock in connection therewith;

(v) transfers to Parent; provided, that such Transfer is made (i) to satisfy tax withholding obligations pursuant to Parent’s equity incentive plans or arrangements or (ii) to discharge Excess Parent Transaction Expenses pursuant to Section 1.13;

(vi) transfers to Parent pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Parent or forfeiture of the Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with the termination of an Insider’s service to Parent;

(vii) the entry, by an Insider, at any time after the Closing, of any trading plan providing for the sale of Parent Common Stock by an Insider, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, (a) provided, however, that such plan does not provide for, or permit, the sale of any Parent Common Stock during the Lock-Up and (b)(x) no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up or (y) if any public announcement is required of or voluntarily made by or on behalf of the Insider or the Company regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up;

(viii) the consummation of a Subsequent Transaction which results in all of the Parent’s securityholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property; provided, that any securities received in such transactions shall be subject to the same vesting conditions as apply to the shares of Parent Common Stock held by such Sponsor prior to such Subsequent Transaction unless the Subsequent Transaction results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share; and

(ix) transactions to satisfy any U.S. federal, state, or local income tax obligations of SponsorCo (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Domestication from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Domestication does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes);

provided, however, that in the case of clauses (i) through (ii), such permitted transferees must enter into a written agreement with Parent, agreeing to be bound by these Transfer restrictions.

Section 1.15 Board Rights. Subject to and in accordance with Section 8.5 of the Business Combination Agreement, effective as of the First Effective Time, the board of directors of Parent at the Closing will consist of (i) one director mutually agreed upon by SponsorCo and the Company as identified on Section 8.5(a) of the Parent Disclosure Letter (the “Mutual Designee”), and (ii) six (6) Company Designated Directors. In addition, Sponsor shall be entitled to designate one observer to the board of directors of Parent (the “Observer”) subject to the execution of a customary board observation agreement including confidentiality, non-disclosure covenants and recusal limitations as reasonably necessary to (i) preserve solicitor-client privilege (such determination in the case of this clause to be based on the advice of counsel to the Company), (ii) avoid a conflict of interest between the Parent or a subsidiary and Sponsor’s affiliates, or (iii) comply with applicable laws (including stock exchange rules), for so long as SponsorCo, together with its Affiliates, collectively continue to hold at least 50% of the sum of (A) 6,007,500 Subject

Shares, plus (B) all Sponsor Earnout Shares (as defined below) that vest in accordance with Section 3.6 of the Business Combination Agreement plus (C) all shares of Common Stock of the Surviving Company purchased pursuant to the Backstop Subscription Agreement; provided, that the foregoing observer designation right shall not apply if the Mutual Designee is one of the individuals identified in writing to the Company prior to the date hereof as a partner of RedBird Series 2019 Holdings Carry Vehicle LP.

Section 1.16 Financial Statements. The Sponsors shall (a) cause Parent to file prior to Closing its annual report on Form 10-K and quarterly report on Form 10-Q, in each case solely to the extent such reports are eligible to be filed prior to Closing, or (b) if such Form 10-K or 10-Q has not been filed prior to Closing, reasonably assist Parent in its preparation of its annual report on Form 10-K (and quarterly report on Form 10-Q, if applicable), including by providing any documentation and support, as reasonably requested by Parent, and by providing any certifications by Parent management prior to Closing for matters relating to Parent as of and during the period covered by such Form 10-K (and quarterly report on Form 10-Q, if applicable). Additionally, the Sponsor shall, prior to Closing, use commercially reasonable efforts to cause Parent to implement necessary disclosure controls and procedures and internal controls over financial reporting to support the requirements of the Sarbanes-Oxley Act Sections 302, 906 and 404 required under any Parent annual report on Form 10-K (or Parent quarterly report on Form 10-Q).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Parent and the Company (severally, and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and, if such status is recognized under the jurisdiction of its organization, in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery of, and performance of its obligations under, this Sponsor Support Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform his or her obligations hereunder. This Sponsor Support Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (subject to the Enforceability Exceptions). If this Sponsor Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Support Agreement has full power and authority to enter into this Sponsor Support Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens or other limitations or restrictions pursuant to (i) this Sponsor Support Agreement, (ii) the Parent Governing Documents, (iii) the Business Combination Agreement, (iv) the SponsorCo Governing Documents or (v) any applicable securities Laws. Such Sponsor’s Subject Shares are the only equity securities in Parent owned of record or beneficially by such Sponsor on the date of this Sponsor Support Agreement, and none of such Sponsor’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Such Sponsor does not hold or own any rights to acquire (directly or indirectly) any Equity Securities of Parent or any Equity Securities convertible into, or which can be exchanged for, Equity Securities of Parent, other than any Parent Warrants held by such Sponsor.

(c) No Conflicts. The execution and delivery of this Sponsor Support Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Subject Shares ), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Support Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Support Agreement.

(e) Brokerage Fees. Except as described on Section 5.20 of the Parent Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Sponsor, for which Parent, the Company or any of their respective Affiliates may become liable.

(f) Acknowledgment. Such Sponsor understands and acknowledges that each of Parent and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Support Agreement.

(g) Backstop Subscription.

(i) The Sponsor has received and accepted an executed commitment letter dated as of the date hereof (the “Commitment Letter”) from RedBird Series 2019, LP, a Delaware limited partnership, and RedBird Series 2019 GP Co-Invest LP, a Delaware limited partnership (each an “Investor”) pursuant to which the Investors have committed to invest the full amount of the cash equity described therein to purchase equity interests of the Sponsor immediately prior to the Closing that is determined in accordance with the term set forth herein, on the terms contemplated thereby (the “Financing”).

(ii) The Sponsor has delivered to the Company a true and correct copy of the Commitment Letter. As of the date hereof, the Commitment Letter is in full force and effect without amendment, supplement, or modification and no such amendment, supplement or modification is contemplated except for amendments to add additional financing sources thereto or as otherwise expressly permitted herein. The Commitment Letter has been duly executed by the Sponsor and is enforceable against each party thereto, subject to the Enforceability Exceptions. As of the date hereof, the Commitment Letter has not been terminated, withdrawn or rescinded in any respect.

(iii) As of the date of this Agreement, the Sponsor has no reason to believe that it or any of the other parties to the Commitment Letter will be unable to satisfy on a timely basis any term or condition of the Commitment Letter required to be satisfied by it or that any portion of the Financing to be made available thereunder will otherwise not be available to the

Sponsor on a timely basis to consummate the Transactions. As of the date of this Agreement, no event has occurred which, with or without due notice, lapse of time or both, would constitute a breach or default on the part of the Sponsor or, to the Sponsor’s knowledge, any other party, in each case, under the Commitment Letter or that would result in any portion of the Financing contemplated thereby being unavailable at the times contemplated by the Commitment Letter or that makes any assumption or statement set forth in the Commitment Letter inaccurate in any material respect. The only conditions precedent or other contingencies related to the obligations of the Investors to fund the full amount of the Financing are those expressly set forth in the Commitment Letter. There are no conditions precedent or other contingencies, side agreements or other arrangements or understandings, in each case, to which the Sponsor or any of its Affiliates is a party related to the initial funding of the Financing at the Closing, other than as expressly set forth in the Commitment Letter. The Sponsor and its Affiliates have fully paid any and all commitment fees or other fees required by the terms of the Financing to be paid on or before the date of this Agreement. The covenants and agreements set forth in the Commitment Letter, and the performance thereof, do not and will not violate any provision of the respective Governing Documents of the Sponsor or the Investors. The proceeds from the Financing in the aggregate will be sufficient to satisfy all of the Sponsor’s obligations under the Backstop Agreement.

(iv) Notwithstanding anything to the contrary, the Sponsor affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that the Sponsor or any of its Affiliates obtain financing for or related to any of the Transactions.

ARTICLE III

EARNOUT

Section 3.1 SponsorCo Earnout Shares.

(a) SponsorCo agrees that, upon and subject to the Closing, 7,187,500 shares of Parent Common Stock held by it (such shares, the “SponsorCo Earnout Shares”) shall, immediately prior to the First Effective Time, have the Legend (as defined below) affixed to them and be held subject to the terms and conditions of this Section 3.1.

(b) Legends. The books and records of Parent evidencing the SponsorCo Earnout Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF [•], 2021, BY AND AMONG REDBALL ACQUISITION CORP. AND THE OTHER PARTIES THERETO.

(c) Procedures Applicable to the SponsorCo Earnout Shares.

(i) As soon as practicable, and in any event within five (5) Business Days after the occurrence of a Triggering Event (as defined below), Parent shall remove, or cause to be removed, the Legend from the books and records of Parent evidencing the SponsorCo Earnout Shares with respect to which a Triggering Event has occurred and such shares shall no longer be subject to any of the terms of this Section 3.1 (any such removal of the Legend and other restrictions, a “Release”).

(ii) SponsorCo shall not Transfer any SponsorCo Earnout Shares until the date on which the relevant vesting triggers have been satisfied as described in Section 3.1(d) below.

(iii) Any SponsorCo Earnout Shares not eligible to be Released in accordance with the terms of Section 3.1(d) on or before the fifth (5th) anniversary of the Closing Date (the period commencing on the Closing Date and ending on such date, the “Earnout Lock-Up Period”) shall be forfeited to Parent upon the expiration of such Earnout Lock-Up Period and canceled (such shares, “Forfeited Shares”) and SponsorCo shall not have any rights with respect thereto.

(d) Release of SponsorCo Earnout Shares. The SponsorCo Earnout Shares shall be Released as follows (each, a “Triggering Event”):

(i) 3,593,750 of the SponsorCo Earnout Shares will be Released, if at any time during the Earnout Lock-Up Period, (x) the Closing Price is greater than or equal to $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $12.50 per share; and

(ii) 3,593,750 of the SponsorCo Earnout Shares will be Released, if at any time during the Earnout Lock-Up Period, (x) the Closing Price is greater than or equal to $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $15.00 per share.

(e) Forfeiture of SponsorCo Earnout Shares in Certain Circumstances. If and to the extent that during the Earnout Lock-up Period there are any SponsorCo Earnout Shares which have not been Released and a Subsequent Transaction is consummated whereby (x) all or substantially all of the holders of outstanding shares of Parent Common Stock have such shares converted, exchanged or otherwise replaced with the right to receive cash, securities or other property, (y) none of the shares of Parent Common Stock that comprise such SponsorCo Earnout Shares would remain outstanding following the consummation of such Subsequent Transaction, and (z) a Triggering Event does not occur with respect to such SponsorCo Earnout Shares on or prior with or upon the consummation of such Subsequent Transaction, then such SponsorCo Earnout Shares that are not eligible to be Released in connection with such Subsequent Transaction shall be forfeited upon the consummation of such Subsequent Transaction.

(f) Equitable Adjustments. The Parent Common Stock price targets set forth in this Section 3.1 shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Common Stock occurring on or after the Closing. For the avoidance of doubt, prior to a Triggering Event, SponsorCo shall not be entitled to any right to vote or receive dividends with respect to such SponsorCo Earnout Shares.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Termination. This Sponsor Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the termination of the Business Combination Agreement prior to the Closing in accordance with its terms, (b) the liquidation of Parent and

(c) the written agreement of SponsorCo, Parent, and the Company. Upon such termination of this Sponsor Support Agreement, all obligations of the parties under this Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Support Agreement prior to such termination. This ARTICLE IV shall survive the termination of this Sponsor Support Agreement.

Section 4.2 Governing Law. This Sponsor Support Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Support Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or Action based upon, arising out of or related to this Sponsor Support Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Sponsor Support Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 4.2.

Section 4.3 Waiver Of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Sponsor Support Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Sponsor Support Agreement or any of the Transactions.

Section 4.4 Assignment. This Sponsor Support Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Support Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred (including by operation of law) without the prior written consent of Parent, the Company and SponsorCo.

Section 4.5 Specific Performance. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Sponsor Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Support Agreement and to enforce specifically the terms and provisions of this Sponsor Support Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 4.6 Amendment; Waiver. This Sponsor Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and SponsorCo.

Section 4.7 Severability. If any provision of this Sponsor Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Support Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Support Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Support Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Support Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 4.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day) (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Parent:

RedBall Acquisition Corp.

667 Madison Avenue, 16th Floor

New York, NY 10065

Attention: David Grochow Email: dgrochow@redbirdcap.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attention: Robert C. Schwenkel; John M. Bibona; Randi Lally; Roy Tannenbaum

Email: robert.schwenkel@friedfrank.com; john.bibona@friedfrank.com; randi.lally@friedfrank.com; roy.tannenbaum@friedfrank.com

If to the Company:

SeatGeek, Inc.

902 Broadway, 10th Floor

New York, NY 10010-7121

Attention: Adam Lichstein

Email: alichstein@seatgeek.com

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention: Stephane Levy; David Silverman; Rupa Briggs

Email: slevy@cooley.com; dsilverman@cooley.com, rbriggs@cooley.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Fried, Frank, Harris Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attention: Robert C. Schwenkel; John M. Bibona; Randi Lally; Roy Tannenbaum

Email: robert.schwenkel@friedfrank.com; john.bibona@friedfrank.com; randi.lally@friedfrank.com; roy.tannenbaum@friedfrank.com

Section 4.9 Counterparts. This Sponsor Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 4.10 No Rights of Third Parties. Nothing expressed or implied in this Sponsor Support Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Sponsor Support Agreement.

Section 4.11 Entire Agreement. This Sponsor Support Agreement, the Business Combination Agreement and the agreements referenced herein and therein, including any exhibits thereto, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

REDBALL SPONSORCO LP

By:
Name: Title:

PARENT:

REDBALL ACQUISITION CORP.

By:
Name: Title:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Sponsors, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

COMPANY:

SEATGEEK, INC.

By:
Name: Title:

[Signature Page to Sponsor Support Agreement]

Exhibit F

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among (i) SeatGeek, Inc., a Delaware corporation (the “Company”) (formerly known as RedBall Acquisition Corp. (“RedBall”), a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), (ii) RedBall SponsorCo LP, a Cayman Islands exempted limited partnership (the “Sponsor”), (iii) certain former stockholders of the entity formerly known as SeatGeek, Inc., a Delaware corporation (“Legacy SeatGeek”) set forth on Schedule I hereto (the “SeatGeek Holders” and, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and Legacy SeatGeek were party to that certain Business Combination Agreement and Plan of Reorganization, dated as of October [•], 2021 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “BCA”), by and among the Company, Showstop Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Showstop Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and Legacy SeatGeek, pursuant to which, among other things, the separate existence of SeatGeek will cease to exist and Legacy SeatGeek shall become a subsidiary of the Company, which shall survive as the surviving corporation (the “Business Combination”);

WHEREAS, RedBall, the Sponsor and certain of the Holders entered into that certain Registration and Shareholders Rights Agreement, dated as of August 12, 2020 (as it may be amended, supplemented, restated or otherwise modified from time to time until the consummation of the Business Combination, the “Existing Agreement”);

WHEREAS, upon the consummation of the Business Combination, the parties to the Existing Agreement desire to amend and restate the Existing Agreement in its entirety as set forth herein and the Company, the Sponsor and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the BCA.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean the Company’s Common Stock, with a par value of $0.0001 per share.

“Company” shall have the meaning given in the Recitals hereto.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“First Effective Time” shall have the meaning given in the BCA.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.2.

“Form S-1 Shelf” shall have the meaning given in subsection 2.3.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.3.1.

“Founder Shares” shall mean the shares of RedBall’s Class B common stock, par value $0.0001 per share, issued pursuant to that certain Subscription Agreement, not forfeited by the Sponsor at the First Effective Time as described in the BCA, and converted into shares of Common Stock at the effective time of the domestication of the Company.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Lock-up Period” shall mean any lock-up period with respect to the Registrable Securities included in the Company’s governing documents or any agreements between such Holder and the Company or any of the Company’s subsidiaries.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” means, in the case of any Holder, a person to whom, or entity to which, Registrable Securities are transferred by such Holder; provided that (a) such transfer does not violate the Company’s governing documents, or any agreements between such Holder and the Company or any of the Company’s subsidiaries and (b) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 5.2.3.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Qualified Additional Holder” shall mean any stockholder of SeatGeek that is a director or officer of SeatGeek or any other stockholder of SeatGeek that is approved to become a “Holder” under this Agreement by the Holders holding a majority of Registrable Securities then outstanding (such approval not to be unreasonably withheld, conditioned or delayed).

“Registrable Security” shall mean (i) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the BCA and any Founder Shares), (ii) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (iii) any other equity security of the Company issued or issuable with respect to any such securities referenced in clauses (a) and (b) above by way of a stock dividend, share capitalization or share sub-division or in connection with a reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates or book entry provisions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) without limitation as to volume and manner of sale; or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses up to $35,000 of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration or majority-in-interest of the Takedown Demanding Holder initiating a Underwritten Shelf Takedown.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a Registration of Registrable Securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subscription Agreement” shall mean that certain Securities Subscription Agreement, dated as of June 10, 2020, between the Sponsor and the Company.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.3.3.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.4.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsections 2.1.4, 2.3.1 and Section 2.4 hereof, at any time and from time to time, one or more Holders of the then-outstanding number of Registrable Securities (x) constituting at least thirty percent (30%) of the Registrable Securities then outstanding and (y) having a total offering price (before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate $50 million (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof separate from a Shelf Registration or Underwritten Shelf Takedown (such written demand a “Demand Registration”). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s)

shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement on Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and at least fifty percent (50%) of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement. Notwithstanding anything to the contrary herein, to the extent there is an active Form S-3 Shelf covering a Holder’s or Holders’ Registrable Securities, this subsection 2.1.1 shall be inapplicable and any request by such Holder or Holders to conduct an Underwritten Offering shall follow the procedures of subsection 2.3.4 herein and shall be counted as an Underwritten Shelf Takedown.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, then the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsections 2.1.4, 2.3.1 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder and Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 or subsection 2.3.4 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (v) for a dividend reinvestment plan, (vi) for a rights offering, (vii) for the exercise of any warrants or (viii) for a Block Trade, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the anticipated filing date of such Registration Statement, or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the anticipated filing of the applicable “red herring” prospectus or prospectus supplement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within two (2) business days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to subsection 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (i) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (i) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to subsection 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under subsection 2.1 hereof or Underwritten Shelf Takedown effected under subsection 2.3.4 hereof.

2.3 Shelf Registrations.

2.3.1 Initial Shelf Registration. The Company shall file within 45 days of the Closing, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf” and together with the Form S-1 Shelf, each a “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a

Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. Notwithstanding anything to the contrary herein, to the extent there is an active Form S-3 Shelf under this subsection 2.3.1, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify as Demanding Holders pursuant to subsection 2.1.1 and wish to request an Underwritten Offering, such Underwritten Offering shall follow the procedures of subsection 2.3.4. The Company shall have the right to remove any persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment. The Company shall maintain each Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Shelf. In the event the Company files a Shelf on Form S-1, the Company shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

2.3.2 Registrations on Form S-3. The Holders of Registrable Securities may, at any time and from time to time, to the extent that its Registrable Securities are not covered by an effective Shelf, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”), or if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) on an automatic shelf registration statement; provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within two (2) business days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than fifteen (15) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, that, the Company shall be obligated to effect a Registration pursuant to this subsection 2.3.2 hereof only if (i) Form S-3 is available for such Registration; and (ii) the Holders of Registrable Securities propose to sell Registrable Securities with a total offering price reasonably expected to exceed, in the aggregate, $25 million.

2.3.3 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities including on such Shelf, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

2.3.4 Underwritten Shelf Takedown. At any time and from time to time after a Form S-3 Shelf has been declared effective by the Commission, Holders of Registrable Securities (the “Takedown Demanding Holders”) may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Form S-3 Shelf, including a Block Trade (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $25 million. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least five (5) business days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least two (2) business days prior to the public announcement of such Underwritten Shelf Takedown pursuant to the piggyback registration rights of such Holder set forth in Section 2.2 herein. The majority-in-interest of the Takedown Demanding Holders shall have the right to select the underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Sponsor may demand not more than two (2) Underwritten Shelf Takedowns and the SeatGeek Holders, collectively, may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.3.4. For purposes of clarity, any Registration effected pursuant to this subsection 2.3.4 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Takedown Demanding Holders and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Takedown Demanding Holders and the Takedown Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Demanding Holders that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities of the Takedown Requesting Holders, if any, can be sold without exceeding the Maximum Number of Securities determined Pro Rata based on the respective number of Registrable Securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities.

2.3.6 Underwritten Shelf Takedown Withdrawal. The Takedown Demanding Holders shall have the right to withdraw from an Underwritten Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown prior to the public announcement of such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to a withdrawal under this subsection 2.3.5.

2.4 Restrictions on Registration Rights. If (i) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (ii) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (iii) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than two (2) times in any 12-month period.

2.5 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company in which a Holder participates, such Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.6 Block Trades. Notwithstanding any other provision of Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the managing Underwriter;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds reasonably expected to be in excess of $50 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders; provided that the Company’s obligations under this Agreement to reimburse the Holders shall not exceed $35,000 per Registration.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines in good faith that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the Registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) consecutive days or ninety (90) days in any rolling 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to (i) make and keep public information available, as those terms are understood and defined in Rule 144 and (ii) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any reasonably requested legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.4 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.4 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.4. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.4 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, email or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, email, or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [ ], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Lock-up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK. EACH PARTY TO THIS AGREEMENT SHALL INSTITUTE ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ONLY IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, the PIPE Investors (as defined in the BCA) and holders of Designated Company Warrants (as defined in the BCA) to be assumed by the Company pursuant to the BCA, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, other than the Subscription Agreements (as defined in the BCA) with the PIPE Investors and subscription agreement with respect to the Designated Company Warrants, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate with respect to any such Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

5.8 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Additional Holders. In the event that after the date of this Agreement, the Company or SeatGeek wishes to provide any Qualified Additional Holders registration rights as contemplated by this Agreement, then, SeatGeek and the Company shall cause such Qualified Additional Holder to become a party to this Agreement by executing a joinder agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Holder and thereafter such Qualified Additional Holder shall be deemed a Holder for all purposes under this Agreement.

5.11 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.12 Opt-Out Requests. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: SEATGEEK, INC., a Delaware corporation

By:
Name:
Title:

HOLDERS:

REDBALL SPONSORCO LP,
a Cayman Islands exempted limited partnership

By: RedBall SponsorCo GP LLC, its general partner

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDER:

By:

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

Form of Joinder

FORM OF JOINDER TO AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

[                 ], 20

Reference is made to that certain Amended and Restated Registration Rights Agreement (as may be amended and/or restated from time to time, the “Registration Rights Agreement”), dated as of [•], 2021, by and among SeatGeek, Inc., a Delaware corporation (the “Company”), RedBall SponsorCo LP, a Cayman Islands exempted limited partnership (the “Sponsor”), former stockholders of the entity formerly known as SeatGeek, Inc., a Delaware corporation (“Legacy SeatGeek”) and the undersigned parties listed under Holder on the signature page thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

The undersigned hereby agrees to and does become party to the Registration Rights Agreement as a Holder thereunder. This Joinder shall serve as a counterpart signature page to the Registration Rights Agreement and by executing below the undersigned is deemed to have executed the Registration Rights Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

Exhibit G

FORM OF LOCK-UP AGREEMENT

SeatGeek, Inc.

902 Broadway

New York, NY 10010

Re:	Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement (the “BCA”), dated as of [__], entered into by and among RedBall Acquisition Corp., a Cayman Islands exempted company (“Parent”), Showstop Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), Showstop Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub”), and SeatGeek, Inc., a Delaware corporation (the “Company”), pursuant to which, through a series of transactions at the Closing with the Company, First Merger Sub and Second Merger Sub, Parent will acquire 100% of the outstanding equity and equity equivalents of the Company. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the BCA.

In order to induce Parent to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with Parent as follows:

1. Subject to the exceptions set forth herein, each Requisite Company Stockholder (each, a “Restricted Securityholder”, and collectively, the “Restricted Securityholders”) agrees not to, without the prior consent of the board of directors of the Parent, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Parent Common Stock held by it immediately after the Closing, any shares of Parent Common Stock issuable upon the exercise of options or warrants to purchase shares of Parent Common Stock held by it immediately after the Closing, or any securities convertible into or exercisable or exchangeable for Parent Common Stock held by it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earliest of (w) six (6) months after the Closing, (y) such date that the closing price of Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least ninety (90) days following the Closing Date and (z) the date on which Parent consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Transaction that results in the stockholders of Parent immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of Parent, directly or indirectly, immediately following such transaction (a “Subsequent Transaction”) which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share (the period between the Closing Date and such earliest date, the “Lock-up”).

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)

in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners, shareholders or equity holders of the undersigned;

(ii)

in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)

in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)

transfers of any shares of the Parent Common Stock or other securities acquired as part of the PIPE Subscriptions or Designated Company Warrants (each as defined in the BCA) or issued in exchange for, or on conversion of or exercise of, any securities issued as part of the PIPE Subscriptions or Designated Company Warrants;

(ix)

transactions relating to Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up;

(x)

the exercise of any options or warrants to purchase Parent Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) or the vesting of stock awards of Parent Common Stock and any related transfer of shares of Parent Common Stock in connection therewith;

(xi)	Transfers made to satisfy tax withholding obligations pursuant to Parent’s equity incentive plans or arrangements;

(xii)

Transfers to Parent pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Parent or forfeiture of the Restricted Securityholder’s Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with the termination of the Restricted Securityholder’s service to Parent;

(xiii)

the entry, by the Restricted Securityholder, at any time after the Closing, of any trading plan providing for the sale of Parent Common Stock by the Restricted Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that (a) such plan does not provide for, or permit, the sale of any Parent Common Stock during the Lock-Up and (b)(x) no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up or (y) if any public announcement is required of or voluntarily made by or on behalf of the Securityholder or the Company regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up;

(xiv)

transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Parent’s securityholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property; and

(xv)

transactions to satisfy any U.S. federal, state, or local income tax obligations of the Restricted Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes).

provided, however, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement with Parent, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Restricted Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Restricted Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. The Restricted Securityholder hereby represents and warrants that such Restricted Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Restricted Securityholder, enforceable in accordance with its terms. Upon request, the Restricted Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Restricted Securityholder shall be binding upon the successors and assigns of the Restricted Securityholder from and after the date hereof. The Restricted Securityholder has independently evaluated the merits of its decision to enter into and deliver this Letter Agreement, and such Restricted Securityholder confirms that it has not relied on the advice of Parent, Parent’s legal counsel, the Company or its legal counsel, or any other person.

4. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

5. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Restricted Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

6. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up and (ii) the liquidation of the Parent.

[remainder of page intentionally left blank]

Very truly yours,

(Name of Restricted Securityholder – Please Print)

(Signature)

(Name of Signatory if Restricted Securityholder is an entity – Please Print)

(Title of Signatory if Restricted Securityholder is an entity – Please Print)

Address:

[Signature Page to Lock-Up Agreement]

Acknowledged and Accepted by:

SEATGEEK, INC.

By:
Name:
Title:

REDBALL ACQUISITION CORP.

By:

By:
Name:
Title:

SHOWSTOP MERGER SUB I INC.

By:
Name:
Title:

SHOWSTOP MERGER SUB II LLC

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Exhibit H

AMENDED AND RESTATED

LIMITED LIABILITY

COMPANY AGREEMENT

OF SEATGEEK OPERATIONS, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of SeatGeek Operations, LLC, a Delaware limited liability company (the “Company”), is made effective as of [•], by SeatGeek, Inc., a Delaware corporation (the “Member”).

WHEREAS, the Company was previously formed as a limited liability company pursuant to the provisions of the Limited Liability Company Act of the State of Delaware (6 Del. C. §18-101, et seq.) (as amended from time to time, the “Act”). A certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act on October [•], 2021. Express authorization was given to [•] for the exclusive purpose of executing the Certificate of Formation of the Company.

WHEREAS, the Member entered into a Limited Liability Company Agreement of the Company effective as of October [•], 2021 (the “Initial Agreement”);

WHEREAS, the Member wishes to amend and restate the Initial Agreement in its entirety; and

WHEREAS, pursuant to Section [•] of the Initial Agreement, the Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Member hereto hereby agree as follows:

1. Name. The name of the Company is “SeatGeek Operations, LLC”.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).

3. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to do all things and engage in all such activities as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

4. Registered Agent; Registered Office. The address of the registered office of the Company in the State of Delaware is c/o United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, DE 19904 (County of Kent) and the name and address of the registered agent for service of process on the Company in the State of Delaware is United Corporate Services, Inc. The Member may, upon compliance with the applicable provisions of the Act, change the Company’s registered office or registered agent from time to time, all as determined by the Member.

5. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member, nor its partners, members, directors, shareholders, employees, officers or agents, shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of the Member being a member of the Company.

6. Management. The management of the Company is fully reserved to the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company. In managing the business and affairs of the Company and exercising its powers, the Member shall act through resolutions adopted in written consents. Decisions or actions taken by the Member in accordance with this Agreement shall constitute decisions or action by the Company and shall be binding on the Company.

7. Member; Capital Contributions. The Member is the sole “member” (as defined in the Act) of the Company. The Member has made the initial capital contribution to the Company set forth on the Schedule of Members set forth on Exhibit A hereto. As of the date hereof, the Member owns all of membership interests of the Company. The capital contributions that the Member makes to the Company from time to time shall be properly reflected on the books and records of the Company and Exhibit A hereto. From time to time, the Member may determine that the Company requires capital and may make capital contribution(s) in an amount determined and on such terms and conditions as may be determined by the Member. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

8. Tax Classification. The Member intends that the Company shall be treated as a “disregarded entity” within the meaning of Treasury Regulations Section 301.7701- 2(c)(2) for federal and applicable state income tax purposes and will file its tax returns consistent with such treatment.

9. Ownership of Company Property. All assets owned by the Company shall be owned by the Company as an entity, and held in the name of the Company. The Member shall not hold any ownership interest in any Company property in its own name or right.

10. Distributions. Subject to applicable law, the Member may elect from time to time to make distributions of cash or other assets. Except as required by law, the Member shall not be obligated to restore or repay to the Company all or any part of a distribution made to it under the terms of this Agreement.

11. Transfer of Rights. The Member may transfer all or any portion of its interest in the Company in the Member’s sole and absolute discretion. In the event of any such transfer, this Agreement shall be amended to reflect the respective rights and obligations of the Member and the transferee or transferees, including without limitation any admission of the transferee as a substitute or additional member of the Company.

12. Indemnification.

(a) The Member and each manager, director and officer of the Company (individually, a “Indemnitee” and, collectively, the “Indemnitees”) shall, to the fullest extent permitted by the Act as it now exists or as it may hereafter be amended, not be personally liable to the Company or its members for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the Indemnitee’s duty of loyalty to the Company or its members, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which the Indemnitee derived an improper personal benefit. If the Act is amended, after approval by the Member of this Section 12(a), to authorize any action by the Company which further eliminates or limits the personal liability of Indemnitees, then the liability of an Indemnitee of the Company shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.

(b) The Company shall, to the fullest extent permitted by §18-108 of the Act, as the same may be amended and supplemented, indemnify any and all persons who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a Member, manager, director, officer or employee of the Company or any of its subsidiaries serving at the request of the Company as a manager, director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise whom it shall have power to indemnify under §18-108 of the Act, from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(c) The Company shall, to the fullest extent permitted by §18-108 of the Act, as the same may be amended and supplemented, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a Member, manager, director, officer, or employee of the Company or any of its subsidiaries, or is or was a manager, director, officer, or employee of the Company or any of its subsidiaries serving at the request of the Company as a manager, director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”) or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(d) A person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such person by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 12(d) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct, as the case may be.

(e) Notwithstanding the absence of any determination thereunder, any Indemnitee may apply to the Court of Chancery or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 12(b) or Section 12(c). The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 12(b) or Section 12(c), as the case may be. Neither a contrary determination nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Indemnitee seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this 12(e) shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Indemnitee seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(f) Reasonable expenses (including reasonable attorneys’ fees) incurred by a Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding relating to or arising out of his or her performance of his or her duties on behalf of the Company shall be paid or reimbursed by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking from such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that he or she is not entitled to indemnification as authorized in this Section 12. Such reasonable expenses (including reasonable attorneys’ fees) incurred by former Indemnitees may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

(g) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 12 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Indemnitee and shall inure to the benefit of the heirs, executors and administrators of such a person.

(h) The Company may, to the extent authorized from time to time by the Member, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this Section 12 to the Indemnitees.

(i) The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a manager, director, officer or employee, shall inure to the benefit of the heirs, executors, and administrators of such persons, it being the policy of the Company that indemnification of the persons specified in Section 12(b) and Section 12(c) shall be made to the fullest extent permitted by law. The provisions of this Section 12 shall not be deemed to preclude the indemnification of any person who is not specified in Section 12(b) and Section 12(c) but whom the Company has the power or obligation to indemnify under the provisions of the Act, or otherwise.

(j) For purposes of this Section 12, references to “the Company” shall include, in addition to the resulting company, any constituent corporation or limited liability company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, or employees so that any person who is or was a manager, director, officer, or employee of such constituent corporation or limited liability company, or is or was a manager, director, officer, or employee of such constituent corporation or limited liability company serving at the request of such constituent corporation or limited liability company as a manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 12 with respect to the resulting or surviving corporation or limited liability company as such person would have with respect to such constituent corporation or limited liability company if its separate existence had continued. The term “another enterprise” as used in this Section 12 shall mean any other corporation or any limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a director, officer, employee or agent. For purposes of this Section 12, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, director, officer, employee or agent of the Company which imposes duties on, or involves services by, such manager, director, officer, or employee with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 12.

(k) Notwithstanding anything contained in this Section 12 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 12(e)), the Company shall not be obligated to indemnify any manager, director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Member.

(l) Any amendment, repeal or modification of this Section 12 by the Member, or the adoption of any provision of this Agreement inconsistent with this Section 12, shall not adversely affect any rights or protection of an Indemnitee of the Company existing at the time of such amendment, repeal, modification or adoption.

13. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of and upon such terms and conditions as may be agreed to by the Member and the proposed additional member. If the Company subsequently has more than one member, then all references in this Agreement to the singular “Member” will refer to all of the members of the Company, and any matter requiring the consent of the “Member” under this Agreement will require the consent of a majority in interest of the members.

14. Resignation. A Member may resign from the Company. If a Member resigns from the Company and there are no other members of the Company at the time, a new Member shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, and the Company shall be continued without dissolution. The admission of the new Member shall be effective as of the occurrence of the event that terminated the continued membership of the last remaining member.

15. Dissolution.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless the business of the Company is continued as specified in Section 15 above or in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under the Act.

(b) A Member shall not cease to be a Member as a result of the dissolution or bankruptcy of such Member or as a result of any other event specified in Section 18-304 of the Act, and upon the occurrence of such an event the business of the Company shall continue without dissolution.

(c) In the event of dissolution, the Member or, if none, the managers, or a liquidating trustee selected by the Member or the managers shall conduct such activities as are necessary or desirable to wind up the affairs of the Company (including, if appropriate, the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, provided under the Act and applicable law.

16. Severability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

18. Entire Agreement. Except as expressly set forth in this Agreement, this Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes and replaces any other written or oral agreement relating to the subject matter hereof, including any prior operating agreement of the Company.

19. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

20. Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of the Member.

21. No Third-Party Beneficiary. The provisions of this Agreement shall be only for the benefit of the Member, the managers and, with respect to Section 13, Indemnitees, and their respective heirs, successors, and permitted assigns, and the provisions of this Agreement shall not inure to the benefit of any other person or entity (including without limitation any obligees of any indebtedness), whomsoever.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

MEMBER:

SEATGEEK, INC.

By:
Name:
Title:

[Signature Page to Amended and Restated LLC Agreement]

Exhibit I

SEATGEEK, INC.

2021 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

I-i

1.	GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [•] shares of Common Stock. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 20[23] and ending on (and including) January 1, 20[32], in an amount equal to 5% of the total number of shares of the Company’s Capital Stock outstanding on a fully diluted basis on December 31 of the preceding year; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [•] shares.

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

(d) Earnout RSU Share Reserve. An additional [•] shares of Common Stock, subject to any adjustments as necessary to implement any Capitalization Adjustments, shall be reserved under this Plan to be used exclusively for the grant of Earnout RSUs (as defined in the Business Combination Agreement) pursuant to the terms and conditions of the Business Combination Agreement and may be used solely for such purpose (the “Earnout RSU Share Reserve”). The shares of Common Stock issuable under any Earnout RSUs that may be awarded under this Section 2(d) shall be in addition to and shall not reduce the Share Reserve, provided that Earnout RSUs shall constitute Awards under this Plan for all other relevant purposes.

3.	ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $[•] in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $[•] in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4.	OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.	AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSUs: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(2) RSU: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement).

(vi) Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, including the Earnout RSU Share Reserve, and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement or unless otherwise provided by the Board, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required by Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value and the exercise price applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers that the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act, and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	TAX WITHHOLDING.

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.	MISCELLANEOUS.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law, and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock Awards and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals by will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.	COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of the Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the

Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control, the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a Separation from Service such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h) “Business Combination Agreement” means that certain Business Combination Agreement, dated as of [●], 2021, by and among the Company; Redball Acquisition Corp., a Cayman Islands exempted company; Showstop Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Parent and Showstop Merger Sub I Inc., a Delaware limited liability company and a wholly owned subsidiary of Parent.

(i) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(j) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(k) “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such Participant’s breach of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (iv) such Participant’s gross negligence or willful misconduct in the performance of any of the Participant’s duties to the Company, (v) the Participant’s intentional failure or refusal to perform reasonably assigned duties by the Board or to cooperate with an internal investigation being conducted by or at the direction of the Board, (vi) the Participant’s indictment for, conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses the effects of which do not materially affect the performance of the Participant’s duties or do not adversely affect the business reputation of the Company) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust, or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Participant may be subject, (vi) the Participant’s willful failure to comply with any written rules, regulations, policies, or procedures of the Company that, if not complied with, would reasonably be expected to have a material adverse effect on the business, financial condition, or reputation of the Company, or (vii) the Participant’s abuse of alcohol or another controlled substance that in any way interferes with the performance of the Participant’s duties to the Company. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(l) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(m) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(n) “Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(o) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(p) “Common Stock” means the common stock, par value $0.0001 per share of the Company after the filing of the Company’s Amended and Restated Certificate of Incorporation in connection with the consummation of the transactions contemplated by the Business Combination Agreement.

(q) “Company” means SeatGeek, Inc., a Delaware corporation.

(r) “Compensation Committee” means the Compensation Committee of the Board.

(s) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(t) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(u) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clauses (i), (ii), (iii) or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(v) “Director” means a member of the Board.

(w) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(x) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(y) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(z) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(aa) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(bb) “Entity” means a corporation, partnership, limited liability company or other entity.

(cc) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(dd) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(ee) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(ff) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(gg) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(hh) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ii) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(jj) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(kk) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, (ii) the terms of any Non-Exempt Severance Agreement.

(ll) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(mm) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(nn) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(oo) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(pp) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(qq) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(rr) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ss) “Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).

(tt) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(uu) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(vv) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ww) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(xx) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(yy) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Award.

(zz) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(aaa) “Plan” means this SeatGeek, Inc. 2021 Equity Incentive Plan, as amended from time to time.

(bbb) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(ccc) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ddd) “Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.

(eee) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(fff) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ggg) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(hhh) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(iii) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(jjj) “Rule 405” means Rule 405 promulgated under the Securities Act.

(kkk) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(lll) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(mmm) “Securities Act” means the Securities Act of 1933, as amended.

(nnn) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(ooo) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(ppp) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(qqq) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(rrr) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(sss) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(ttt) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(uuu) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Exhibit J

SEATGEEK, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

1.	GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	ADMINISTRATION.

(a) The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references to the Board in this Plan and in any applicable Offering Document will thereafter be to the Committee or subcommittee, as applicable, except where context dictates otherwise), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [•] shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years, commencing on January 1, 20[23] and ending on (and including) January 1, 20[32], in an amount equal to the lesser of (i) 1.5% of the total number of shares of Capital Stock outstanding on a fully diluted basis on December 31st of the preceding calendar year, (ii) [•] shares of Common Stock and (iii) such number of shares of Common Stock as determined by the Board. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the

Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component, if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering; provided, that an Eligible Employee’s election may be reduced in whole or in part by the Board or the Committee, in its discretion, at any time during an Offering Period which is scheduled to end during the then-current calendar year to the extent necessary in order to comply with the provisions of Section 423(b)(8) of the Code and Section 5(d) hereof.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f) Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless the payment of interest is otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

If, by reason of any such adjustment, an Eligible Employee shall be entitled to, or an Eligible Employee shall be entitled to exercise a Purchase Right with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions and restrictions that were applicable to the shares of Common Stock subject to the Purchase Right prior to such adjustment.

12.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans and any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board), or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws.

Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special, or to avoid unfavorable, tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.	EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d) “Board” means the Board of Directors of the Company.

(e) “Business Combination Agreement” means that certain Business Combination Agreement, dated as of [•], 2021, by and among the Company; Redball Acquisition Corp., a Cayman Islands exempted company; Showstop Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Parent and Showstop Merger Sub I Inc., a Delaware limited liability company and a wholly owned subsidiary of Parent.

(f) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(g) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, amalgamation, consolidation, reclassification, reorganization, recapitalization, reincorporation, spin off, split-up, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split or reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(j) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(k) “Company” means SeatGeek, Inc., a Delaware corporation.

(l) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(m) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, amalgamation, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, amalgamation, consolidation or similar transaction are converted or exchanged by virtue of the merger, amalgamation, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(o) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(p) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(q) “Director” means a member of the Board.

(r) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(s) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(t) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(u) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(v) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(w) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Section 409A of the Code.

(x) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(y) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(z) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa) “Offering Date” means a date selected by the Board for an Offering to commence.

(bb) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(cc) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(dd) “Plan” means this SeatGeek, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ee) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ff) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(gg) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(hh) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ii) “Securities Act” means the Securities Act of 1933, as amended.

(jj) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(kk) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.